Exhibit XVIII

 December 2023  European Investment Bank Group Risk Management Disclosure Report

 December 2023 European Investment Bank Group Risk Management Disclosure Report

 December 2023 European Investment Bank Group Risk Management Disclosure Report  © European Investment Bank, 2023.  All rights reserved.  All questions on rights and licensing should be addressed to publications@eib.org.  European Investment Bank  98 -100, boulevard Konrad Adenauer L-2950 Luxembourg  For further information on the EIB’s activities, please consult our website, www.eib.org.  You can also contact our Info Desk, info@eib.org. Get our e-newsletter at www.eib.org/sign-up.  For further information on the European Investment Fund’s activities, please consult our website, www.eif.org.  Disclaimer:  The information presented in this report has not been subject to external audit.  Published by the European Investment Bank. Printed on FSC® Paper.

 Table of contents  1 Introduction ................................................................................................................. 1  1.1 Executive summary............................................................................................................................. 2  1.2 Key risk metrics................................................................................................................................... 6  2 Basis of preparation ....................................................................................................10  2.1 Scope of consolidation...................................................................................................................... 10  2.2 Reconciliation with financial statements .......................................................................................... 10  2.3 Disclosure criteria ............................................................................................................................. 11  2.4 Frequency, extent and means of disclosures..................................................................................... 13  2.5 EIB Group Risk Management Disclosure Policy ................................................................................. 13  2.6 Approval process .............................................................................................................................. 13  3 Governance and risk management...............................................................................14  3.1 Risk management structure and organisation................................................................................... 14  3.2 Risk management framework ........................................................................................................... 16  3.3 Corporate governance ...................................................................................................................... 20  4 Capital adequacy and risk-weighted exposure amounts ...............................................23  4.1 Capital requirements ........................................................................................................................ 23  4.2 Own funds ........................................................................................................................................ 28  5 Credit risk....................................................................................................................37  5.1 Internal framework for credit risk management ............................................................................... 37 5.2 Credit risk mitigation ........................................................................................................................ 50  5.3 Use of the standardised approach .................................................................................................... 51  5.4 Use of the Internal Ratings Based approach ..................................................................................... 53  5.5 Equity risk ......................................................................................................................................... 73  6 Counterparty credit risk...............................................................................................75  7 Securitisation ..............................................................................................................82  8 Leverage ratio .............................................................................................................90  9 Liquidity risk................................................................................................................95  9.1 Internal framework for liquidity risk management ........................................................................... 95  9.2 Internal Liquidity Adequacy Assessment Process (ILAAP) ................................................................. 97 9.3 Liquidity coverage ratio (LCR) ........................................................................................................... 97  9.4 Net stable funding ratio (NSFR)....................................................................................................... 101  9.5 Asset encumbrance ........................................................................................................................ 103  10 Market risk................................................................................................................106  10.1 Foreign exchange risk ..................................................................................................................... 106

 11 Interest rate and credit spread risk in the banking book.............................................108  11.1 Interest rate risk in the Banking Book (IRRBB) ................................................................................ 108  11.2 Credit Spread Risk in the Banking Book (CSRBB) ............................................................................. 113  12 Operational risk.........................................................................................................114  13 Other risks.................................................................................................................123  13.1 Pension and health insurance risks ................................................................................................. 123  13.2 Reputational and strategic risks...................................................................................................... 123  13.3 Climate, environmental and social risk ........................................................................................... 124  14 Remuneration ...........................................................................................................135  14.1 EIB Group annual self-assessment .................................................................................................. 135  14.2 EIB Group remuneration data ......................................................................................................... 138  15 Appendix...................................................................................................................142  15.1 Appendix I - Overview of the EIB Group.......................................................................................... 142  15.2 Appendix II - Abbreviations............................................................................................................. 145  15.3 Appendix III - CRR Disclosure compliance reference ....................................................................... 150

 Introduction | 1  1 Introduction  The EIB Group (EIBG) does not fall within the scope of application of the European Union (EU)’s legislation applicable to credit institutions, in particular the Capital Requirements Directive and Regulation (Directive 2013/36/EU or ‘CRD’, Regulation 575/2013 or ‘CRR’, as amended from time to time, commonly referred to as ‘CRD/CRR package’), being the EU legal framework binding on institutions, financial holding companies and mixed financial holding companies. The EIB, therefore, is not legally obliged to meet the requirements of the above- mentioned Directive and Regulation. However, reflecting its statutory duty to conform with best banking practice (BBP), the EIB aims to comply both at individual and consolidated level with relevant EU banking legislative acts and guidelines, to the extent determined by its competent governing bodies and in line with the BBP Guiding Principles approved, as further described in Section 2.3 below.  Following on from the above, the December 2023 EIB’s Group Risk Management Disclosure Report (‘GRMDR’ or the ‘Report’) has been prepared in line with the prudential disclosure requirements as set out in Articles 431 to 455 of Part Eight of CRR1 and the related technical standards, guidelines and opinions of the European Banking Authority (‘EBA’), as applicable to the EIB under BBP and which are relevant and compatible with the EIB's statutory framework and business model.  These disclosure requirements and the corresponding European Commission Implementing Regulation 2  constitute a fundamental review of regulators’ strategy on banks’ Pillar III disclosures3.  Also in this report edition, disclosures are compatible with the EIB’s specificities, thus reflecting the non- applicability or non-availability of certain templates, as described in Section 2.3 below. Accordingly, the EIB Group’s disclosures are not fully comparable with those published by EU credit institutions, financial holding companies and mixed financial holding companies, directly within the subjective scope of the CRD/CRR banking package, owing that to the EIB’s status as an EU body pursuant to the Treaty on the Functioning of the European Union.  The EIB Group (also ‘the Group’) consists of the European Investment Bank (‘EIB’ or ‘the Bank’) and the European Investment Fund (‘EIF’ or ‘the Fund’). For a more detailed overview of the Group entities please refer to Appendix 15.1.  The information provided in this report is unaudited.  Due to rounding, numbers presented throughout this document may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.  For the purpose of the certifications foreseen in Articles 435(1)(e) and 431(3) of the CRR, applicable to the EIB on an individual and consolidated basis as best banking practice, the EIB President confirms that the EIB’s risk management systems are adequate with regard to the institution's profile and strategy and that the disclosures in this report have been prepared in accordance with the EIB’s policies, internal processes, systems and controls.  1  2  3  Part Eight (Articles 431 to 455) of Regulation (EU) No 575/2013 of the European Parliament and of the Council, of 26 June 2013 (CRR), as subsequently amended, notably by Regulation (EU) 2019/876 of the European Parliament and of the Council, of 20 May 2019.  Commission Implementing Regulation 2021/637 of 15 March 2021 laying down implementing technical standards with regard to public disclosures by institutions of the information referred to in Titles II and III of Part Eight of Regulation (EU) No 575/2013 of the European  Parliament and of the Council and repealing Commission Implementing Regulation (EU) No 1423/2013, Commission Delegated Regulation (EU) 2015/1555, Commission Implementing Regulation (EU) 2016/200, Commission Delegated Regulation (EU) 2017/2295 and Commission Implementing Regulation (EU) No 2022/2453. The Commission Implementing Regulation is based on the EBA’s final draft Implementing Technical Standards (ITS) on public disclosures by institutions of the information referred to in Titles II and III of Part Eight of Regulation (EU) No 575/2013, EBA/ITS/2020/04, EBA/ITS/2021/07 and EBA/ITS/2022/01.  The disclosure report in the context of the Basel Framework is also referred to as “Pillar III”, representing the third Basel pillar based on market discipline.

 2 | December 2023 EIB Group Risk Management Disclosure Report  1.1 Executive summary  Business strategy and overall risk profile  The EIB Group Operational Plan 2024-2026 (“Group Operational Plan”) defines business targets for 2024 and orientations for 2025 and 2026. It summarises the major priorities and activities to deliver the EIB Group’s strategy for the next three years. It also proposes financing targets using the EIB Group's own and third-party resources. The approach to determining annual operational targets and orientations takes into account the Group’s objective of maintaining a robust credit standing, the long-term nature of its lending business and the granularity of its portfolio.  The EIB’s financing remains focused on its EIB’s Public Policy Goals (PPGs), which are aligned with the European Union’s political priorities. Acting as the financial arm of the European Union, the EIB Group plays a strong role, in delivering financial support and advisory services, to the real economy across all EU Member States.  EIB Group financing in support of climate action and environmental sustainability is expected to remain strong, covering all focus areas of the EU Green Deal, including greenhouse gas emission reductions, protecting against climate change impacts, and restoring and developing natural capital. This financing will therefore support the European Union in meeting the ambitious 2030 energy, climate and environmental targets and help countries outside the European Union to deliver on their environmental sustainability goals.  The EIB Group remains very vigilant to ensure that activity levels are both financially sustainable and aligned with the Group’s business model. The Group Operational Plan is deemed financially sustainable over the long-term.  The EIB Group manages credit, market and liquidity risk in line with its risk appetite and public mission. By pursuing a prudent financial policy, the Bank seeks to self-finance its growth in the long term.  The risk appetite is the level of risk that the Group is willing and able to incur in pursuing its activities in the context of its public mission and objectives. Key to this is the Group’s capacity to provide attractive long-term financing to serve EU objectives across all EU Member States (and beyond in partner countries). A primary pillar of the Group’s business model is the Bank’s high credit standing and its status as prime issuer in the capital markets underpinned by the long-term AAA issuer rating from the major credit rating agencies.  The Group’s risk appetite, as well as the processes and activities performed by the Group to manage its risk appetite, are formalised in the Group Risk Appetite Framework (‘RAF’) approved by the Board of Directors (BoD). The Group RAF covers the major financial risks and non-financial risks categories. It helps to embed a healthy organisational risk culture within the Group through the implementation and monitoring of measurable risk appetite metrics, which are subject to risk limits and (where applicable) cascaded further down within the Group entities.  Short and longer-term capital needs of the Group are closely monitored. The EIB Group’s key capital ratios are projected to remain well within their respective Risk Appetite limits.  The EIB Group Risk Appetite Statement 2023 as included in Section 3.2. together with the Group RAF Policy 2023 were approved by the EIB Board of Directors on 12 July 2023.  For a full overview of the key business developments of the Bank’s and the Fund’s activities over the last financial year please refer to, respectively, the Overview of the EIB Financial Report and the EIF’s Annual Report. For a full overview on financial and business planning of the EIB Group please refer to The EIB Group Operational Plan 2024-2026, which is available on the EIB website.  Operations outside the European Union  The EIB has decades of experience as a leading multilateral development bank, actively contributing to the European Union’s external policy objectives for nearly 60 years.  The EIB’s development finance role has moved forward and intensified in recent years through the establishment of EIB Global. EIB Global’s goal is to increase the impact of the EIB’s activities outside the European Union aligned with the European Union’s priorities. This role is enabled by EIB Global’s very close coordination with the European Commission and EU Delegations around the globe, but also by the exclusive presence of EU stakeholders in the Bank’s governance and shareholding.

 Introduction | 3  EIB Global is an internal organisational unit within the EIB, operating under the Bank’s legal framework. It brings together EIB development staff under a dedicated management team. EIB Global has a dedicated capital allocation provided annually by the EIB Board of Directors under the Group Operational Plan, and benefits from a dedicated Board Advisory Group involving European development stakeholders. It has flexibility to establish its own policies and strategies and develop its own products. EIB Global nonetheless operates fully within EIB Group- wide policies on areas such as risk management, as determined by the EIB Board of Directors.  As part of its operating model, EIB Global maintains a strong local presence on the ground through a network of external representations located in partner countries where local presence has the greatest impact by bringing the Bank closer to its clients.  Most of EIB Global’s outstanding portfolio is covered by guarantees from the European Union in the form of either EU comprehensive guarantees or EU political risk guarantees or by guarantees from the EU Member States within the Cotonou Agreement framework. Under the current EU long-term budget (Multiannual Financial Framework), EIB Global’s business implementation relies on the new generation of EU mandates within the Neighbourhood, Development and International Cooperation Instrument (NDICI) – Global Europe framework to deliver on key priorities as the EU bank.  A summary of the EIB’s exposure in Russia, Belarus, Israel and Palestine is provided in the Overview of the EIB Financial Report 2023.  EIB support for Ukraine  Since 2014, the Bank has stopped its lending activities in Russia, consistent with the overall objectives of EU common foreign and security policy, including applicable sanctions.  Since the start of Russia’s invasion in 2022, and with the support of the European Commission, the EIB has provided EUR 2.0 billion in emergency relief and project support to Ukraine.  A major financial and advisory effort continues to be required to sustain Ukraine’s resilience during the ongoing war with Russia, while more support will be needed to rebuild the country once the war is over and to prepare Ukraine for EU membership.  In March 2023, the EIB’s Board of Directors approved the EU for Ukraine (EU4U) Initiative. This includes the setting-up of the EU4U Fund, a trust fund providing guarantees for EIB Global lending, impact finance investments, and grants (such as investment grants or interest rate subsidies). By the end of 2023, indicative pledges from EU Member States exceeded EUR 400 million, of which EUR 157million has already been firmly committed.  At the same time, the EIB set up the EU4U Advisory Programme, a EUR 100 million technical assistance package from the EIB’s own resources to support Ukraine and Moldova. The EU4U Fund will enable continued lending to Ukraine and will serve as a temporary bridge solution until longer-term EU measures become available. In parallel, the European Commission contributed to the EU4U Initiative by enabling EUR 100 million of new lending under the EIB’s EFSD+ Investment Window 1 for sovereign operations.  As detailed in the Overview of the EIB Financial Report, the EIB’s disbursed exposure in Ukraine is predominantly covered by EU Comprehensive Guarantees and EU Political Risk Guarantees under the EU External Lending Mandate.  Moreover, the Bank has compliance controls and procedures in place, including a dedicated Sanctions Compliance Programme, aiming to ensure that its activities, including those that may involve Russia, comply with all applicable sanctions.  The EIB remains committed to supporting the recovery and reconstruction of Ukraine by financing new critical economic and social infrastructure as needed, as soon as conditions permit it.  Quality of the loan portfolio  A significant portion of the Bank’s loan portfolio benefits from credit enhancements or recourse to European Union or EU Member State guarantees. Credit enhancements are largely in the form of portfolio guarantees from EU sovereigns, the EU budget, investment-grade banks and corporates and high-quality financial collateral and assignments of rights or pledges at transaction level.

 4 | December 2023 EIB Group Risk Management Disclosure Report  The asset quality of the EIB’s risk portfolio remained stable in 2023. The share of best of borrower or guarantor internal ratings at investment grade level4 stood at 86.9% of the Bank’s risk portfolio at end 2023 (compared to 84.0% at end 2022).  Climate and sustainability  The remit of the EIB is to foster balanced and steady development within the European Union and beyond. Sustainability is at the heart of what the Bank does and it is integrated in lending, borrowing and advisory activities.  The EIB is committed to: (i) aligning all new operations with the principles and goals of the Paris Agreement for addressing climate change, (ii) gradually increasing EIB annual financing dedicated to climate action and environmental sustainability to exceed 50% of total financing by 2025 and beyond, and (iii) supporting EUR 1 trillion of investment in climate action and environmental sustainability in the decade from 2021-2030.  EIB Group financing in support of climate action and environmental sustainability is expected to remain strong, covering all focus areas of the EU Green Deal, including greenhouse gas emission reductions, protecting against climate change impacts, and restoring and developing natural capital. This financing will therefore support the European Union in meeting the ambitious 2030 energy, climate and environmental targets and help countries outside the European Union to deliver on their environmental sustainability goals.  In that context, the EIBG is continuing its effort to report on and increase gradually its portion of Taxonomy- aligned finance5.  In parallel, the EIB strives to be exemplary in terms of transparency and accountability. The Bank proactively publishes information about its projects and activities and engages regularly with a broad spectrum of stakeholders.  The EIB has established procedures and screening tools to assess, manage and monitor climate change-related physical and transition risks at the level of its portfolio, counterparties and individual projects financed.  Climate action and environmental sustainability aspects are taken into consideration throughout the assessment and monitoring of all projects. The Bank calculates and reports on the carbon footprint, in absolute and relative terms, for all directly financed projects that have emissions above a defined threshold. In addition, an economic cost of carbon is incorporated into the accounting of environmental externalities.  Furthermore, since January 2022, the EIB Group has applied the Paris Alignment of Counterparties (PATH) Framework.  In June 2023 the EIB, in cooperation with other multilateral development banks, released joint methodological principles, which provide a harmonised approach and clear guidance on how new financing operations are to be assessed for alignment with the Paris Agreement’s climate goals. These joint methodological principles complement the EIB Group’s Paris Alignment of Counterparties Framework, first introduced in the EIB Group Climate Bank Roadmap in 2020.  In terms of reporting, every year the Bank issues a Sustainability Report, including the carbon footprint of its financed projects, a carbon footprint report for its own emissions, a report in line with the recommendations of the Task Force on Climate-related Financial Disclosures (TCFD), as well as the Global Reporting Initiative (GRI) disclosures and Sustainability Accounting Standards Board (SASB) disclosures.  The EIB Group also reports annually on progress in implementing its 2021-2025 Climate Bank Roadmap. All reports are available on a dedicated page on the Bank’s website.  Group Operational Plan and higher-risk activities  The 2024-2026 Group Operational Plan was approved by the EIB’s BoD in December 2023.  The EIB will continue to carefully target higher-risk activities and invest in the knowledge economy to boost innovation and drive long-term growth in the European Union. Maintaining the focus on these high impact generating activities, the EIB’s financing volumes for higher-risk activities and mandates are projected to grow over the planning period. We continue to strengthen our origination efforts to build up a solid pipeline of new  4  5  Above Baa3 Moody’s equivalent rating.  For statistics on the integration of the taxonomy as of December 2023, please refer to the 2023 Sustainability Report, which is available on the EIB website.

 Introduction | 5  high-risk projects, giving attention to young, innovative firms that have been strongly hit by tightening credit conditions.  This overall increase in risk-taking ambition will also reinforce the support to the innovation, digital and human capital PPGs in the coming years. These smaller high-risk projects, which are also important considering the tightening financing conditions for young and innovative firms, require significant additional origination and delivery efforts but are expected to be highly impactful.  The Bank will continue to adapt its product offering to evolving market needs and to supplement the existing product palette, where required.  Further details on the Group Operational Plan approved are available on the EIB website.  EIB’s and EIF’s credit ratings  The Bank’s high credit rating is a core feature of the business model and facilitates broad and deep investor support, even in times of turbulence. The EIB retains a ‘AAA’ rating with a ‘Stable’ outlook from the three major credit rating agencies (Fitch, Moody’s and S&P) which affirmed the EIB’s rating in August, June and December 2023, respectively.  Ratings continue to be supported by the Bank’s relevant policy role for the EU Member States, the resilient credit quality of our loan portfolio, solid liquidity buffers, access to European Central Bank (ECB) refinancing facilities and very good quality of risk management.  The EIF’s AAA rating and stable outlook were also affirmed by all three major credit rating agencies. The agencies recognise the EIF’s exceptional capitalisation, very strong shareholder support and liquidity position.  In 2023, the rating agencies focused on the EIB’s role in the current challenging macroeconomic and geopolitical environment, while monitoring the implications of the G20 MDBs Capital Adequacy Framework (CAF) review. The rating agencies seemed reassured by the limited impact on the EIB’s asset quality and performance from the past few years’ crises.  The Bank continues to receive best-in-class ratings from leading sustainability rating agencies.

1.2 Key risk metrics

Template EU KM1 — Key metrics template

The template below provides key metrics on capital and liquidity regulatory requirements pursuant to Article 447 of the CRR. These metrics form part of the Group's overall risk management across individual risk types, in addition to the Group's specific internal risk metrics, and consequently are integrated across the strategic planning, risk appetite framework, stress testing framework and risk reporting processes.

Disclosure requirements related to the Supervisory Review and Evaluation Process (SREP) are not included in the template as those are not applicable to the EIB.

The format and headings of the templates are consistent with the relevant European Commission Implementing Regulation as referred to in this report (notably with EBA/ITS/2020/04 on public disclosures), adapted on the basis of the BBP Guiding Principles to reflect compatibility with the EIB's statutory framework.

		a	c	e
Amounts are in EUR million, unless otherwise indicated		31.12.2023	30.06.2023	31.12.2022
	Available own funds (amounts)			
1	Common Equity Tier 1 (CET1) capital	79,355	77,920	76,813
2	Tier 1 capital	79,355	77,920	76,813
3	Total capital	79,355	77,920	76,813
	Risk-weighted exposure amounts			
4	Total risk-weighted exposure amount	249,247	227,370	222,405
	Capital ratios (as a percentage of risk-weighted exposure amount)			
5	Common Equity Tier 1 ratio (%)	31.8%	34.3%	34.5%
6	Tier 1 ratio (%)	31.8%	34.3%	34.5%
7	Total capital ratio (%)	31.8%	34.3%	34.5%
	Combined buffer requirement (as a percentage of risk-weighted exposure amount)			
8	Capital conservation buffer (%)	2.5%	2.5%	2.5%
EU 8a	Conservation buffer due to macro-prudential or systemic risk identified at the level of a Member State (%)	0.0%	0.0%	0.0%
9	Institution specific countercyclical capital buffer (%)	0.6%	0.5%	0.3%
	Buffer for systemic relevance (self-imposed) [6]	1.0%	1.0%	1.0%
11	Combined buffer requirement (%)	4.1%	4.0%	3.8%
EU 11a	Overall capital requirements (%)	12.1%	12.0%	11.8%
	Leverage ratio			
13	Total exposure measure	665,029	663,207	660,688
14	Leverage ratio (%)	11.9%	11.7%	11.6%
	Leverage ratio buffer and overall leverage ratio requirement (as a percentage of total exposure measure)			
EU 14e	Overall leverage ratio requirement (%)[7]	3.5%	3.5%	3.5%
	Liquidity Coverage Ratio[8]			
15	Total high-quality liquid assets (HQLA) (Weighted value -average)	60,883	76,012	86,255

[6] The template was modified to highlight the self-imposed nature of the systemic relevance capital buffer, as described in Section 4.1.
[7] The leverage ratio requirements reported in this template include a self-imposed leverage buffer add-on for systemic relevance.
[8] Figures related to the Liquidity Coverage Ratio are reported as averages over the last 12 months.

6 | December 2023 EIB Group Risk Management Disclosure Report

 Introduction | 7  Amounts are in EUR million, unless otherwise indicated  a  c  e  31.12.2023  30.06.2023  31.12.2022  EU 16a  Cash outflows - Total weighted value  35,470  33,216  32,002  EU 16b  Cash inflows - Total weighted value  16,739  13,236  13,725  16  Total net cash outflows (adjusted value)  18,731  19,980  18,277  17  Liquidity coverage ratio (%)  350.7%  420.4%  498.6%  Net Stable Funding Ratio  18  Total available stable funding  452,544  464,054  460,912  19  Total required stable funding  381,566  376,835  369,115  20  NSFR ratio (%)  118.6%  123.1%  124.9%  The net surplus in 2023 of EUR 2.4 billion (2022: EUR 2.5 billion) was the main contributor to the Group’s capital position increase.

Total risk-weighted exposure amounts (RWEA)

The Group's total RWEA of EUR 249.2 billion (2022: EUR 222.4 billion) comprise the following:

Table 1: Breakdown of total RWEA

Amounts in EUR billion	31.12.2023	31.12.2022
Credit risk	195,4	174,7
Counterparty credit risk[9]	6,1	5,1
Securitisation exposures[10]	37,5	36,1
Market risk	1,7	1,0
Operational risk	8,6	5,4
Total	**249,2**	**222,4**

The increase in RWEA in 2023 was mainly driven by an increase in the RWEA for exposures subject to credit risk under the standardised approach and/or Advanced Internal Ratings Based (A-IRB) approach, and higher capital charges related to operational risk.

The relative share of the RWEA by risk category over the last two years is presented below:

Figure 1: EIB Group's RWEA share by risk category (in %)


EIB Group's RWEA by risk category in %
3.4%
0.7%
2.5%
15.0%
78.4%
2.4%
0.5%
2.3%
16.2%
78.6%
Operational
Market
Counterparty credit
Securitisations
Credit
2023
2022

9 Including credit valuation adjustments (CVA).

10 This excludes securitisations deducted from own funds which amounted at end 2023 to EUR 533.0 million (EUR 87.0 million in 2022), as shown in row EU-20a of Template CC1.

8 | December 2023 EIB Group Risk Management Disclosure Report

CET1 capital ratio

As at 31 December 2023, the Group's CET1 capital ratio decreased to 31.8% compared to 34.5% at the end of 2022. The decrease in the CET1 is largely driven by the delivery of higher-risk new business and a review of the regulatory capital treatment of equity fund investments. The ratio's decrease is further explained by the waterfall chart below.

The biggest underlying variations are due to:

- the negative impact from riskier new business in 2023. New business signed during 2023 attracted a higher risk weight compared to the stock, having an overall impact of -4.74% on the CET1 Group capital ratio;
- the positive effects of the net surplus generated over 2023 and a positive evolution in the risk of the stock;
- the negative impact from other elements such as an increase in operational risk charges.

Figure 2: Drivers of the EIB Group's CET1 ratio evolution in 2023


Drivers of the Group's CET1 ratio evolution in 2023
40%
38%
36%
34%
32%
30%
34.5%
1.08%
0.01%
2.52%
0.01%
4.74%
0.27%
1.29%
31.8%
Dec-22
Net surplus
Net portfolio change
Change in risk of stock
Modelling changes
New signatures risk vs. stock
Treasury and derivatives
Other CET1 impacts*
Dec-23

* Other CET1 impacts are mainly connected to indirect equity investments, Credit valuation adjustment (CVA), foreign exchange (FX) risk and Group operational risk.

Introduction | 9

2 Basis of preparation

2.1 Scope of consolidation

The institutions included in the EIB Group for prudential consolidation are the European Investment Bank (consolidating entity) and the European Investment Fund, which is fully consolidated.

Disclosures of the European Investment Fund's risk-taking activities and management processes are presented proportionally to the risk materiality of the Fund within the EIB Group or are omitted where the risk is considered not material (on the basis of Article 432 of the CRR). The scope of prudential and accounting consolidation is the same.

Template EU LI3 — Outline of the differences in the scopes of consolidation (entity by entity)

a	b	c	d	e	f	g	h
Name of the entity	**Method of accounting consolidation**	**Method of regulatory consolidation**					**Description of the entity**
		Full consolidation	**Proportional consolidation**	**Equity method**	**Neither consolidated nor deducted**	**Deducted**	
European Investment Bank	*Full consolidation*	*X*					*Multilateral Development Bank (MDB)*
European Investment Fund	*Full consolidation*	*X*					*Multilateral Development Bank (MDB)*

2.2 Reconciliation with financial statements

Additional information with relevance for this report may be found in the EIB Financial Report 2023, including the EIB statutory financial statements under EU Accounting Directives ('EU-AD') and the EIB Group consolidated financial statements under EU-AD and International Financial Reporting Standards (IFRS). The Group Risk Management Disclosure Report should be read in conjunction with the EIB Group consolidated financial statements under EU-AD, unless specified otherwise.

Moreover, the quantitative information in this report, as well as the underlying data, have been reconciled with the EIB Financial Report 2023, where possible.

Note however that some measures presented in this report differ significantly from those in the financial statements in terms of methodology (such as exposure at default as opposed to the book value of a loan or accounting vs. regulatory treatment of specific provisions). Therefore, comparing the risk measures of this report to accounting measures in the financial statements is not always relevant and/or meaningful.

The following table presents a high-level reconciliation between the EIB consolidated balance sheet prepared under EU-AD and the regulatory Exposures at Default (EAD) subject to credit risk and counterparty credit risk calculation.

10 | December 2023 EIB Group Risk Management Disclosure Report

Table 2: Summary reconciliation of accounting assets and regulatory capital exposures

Amounts are in EUR million	On-balance sheet amounts	Off-balance sheet amounts	Fair value of derivatives	Exposure at default modelling	Credit conversion factors	Regulatory EAD[11]
Cash	210	-	-	-	-	210
Deposits and reverse repos	46,728	-	-	2,323	-	49,051
Treasury bills and debt securities	29,488	-	-	110	-	29,598
Loan substitutes and Cash ABS	19,426	-	-	131	-	19,557
Loans and advances	425,839	128,566	-	-5,582	-39,626	509,197
Provisions	-543	-	-	543	-	-
Shares and variable-yield securities	11,499	11,350	-	-1,079	-	21,770
Tangible and intangible assets	378	-	-	-	-	378
Other assets	415	-	-114	334	-	635
Subscribed capital and reserves, called but not paid	480	-	-	-480	-	-
Prepayments and accrued income	16,368	-	-11,446	-3,576	-	1,346
Derivatives	-	-	-4,978	10,473	-	5,495
Guarantees issued	-	32,831	-	5,142	-1,643	36,330
Total	**550,288**	**172,747**	**-16,539**	**8,340**	**-41,269**	**673,568**

The most material intra-Group transactions impacting the risk profile of the Bank are associated with the EIB's strategic shareholding in the EIF (EIB share as of 31.12.2023 amounting to EUR 1,580 million of paid-in capital and EUR 3,525 million of uncalled capital) and the guarantee portfolio of the Bank under which the EIB has provided counter-guarantees to the EIF (totalling EUR 18,788 million as of 31.12.2023) primarily in relation to the Fund's securitisation activity and in the context of the Pan-European Guarantee Fund (EGF).

For more detailed information on intra-Group and related party transactions please refer to Note X "Related party transactions" of the EIB statutory financial statements under EU-AD.

2.3 Disclosure criteria

In order to clarify and reinforce the EIB's BBP framework, the EIB's Board of Governors approved the EIB's BBP Guiding Principles. The BBP Guiding Principles is a high-level document, defining the overall principles and the general scope of banking rules and guidelines applicable to the EIB as BBP. It also sets forth assessment criteria aimed at determining the rules which do not fully or partially apply, or which are adapted due to the specific features, nature, policy, mission, tasks and governance structure of the Bank. The document is regularly reviewed by the EIB's governing bodies and is available on the EIB's official website.

According to the "Disclosure and transparency" principle: "The Bank shall, where appropriate, publish information that is easily accessible and fairly reflects its financial condition, performance, risk exposures, risk management strategies and corporate governance policies and processes."

In applying the BBP Guiding Principles, the Bank shall implement and follow EU legislative acts and guidelines applicable for commercial banks except for those rules, or parts of them, which are adapted or which the Bank does not fully or partially apply, based on the internal assessment mentioned above. The Bank may also determine the implementation date from which it shall follow such rules. When the Bank follows adapted rules or does not apply certain provisions, where appropriate, mitigating measures in line with the Bank's public policy

[11] Regulatory EAD including the securitisation exposures and before credit risk mitigation (CRM) substitution.

Basis of preparation | 11

nature and mission are enacted. Adaptations and exemptions follow a strict internal assessment procedure and are approved by the EIB's BoD, following consultation with EIB's Audit Committee.

The EIB shall comply with the BBP Guiding Principles on an individual basis. In addition, the EIB, as a majority shareholder of the EIF and within the powers provided to the majority shareholder by the EIF statutory framework, shall:

- seek to ensure that certain quantitative prudential requirements are met on a consolidated basis;
- seek to ensure that the EIF implements sound internal policies, procedures and practices required for compliance with certain qualitative prudential and non-prudential requirements on a consolidated basis consistently and in an adequately integrated manner with the EIB.

Disclosures with regard to the EIB's fully consolidated subsidiary, the EIF, are subject to the proportionality of the EIF's risk in the context of the Group and may be omitted on the grounds of immateriality, as appropriate.

The EIB Group has not identified information to be omitted for proprietary or confidentiality reasons.

The GRMDR has been prepared in compliance with the prudential disclosure requirements, as described above in Section 1. The implementation of the full extent of disclosures compatible with the EIB's specificities is enhanced in this year's edition and will be completed gradually over the next periods, thus reflecting the lack of relevance, non-applicability or non-availability of certain templates, as follows:

- Non-relevance of certain templates due to the Group's business model, activities or the scope criteria of the template itself:

	Template	Justification
Regulatory capital	**EU INS1** – Insurance participations	The EIB Group has no participation in insurance companies.
	EU INS2 – Financial conglomerates information on own funds and capital adequacy ratio	The EIB Group is not part of a financial conglomerate.
	EU CCR6 – Credit derivatives exposures	The EIB Group does not make use of credit derivatives.
	EU CCR7 – RWEA flow statements of CCR exposures under the IMM	The EIB Group does not use the Internal Model Method (IMM) for calculating counterparty credit risk (CCR) capital charge.
	EU SEC2 – Securitisation exposures in the trading book	The EIB Group does not have a trading book.
	EU MR2-B – RWA flow statements of market risk exposures under the IMA	The EIB Group does not have a trading book.
	EU MR3 – IMA values for trading portfolios	
	EU MR4 – Comparison of VaR estimates with gains/losses	
Asset quality	**EU CR2a** – Changes in the stock of non-performing loans and advances and related net accumulated recoveries	These templates should only be disclosed by credit institutions whose NPL ratio is above 5%.
	EU CQ2 – Quality of forbearance	
	EU CQ6 – Collateral valuation – loans and advances	
	EU CQ7 – Collateral obtained by taking possession and execution processes	The template is not relevant to the Group as there has been no repossession of collateral in the recent past.
	EU CQ8 – Collateral obtained by taking possession and execution processes – vintage breakdown	
Remuneration	**EU REM2** – Special payments to staff whose professional activities have a material impact on institutions' risk profile (identified staff)	The Group does not provide the type of remuneration covered in these templates.
	EU REM3 – Deferred remuneration	
	EU REM4 – Remuneration of EUR 1 million or more per year	The Group does not have any staff identified as a high earner as per the CRR definition (individuals remunerated EUR 1 million or more per financial year).
ESG	**EU ESG 2** – Banking book - Climate change transition risk: Loans collateralised by immovable property – Energy efficiency of the collateral	Immovable property collateral held by the EIBG is immaterial.

- Partial non-applicability of templates framed by the EIB's BBP Guiding Principles – certain templates were adapted by omitting/changing certain lines/columns in order to take into account EIB's nature, policy mission,

12 | December 2023 EIB Group Risk Management Disclosure Report

 Basis of preparation | 13  specific tasks, governance structure and business model12. Details on the various adaptations are provided in footnotes below the respective templates. Where applicable, certain data in the templates may also be omitted in case of data unavailability/ongoing implementations.  Non-availability of templates due to ongoing data enhancements or implementation efforts and/or ongoing assessment of BBP applicability in line with BBP Guiding Principles:  EU LI1 – Differences between accounting and regulatory scopes of consolidation and mapping of financial statement categories with regulatory risk categories  EU LI2 – Main sources of differences between regulatory exposure amounts and carrying values in financial statements  EU LR1 – LRSum: Summary reconciliation of accounting assets and leverage ratio exposures  EU CCR5 – Composition of collateral for CCR exposures  EU CR3 – CRM techniques overview: Disclosure of the use of credit risk mitigation techniques  EU CR8 – RWEA flow statements of credit risk exposures under the IRB approach  EU ESG 5 – Climate change physical risk: Exposures subject to physical risk  EU ESG 6 – Summary of GAR KPIs  EU ESG 7 – Mitigating actions: Assets for the calculation of GAR  EU ESG 8 – GAR (%)  Frequency, extent and means of disclosures  The content of the disclosures in this report follows the one specified in Article 433a of the CRR.  As an adaptation following its BBP Guiding Principles available on the EIB’s official website, the EIB Group discloses since 2023 information on a semi-annual basis compared to the quarterly frequency provided for by CRR for large institutions. The disclosures are published as soon as practically possible after the publication of the respective consolidated financial statements under EU-AD. The current and all previous GRMDRs are available on the EIB’s website.  EIB Group Risk Management Disclosure Policy  The GRMD Report is prepared in accordance with the EIB Group Risk Management Disclosure Policy (“the Policy”) disciplining the EIB Group’s approach for complying with the risk management best practice public disclosure requirements, as applicable to the EIB Group, the approval process and governance of preparation of disclosure.  Approval process  This report and its external publication have been approved by the EIB’s BoD on the basis of a proposal by the EIB’s Management Committee (‘MC’) and upon the recommendation of the EIB Board Committee on Risk Policy (hereinafter ‘RPC’ or ‘Risk Policy Committee’). In parallel to the EIB BoD, the report is also distributed for information and discussion to the EIB’s Audit Committee (‘AC’). Any AC recommendations thereon are taken into account for the next reporting iteration.  The general approval process of this report entails thorough consultation with the EIF and the participation of its representatives in the main steps of the process, notably in the discussions and approvals at the level of the EIB’s governing bodies.  12  For instance, the data used to populate the disclosure templates are based on the statutory or consolidated accounts which are produced under EU-AD accounting standards. Consequently, certain parts of the templates designed to capture IFRS specific accounting elements/concepts are not applicable.

 14 | December 2023 EIB Group Risk Management Disclosure Report  Governance and risk management  This chapter provides an overview of the EIB Group’s risk governance structure, outlining the key roles and responsibilities regarding risk-taking and oversight in the Group, as well as its key governance arrangements.  Risk management structure and organisation  Both the EIB and the EIF have established their risk management functions responsible for risk management on an institutional level and in respect of financial and non-financial risks. Each EIB Group entity has defined specific risk management policies, procedures and controls in line with the Group Risk Management Charter (‘GRMC’) and any applicable Group risk management policies, described below.  Group Risk Management Charter and Framework  The GRMC codifies the sound principles-based approach to risk management to ensure that Group risks are managed in an effective and consistent manner and defines the Group Risk Management Framework (‘GRMF’).  The GRMF, extending across all relevant business lines of the EIB Group, aims to fully recognise the economic substance of all EIB Group risk exposures and to enable the Group to make fully informed decisions on risk-taking.  The GRMC sets out the key principles of the GRMF aimed at ensuring that all Group risks are overseen and managed in an effective and consistent manner.  The GRMC applies on an individual basis and on a consolidated basis, which means the situation as if the EIB formed together with its subsidiaries (entities controlled by the EIB) a single entity (“on a consolidated basis”). The procedural and organisational aspects are implemented by GRMC implementing provisions, approved by the EIB and the EIF.  The following principles, as defined by the GRMC, are the fundamentals of the Group Risk Management Framework and shall be adhered to at all times:  Risk culture: The Group promotes a sound risk culture in the performance of its activities.  Best banking practice: The Group operates in adherence to best banking practice applicable to it.  Risk appetite framework: Risk awareness and sustainability of the business model of the Group are supported by the application of the Group Risk Appetite Framework (Group RAF).  Risk management policies, procedures, risk limits and controls: The EIB as the parent entity sets and oversees risk management policies, procedures, risk limits and controls related to Group risks and commensurate with the entities’ respective statutes and activities, in compliance with the principles of the Charter.  Proactive, adaptive and ongoing risk management: Each institution continuously identifies, assesses, measures, monitors, mitigates and reports risks inherent to its activities.  Capital and liquidity adequacy: Strategic decision-making shall be supported by a comprehensive and forward-looking view of the Group’s capital and liquidity resources in relation to its risk profile and operating environment.  Information exchange, risk reporting and data aggregation: Appropriate arrangements shall be in place to enable the exchange and aggregation of information and data across the Group for the purposes of sound and effective risk management.  Organisational structure functions  The EIB Group Risk and Compliance Directorate (‘GR&C’) is responsible for both financial risks and non-financial risks relating to the EIB Group’s business.  The Directorate independently identifies, assesses, monitors and reports on the risks to which the Group is exposed in its capacity as an independent second line of defence with direct access to the Bank’s governing bodies.  The GR&C is headed by the Group Chief Risk Officer (‘GCRO’). Without prejudice to the statutory responsibilities of the President and the EIB Management Committee, respectively, the GCRO reports on Group risks to the EIB

 Governance and risk management | 15  Management Committee under the oversight of the MC member in charge of risk. The GCRO participates in all MC meetings relating to matters within their terms of reference and relevant meetings of the other EIB governing bodies. In particular, the GCRO has direct access to the Risk Policy Committee of the EIB BoD and can write directly to and communicate with the EIB BoD on any matter of their field of attribution. Furthermore, the GCRO is invited to relevant meetings of the EIF BoD and has direct access to the EIF’s Chief Executive and Deputy Chief Executive. The GCRO also meets regularly with the EIB Audit Committee and is invited to meet with the EIF Audit Board.  The Group Chief Compliance Officer (‘GCCO’) is responsible for independent oversight of compliance risk and a number of non-financial risks at Group level, in consultation with the EIF and under oversight of the GCRO, ensuring identification, assessment and measurement of the Group’s compliance risks and monitoring of these risks. Without prejudice to the responsibilities of the GCRO, the EIB Compliance function, headed by the GCCO, has direct access to the President, the MC, the AC as well as the EIB Board Working Group on Tax and Compliance and the Ethics and Compliance Committee.  The detailed EIB GR&C organisational structure is set out in the figure below to divisional level.  Figure 3: Organisational structure of the EIB Group Risk and Compliance Directorate

 16 | December 2023 EIB Group Risk Management Disclosure Report  The EIF ensures appropriate risk identification and management through its Risk Management Department (see figure below for the structure of the EIF’s Risk Management), which is responsible for measuring and managing the main risk types of the Fund and ensuring compliance with best market practices. The EIB as the parent entity of the Group is responsible for exercising oversight of Group risks via the GCRO, while respecting the statutory, legal and governance requirements that apply to the Group’s entities individually.  Figure 4: Organisational structure of EIF Risk Management  3.2 Risk management framework  Group Capital Management  Below are described the main components of the overall Group Capital Management cycle integrated into the EIB GRMF.  Figure 5: EIB Group Capital Management cycle  Group Internal Capital and Liquidity Adequacy Assessment Process  As part of the BBP framework applicable to the EIB, the EIB has established a Group Internal Capital Adequacy Assessment Process (‘ICAAP’) and a Group Internal Liquidity Adequacy Assessment Process (‘ILAAP’). The ICAAP/ILAAP are key elements of the Supervisory Review and Evaluation Process (SREP) required under Pillar II

 Governance and risk management | 17  of the Basel III framework, further transposed into the CRR and applicable to regulated banks. Although the EIB Group is not subject to the SREP process, the ICAAP/ILAAP internal processes are considered applicable, as required by BBP, to the EIB Group.  The ICAAP/ILAAP are reviewed as part of the internal Review and Evaluation Process (REP), in accordance with the Review and Evaluation Process Guiding Principles approved by the BoD. The ICAAP/ILAAP are internal processes assessing the capital and liquidity adequacy of an institution, designed to be proportionate to the nature, scale and complexity of the activities of a financial institution.  In alignment with the BBP, the EIB Group has established effective and comprehensive strategies and processes, in order to ensure that the Group maintains adequate capital levels commensurate with the nature and level of the risks to which it is exposed. The ICAAP is an integral part of the overall risk management framework as it supports the EIB Group’s strategic decision-making and ensures that the institution maintains adequate capitalisation on an ongoing basis and operates within its Group risk appetite.  An annual risk identification and assessment process, which is part of the ICAAP and ILAAP, ensures that the Group identifies all of the risks to which it is exposed in the pursuit of its business. The Group subsequently assesses the identified risks in terms of materiality and incorporates the material risk types, as opportune, into stress testing and provides for capitalisation and liquidity buffers, as needed.  The EIBG’s ICAAP covers the Group and its constituent entities and provides for these an overview of the capital adequacy assessment across relevant solvency metrics from a point-in-time and forward-looking perspective, over a five-year horizon, under both baseline and adverse scenarios. In this light, it aims to identify and assess the potential vulnerabilities of the EIBG’s capitalisation in a timely fashion, drawing practical conclusions and measures to ensure that the EIB Group’s own funds remain adequate in relation to the risks to which it is exposed. The EIB Group ICAAP provides insight into the Group´s strategic decision-making through the Group OP process and within the GRMF.  The Group ILAAP process is described in greater detail under Section 9.2.  The governance process regarding the approval of the Group ICAAP is similar to that of the disclosure report described in Section 2.6 and in line with the Group risk approval process. Upon the recommendation of the RPC, the BoD ultimately approves the Group ICAAP/ILAAP documents annually. The Group ICAAP/ILAAP documents are also distributed for information and discussion to the EIB’s AC and additionally, the Group ILAAP is submitted to the Central Bank of Luxembourg (‘BCL’). Any AC or BCL recommendations are taken into account for the next reporting iteration.  In line with the applicable regulations and the three-lines-of-defence model applied by the EIB Group, the Group ICAAP/ILAAP processes are subject to an annual review by Internal Audit. The internal models, which provide input into the processes, are regularly validated in line with the EIB Group’s applicable policy.  Group Risk Appetite Framework  The EIB Group’s risk appetite is articulated in the Group Risk Appetite Statement (‘Group RAS’) document, which communicates to management and the oversight bodies of all Group entities, employees and other key stakeholders (such as in public disclosures), the risk profile the EIB Group is willing to assume in the pursuit of its strategy.  The main building blocks through which the Group RAS is derived and embedded are listed below:  Stakeholders’ expectations and public mission;  Strategy and business models of the Group entities;  Risk Identification process;  Risk Appetite Statement.  The Group’s risk appetite setting process starts by identifying its main stakeholders and their respective expectations. Subsequently, the process entails the assessment of the Group entities’ long-term policy objectives and business models in conjunction with the identification and assessment of the main risk categories to which the Group is exposed, which subsequently is articulated into the Group RAS and the related risk metrics.  The core of the Group’s business model is to provide financing at attractive terms to promote the attainment of the European Union’s policy objectives to which the Group entities play an integral and essential role.

 18 | December 2023 EIB Group Risk Management Disclosure Report  The EIB mainly funds itself through the capital markets at relatively attractive terms and it passes on its attractive funding cost to clients by offering debt and equity-type financing either directly or via intermediated channels. The EIF finances its activities out of its capital base and through third-party mandates and cooperation schemes with public and private counterparts, including the EIB and the European Union, represented by the European Commission (EC).  The Group originates business either (a) at its own risk; (b) through a risk-sharing mechanism by which a third party (such as the European Commission, Member States) provides credit enhancement to the Bank and/or to the EIF; or (c) on behalf of third parties at their own risk. A large part of the Bank’s loan portfolio is secured through credit guarantees and collateral or recourse to EU Member States. Exposures to the latter benefit from the EIB’s Preferred Creditor Status (‘PCS’) based on international law practice and the EIB’s statutory framework13.  Furthermore the EIB Group mobilises additional funds from other parties (private investors, European Commission, Member States) to maximise the financing impact within the scope of the EU policy goals. In this catalysing role, the Group thereby creates a multiplier effect.  In order to provide financing on attractive terms, the Group needs to maintain broad access to attractive funding from the capital markets by preserving the EIB’s AAA rating14, which is mainly a function of its capital resources15, available liquidity, risk management practices and shareholders’ support. Consequently, for risk appetite purposes, the Group operates in such a way as to retain its AAA rating.  The Group RAS integrates all the elements described above by stating the level of appetite for the Group by each risk category and by translating these statements into risk metrics and related limits that constitute the Group RAF.  For financial risks quantitative limits are set and for non-financial risks quantitative limits have also been expanded to cover all non-financial risk categories during the reference year.  Group Risk Appetite Statement16  The EIB Group is committed to retaining its long-term AAA rating, which is a primary pillar of its business model. To this end, the EIB Group has implemented a strong risk management framework supported by a multitude of statutory, regulatory and internally developed risk appetite metrics.  As a public financial institution, the Group does not focus on making profits from speculative exposures to risks. As a consequence, the Group does not consider its treasury or funding activities as profit-maximising centres and does not engage in speculative operations.  The EIB Group is focused on the stability of earnings and preservation of the economic value of own funds in order to ensure the sustainability and self-financing of its growth in the long term. The EIB Group monitors and manages its ability to fulfil this dual objective through related risk appetite metrics.  The EIB Group is committed to maintaining its business model and strategy whilst ensuring a robust operating environment with regard to operational, strategic, climate and reputational risks through a strong internal control framework supported by risk appetite metrics capturing a broad range of risks.  The EIB Group is committed to doing business in an ethical and fair way with zero tolerance for fraud, money laundering and financing of terrorism and from being used, intentionally or unintentionally, for criminal activities. The EIB Group aligns with best practice anti-money laundering and combating the financing of terrorism standards, promoting high ethical and professional behaviour in the financial sector. For this purpose, the Group promotes a strong compliance and risk culture and manages conduct and compliance risks through an appropriate internal control framework and specific risk appetite metrics.  The EIB Group takes concrete actions to counter the rapid growth in ICT (Information and Communications Technology), information security and cyber risks and the increasing severity and impacts that these risks pose to the Group’s business operation and to its reputation towards stakeholders, clients and employees.  13  14  15  16  Except for exposures in the form of debt instruments with collective action clauses.  To some extent the preservation of the AAA rating is subject to external parties’ (credit rating agencies’) judgment, hence not entirely under the Group’s control.  Commonly measured by credit rating agencies with respect to the consolidated risk position. The Group RAS 2023 and Group RAF Policy 2023 were approved by the BoD on 12 July 2023.

 Governance and risk management | 19  The EIB Group is committed to preserving the reputation of the Group amongst its stakeholders in line with the highest standards and is monitoring risk appetite metrics related both to external and internal developments, such as media coverage and staff engagement and well-being.  The EIB Group is committed to supporting the Paris Agreement in order to limit the impact of climate change and related environmental, economic and social systemic risks. As the climate bank and a leader in climate- related financing, the EIB Group aims to adapt its processes and risk management framework to address the financial and non-financial risks induced by climate change and incorporate climate and environmental risk- related considerations into the ongoing management of operations and business priorities.  Group Stress Testing Framework  As part of the Group Stress Testing Framework, the EIB Group develops a Stress Testing Programme on an annual basis, which identifies the list of stress and sensitivity tests to be performed over a year, by the Group or by each Group entity, and which is approved by the MC and the Chief Executive of the EIF for its relevant parts.  Group Recovery Planning  The Group Recovery Plan (Group RP) describes how the EIB Group would identify and manage actual and potential crises threatening the Group’s capital adequacy and/or liquidity position. The Group RP covers the recovery stage for both capital adequacy and liquidity indicators and the contingency stage for capital adequacy indicators. The contingency stage for liquidity indicators is covered by the Group Contingency Funding Plan (Group CFP), while reference is made to the latter also at the recovery stage for liquidity indicators. The Group RP complements the Group RAF as it elaborates on a range of contingency and recovery options and actions in response to breaches of risk appetite limits/recovery triggers, in order to avoid exceeding the Group’s risk capacity.  Group Capital Sustainability Policy  The Group Capital Sustainability Policy (‘GCSP’) aims to ensure that the Group’s business strategy and Operational Plan remain sustainable from a capital perspective, as in that the Group’s and the Group Entities’ capital risk metrics remain within their risk appetite limits over the planning horizon. The Group Capital Plan (“GCP”) enacts the key objectives of the Group Capital Sustainability Policy, by determining the maximum available capital headroom and allocating the capital to be deployed through the Group Operational Plan. The GCP ensures that capital is used efficiently to support the Group’s mission and the delivery and implementation of the Group entities’ business plans, while safeguarding the Bank’s AAA rating and retaining flexibility to respond to market downturns and new EU policy initiatives.  Group Risk Reporting  The GCRO is responsible for overseeing internal risk reporting to the MC, the BoD, the RPC and the AC. Several risk reporting processes are in place within the EIB Group to support managerial decisions with a focus on the various risks and limit monitoring. Based on the function, risk monitored, audience and purpose, reports may have a customised level of detail and be produced with frequencies ranging from daily to quarterly as needed.  An overarching EIB Group Risk Report provides to senior management the overview of the Group‘s financial and non-financial risks, including regular monitoring of Group and entity-level RAF metrics. Quarterly and monthly versions of this report provide different levels of detail to management and support managerial decision-making for the governing bodies of the EIB (MC and BoD). The report is also provided to and discussed at the RPC and AC on a regular basis.  The EIB Group aims at complying with BCBS (Basel Committee on Banking Supervision) 239 principles in its risk reporting activity.

 20 | December 2023 EIB Group Risk Management Disclosure Report  3.3 Corporate governance  Pursuant to its Statute, the EIB has four statutory bodies. Three decision-making bodies — the Board of Governors, the Board of Directors17 and the Management Committee (the executive management board of the EIB) — and one independent control body, the Audit Committee:  Figure 6: EIB corporate governance  While the President of the EIB is also the chair of the EIB BoD and the MC, the EIB President does not have voting rights on the BoD. The chair of both bodies serves the purpose of guaranteeing continuity in decision-making between the non-resident BoD and the resident MC. In accordance with the EIB’s Rules of Procedure, the President also chairs Board Committees18. In this context, the President shall invite a Board expert with enhanced banking qualifications on risks to co-chair meetings of the RPC.  The BoG, which is the highest governing body of the EIB and appoints the members of the BoD and of the MC, including the EIB President, is chaired by each member of the BoG in annual rotation according to the order of Protocol of the Member States established by the Council of the European Union. Thus, the chair of the BoG does not belong to either the BoD or the MC.  Further information on the EIB’s statutory bodies is available in the annual EIB Group Corporate Governance Report published on the EIB’s official website.  Number of directorships held by members of the management bodies  Individual curriculum vitae and declarations of interest are available on the EIB’s official website for members of both the BoD and the MC.  In accordance with the Code of Conduct for the Members of the MC, members of the MC shall not, in a personal capacity, assume executive or supervisory functions in corporate structures or maintain existing executive or supervisory functions when joining the Bank. This prohibition does not apply when the executive or supervisory function is performed at the request of the Bank and is connected to the Bank’s work.  17  18  The Board of Directors also includes three non-voting experts as well as three alternate experts.  Consistent with best banking practice, the following committees exist within the EIB BoD: the Risk Policy Committee, the Equity Participation Policy Committee and the Committee on Staff Remuneration and Budget.

 Governance and risk management | 21  In accordance with their respective Codes of Conduct, members of both the MC and of the BoD shall disclose to the Ethics and Compliance Committee (ECC) any official or professional position they hold at the time of their appointment, as well as any subsequent changes thereto.  Information regarding the recruitment policy for the selection of members of the management bodies and their actual knowledge, skills and expertise  The Appointment Advisory Committee, pursuant to Articles 23.a.2 and 27.8 of the Rules of Procedure of the EIB, shall give an opinion on candidates' suitability to perform the duties of a member of the EIB MC (or those of a full member or observer of the EIB’s AC) before the Board of Governors makes the statutory appointment.  In the context of the assessment of the collective knowledge and expertise of the MC pursuant to the Operating Rules of the Appointment Advisory Committee, the Committee shall consult the President of the Bank for nominations to the MC on any potential specific need within the MC, at the time of appointment. The Secretary General shall inform the nominating Member State of any such specific need within the MC, at the time of a vacancy.  In accordance with the Statute of the Bank, the EIB’s Board of Directors consists of 28 directors and 31 alternate directors who shall be chosen from persons whose independence and competence are beyond doubt and appointed by the BoG for a collective five-year mandate that is renewable. To broaden its professional expertise, the BoD has made use of the possibility of co-opting non-voting experts (three non-voting experts as well as three alternate experts). The end of their mandate coincides with that of the entire BoD.  In accordance with Article 23.a, first paragraph, of the Rules of Procedure of the Bank, the members of the MC shall be persons of independence and competence and have experience in financial, banking and/or EU matters. They shall at all times be of sound integrity and enjoy high reputation, and possess sufficient knowledge, skills and expertise to perform their duties.  Information on the knowledge, skills and expertise of members of the EIB management bodies is available in their individual curriculum vitae on the EIB’s website.  Information on diversity19 policies with regard to the members of the management bodies  In accordance with the Rules of Procedure of the Bank, the overall composition of the BoD and of the MC shall aim to reflect an adequately broad range of expertise as well as gender diversity.  Gender diversity in the BoD is reported in Annex 2 to the annual EIB Group Corporate Governance Report available on the EIB’s website.  Risk Policy Committee  Within the BoD, the Risk Policy Committee (RPC) is the EIB’s risk committee, composed of nine members of the BoD20. Its role is to discuss and advise the BoD on the Bank’s risk policies, including those policies that are relevant for aspects of the EIB Group regarding risk appetite, tolerance and strategy. The RPC provides non-binding opinions and/or recommendations to the BoD so as to facilitate the decision-making process of the BoD.  More specifically, the Committee advises the BoD on the EIB’s policies regarding overall risk appetite, tolerance and strategy by reviewing the EIB Group Risk Management Framework with respect to credit, market and liquidity risks. It provides opinions and makes recommendations to the BoD as to whether the policies related to identification, assessment and management of risks are appropriate to the Bank's risk profile. Furthermore, it discusses policies associated with all risks relevant to the EIB Group. The Committee advises the BoD on risk policies by reviewing and providing opinions and/or recommendations to the BoD on the following high-level risk policy documents upon proposal from the Bank:  19  20  Reflecting the EIB statutory framework, the process and rules relating to the nomination and appointment of the members of the EIB governance bodies are all not based on the same suitability requirements applicable to commercial banks, namely the diversity requirements in the CRD and in the joint European Securities and Markets Authority (ESMA) and European Banking Authority (EBA) Guidelines on the assessment of the suitability of members of the management body and key function holders; hence, no diversity policy as such is in place in that regard.  Members are nominated by the Member States or groups of Member States that nominate alternate Directors as specified under Article9(2) of the Statute. Nominations shall be effective upon recording of receipt by the chair of the Board.

 22 | December 2023 EIB Group Risk Management Disclosure Report  Group Risk Management Charter;  Group Capital Sustainability Policy;  Group Risk Appetite Framework;  Group Internal Capital Adequacy Assessment Process (‘ICAAP’);  Group Internal Liquidity Adequacy Assessment Process (‘ILAAP’);  Group Contingency Funding Plan;  Group Recovery Plan;  Group Stress Testing Framework.  The Committee also reviews and discusses:  The Group Capital Plan, and recommends the capital allocation as part of the Operational Plan;  The EIB Group Risk Report on a quarterly basis;  The annual report prepared by the Bank on the implemented restructurings of existing operations;  The main changes to the Credit Risk Guidelines (CRGs) and Financial Risk Guidelines (FRGs), as approved from time to time by the MC of the Bank;  Any written contributions submitted to it by the GCRO, in accordance with Article 11.3 of the Rules of Procedure.  Further details on the RPC Terms of Reference are available on the EIB’s website. In the course of 2023, the RPC met six times.  Three lines of defence  The EIB Group’s internal control functions and risk management systems are consistent with the three-lines-of- defence model. As a first line of defence, the front units are responsible, within their respective areas, for managing risks within the established set of limits and boundaries.  Amongst other functions, the second line of defence includes the respective Risk Management and Compliance functions as well as IT resources. Financial Control as a second line of defence function is responsible for the maintenance, development and oversight of the internal control framework. The second line of defence also includes functions in the EIB's Projects Directorate and the Legal Directorate.  The third line of defence is ensured by the Internal Audit function, which provides an independent review of the risk management practices and internal control framework and reports to the AC or to the EIF's Audit Board, as relevant.  At both the EIB and the EIF, the segregation of duties is supported by the fact that internal control functions are separate functions, each having direct access to the relevant executive body (President/MC for the EIB, Chief Executive for the EIF) and to the BoD.  Furthermore, the Audit Committee has an internal and specific review and evaluation process (the “EIB REP”) in place. This process has been framed by the EIB’s Review and Evaluation Guiding Principles, available on the Bank’s website, which were complemented by implementing rules and a methodology specific to the EIB Group. Globally, this framework is based on the EBA’s Guidelines on the Supervisory Review and Evaluation Process, while considering the EIB’s specific nature, policy mission, tasks and governance structure. The EIB REP supports the AC in its role to ensure that the Bank complies with applicable BBP.

4 Capital adequacy and risk-weighted exposure amounts

4.1 Capital requirements

Template EU OV1 — Overview of total risk exposure amounts

This template presents a breakdown of the risk-weighted exposure amounts and own funds requirements for the different types of risk. No breakdown of the RWEA for operational risk by regulatory approach is disclosed due to the EIB Group's early adoption of the Basel standardised approach as described in Section 12.

		Total risk exposure amount		Total own funds requirements
		a	b	c
	Amounts are in EUR million, unless otherwise indicated	31.12.2023	30.06.2023	31.12.2023
1	**Credit risk (excluding CCR)**	**195,357**	**184,256**	**15,629**
2	Of which the standardised approach	65,716	64,860	5,257
3	Of which the foundation IRB (F-IRB) approach[21]	2,208	2,166	177
4	Of which slotting approach	-	-	-
EU 4a	Of which equities under the simple risk weighted approach	7,924	7,984	634
5	Of which the Advanced IRB (A-IRB) approach	119,509	109,246	9,561
6	**Counterparty credit risk - CCR**	**6,142**	**5,362**	**491**
7	Of which the standardised approach	2,870	2,336	230
8	Of which internal model method (IMM)	-	-	-
EU 8a	Of which exposures to a CCP	2	3	0
EU 8b	Of which credit valuation adjustment – CVA	3,182	2,819	255
9	Of which other CCR	87	204	7
15	**Settlement risk**	**-**	**-**	**-**
16	**Securitisation exposures in the non-trading book (after the cap)**	**37,453**	**32,338**	**2,996**
17	Of which SEC-IRBA approach	6,407	6,480	513
18	Of which SEC-ERBA (including IAA)	6,435	4,182	515
19	Of which SEC-SA approach	24,611	21,676	1,969
EU 19a	Of which 1250%[22]	-	-	-
20	**Position, foreign exchange and commodities risks (Market risk)**	**1,705**	**-**	**136**
21	Of which the standardised approach[23]	1,705	-	136

[21] In line with the EBA mapping, this row contains the exposure class "cash and other non-current assets".

[22] The Group opted for deducting the exposures rather than applying a risk-weight of 1250%. The amount of securitisation exposures in the banking book deducted from own funds stands at EUR 533 million, equivalent to EUR 6,663 million of RWEAs (EUR 87 million, equivalent to EUR 1,087 million of RWEAs at the end of 2022).

[23] As of 30 June 2023, no capital charge for market risk was required as the Group does not have a trading book and the net FX position of the Group did not exceed 2% of the regulatory own funds (the "de minimis exemption") whereas as of 31 December 2023, there is a capital charge for FX risk as the net FX position of the Group exceeded the "de minimis exemption".

Capital adequacy and risk-weighted exposure amounts | 23

		Total risk exposure amount		Total own funds requirements
		a	b	c
Amounts are in EUR million, unless otherwise indicated		31.12.2023	30.06.2023	31.12.2023
22	Of which IMA	-	-	-
EU 22a	**Large exposures**	-	-	-
23	**Operational risk**	**8,589**	**5,414**	**687**
24	**Amounts below the thresholds for deduction (subject to 250% risk weight)**	-	-	-
29	**Total**	**249,247**	**227,370**	**19,940**

As disclosed in the template EU KM1 in Section 1.3, the overall regulatory capital requirements amounted at the end of 2023 to 12.1% of RWEA for the EIBG. This percentage corresponds to the sum of the total capital ratio requirements of 8% pursuant to Article 92 of the CRR and the combined buffer requirements (capital conservation buffer, buffer for systemic relevance and countercyclical buffer)[24].

Capital conservation buffer

In accordance with the CRD, a capital conservation buffer of 2.5% of RWEA is established above the regulatory minimum capital requirement of 8% of RWEA. The buffer must be met with Common Equity Tier 1 (CET1) instruments.

Buffer for systemic relevance

Although the EIB is not a global systemically important bank (G-SIB), the EIB has decided to provide for an additional buffer for systemic relevance of 1.0% CET1. It should be stressed that the EIB's self-imposed buffer for systemic relevance is based on an independent decision of the Group for the reference disclosure period.

Countercyclical buffer

The countercyclical capital buffer (CCyB) is designed to counter procyclicality in the financial system[25]. The countercyclical buffer rate is set by each jurisdiction on a quarterly basis. Banks have to apply a weighted-average countercyclical buffer rate based on the geographical composition of their credit portfolio.

24 As mentioned above, Pillar 2 (SREP) capital requirements are not applicable to the EIBG.

25 European Systemic Risk Board.

24 | December 2023 EIB Group Risk Management Disclosure Report

Template EU CCyB1 — Geographical distribution of credit exposures relevant for the calculation of the countercyclical buffer

The following template presents a geographical breakdown of the relevant EIB Group exposures for the calculation of the countercyclical buffer. In line with Commission Delegated Regulation 1152/2014, total exposures considered for the calculation of the countercyclical buffer are allocated to countries on an immediate obligor basis (that is, not taking into consideration the substitution effect of credit risk mitigation instruments).

		a	b	c	D	e	f	g	h	i	j	k	l	m
		General credit exposures		Relevant credit exposures – Market risk		Securitisation exposures Exposure value for non-trading book	Total exposure value	Own fund requirements				Risk-weighted exposure amounts	Own fund requirements weights (%)	Countercyclical buffer rate (%)
Amounts are in EUR million, unless otherwise indicated		Exposure value under the standardised approach	Exposure value under the IRB approach	Sum of long and short positions of trading book exposures for SA	Value of trading book exposures for internal models			Relevant credit risk exposures - Credit risk	Relevant credit exposures – Market risk	Relevant credit exposures – Securitisation positions in the non-trading book	Total			
10	**Breakdown by country:**													
	Austria	71	2,726	-	-	85	2,882	141	-	12	152	1,903	1.0%	0.0%
	Azerbaijan	-	4	-	-	-	4	0	-	-	0	5	0.0%	0.0%
	Belgium	124	3,591	-	-	-	3,715	172	-	-	172	2,147	1.1%	0.0%
	Bolivia	-	55	-	-	-	55	2	-	-	2	31	0.0%	0.0%
	Brazil	-	944	-	-	-	944	58	-	-	58	721	0.4%	0.0%
	Bulgaria	39	10	-	-	498	547	6	-	72	78	972	0.5%	2.0%
	Canada	-	10	-	-	-	10	1	-	-	1	10	0.0%	0.0%
	Cayman Islands	141	-	-	-	64	205	141	-	8	149	1,867	1.0%	0.0%
	Chile	-	648	-	-	-	648	10	-	-	10	122	0.1%	0.0%
	Costa Rica	1	-	-	-	-	1	0	-	-	0	3	0.0%	0.0%
	Côte d'Ivoire	-	63	-	-	-	63	8	-	-	8	96	0.1%	0.0%
	Croatia	4	102	-	-	-	106	10	-	-	10	128	0.1%	1.0%
	Cyprus	-	10	-	-	-	10	3	-	-	3	36	0.0%	0.5%
	Czechia	83	2,181	-	-	-	2,264	95	-	-	95	1,190	0.6%	2.0%
	Denmark	499	2,725	-	-	-	3,224	242	-	-	242	3,021	1.6%	2.5%
	Dominican Republic	-	8	-	-	-	8	1	-	-	1	10	0.0%	0.0%
	Egypt	-	334	-	-	-	334	21	-	-	21	259	0.1%	0.0%
	Estonia	51	506	-	-	-	557	45	-	-	45	560	0.3%	1.5%

Capital adequacy and risk-weighted exposure amounts | 25

	Finland	295	2,717	-	-	-	3,012	187	-	-	187	2,342	1.2%	0.0%
	France	3,017	14,175	-	-	676	17,869	1,344	-	246	1,590	19,872	10.5%	0.5%
	Georgia	-	234	-	-	-	234	16	-	-	16	203	0.1%	0.0%
	Germany	1,006	16,767	-	-	325	18,098	1,046	-	138	1,183	14,794	7.8%	0.8%
	Greece	118	513	-	-	-	631	61	-	-	61	765	0.4%	0.0%
	Guernsey	181	0	-	-	-	181	97	-	-	97	1,217	0.6%	0.0%
	Hungary	6	652	-	-	-	657	40	-	-	40	500	0.3%	0.0%
	Iceland	6	435	-	-	-	441	24	-	-	24	295	0.2%	2.0%
	Ireland	407	2,026	-	-	392	2,824	165	-	6	172	2,144	1.1%	1.0%
	Israel	17	1,378	-	-	-	1,396	101	-	-	101	1,260	0.7%	0.0%
	Italy	773	23,441	-	-	3,331	27,545	1,256	-	462	1,719	21,482	11.3%	0.0%
	Japan	-	57	-	-	-	57	1	-	-	1	11	0.0%	0.0%
	Jersey	340	3	-	-	62	405	223	-	7	230	2,879	1.5%	0.0%
	Jordan	-	357	-	-	-	357	37	-	-	37	462	0.2%	0.0%
	Kazakhstan	-	83	-	-	-	83	5	-	-	5	68	0.0%	0.0%
	Kenya	-	12	-	-	-	12	1	-	-	1	15	0.0%	0.0%
	Latvia	3	244	-	-	-	247	14	-	-	14	173	0.1%	0.0%
	Lebanon	-	0	-	-	-	0	0	-	-	0	1	0.0%	0.0%
	Lithuania	15	378	-	-	-	393	20	-	-	20	252	0.1%	1.0%
	Luxembourg[26]	7,361	6,543	-	-	56,079	69,983	2,560	-	1,215	3,775	47,187	24.9%	0.5%
	Malta	-	13	-	-	-	13	2	-	-	2	23	0.0%	0.0%
	Mauritania	-	18	-	-	-	18	3	-	-	3	34	0.0%	0.0%
	Mauritius	388	123	-	-	-	511	164	-	-	164	2,044	1.1%	0.0%
	Mexico	-	82	-	-	-	82	17	-	-	17	208	0.1%	0.0%
	Moldova	-	96	-	-	-	96	12	-	-	12	146	0.1%	0.0%
	Mongolia	-	19	-	-	-	19	2	-	-	2	24	0.0%	0.0%
	Montenegro	-	31	-	-	-	31	4	-	-	4	55	0.0%	0.0%

26 The own funds requirements for Luxembourg are calculated including exposures to securitisations for which information to allocate the underlying exposures to the country of the obligor is not available or the effort to identify such place would be disproportionate in accordance with Article 4 of Commission Delegated Regulation (EU) No 1152/2014.

26 | December 2023 EIB Group Risk Management Disclosure Report

	Morocco	-	249	-	-	-	249	16	-	-	16	202	0.1%	0.0%
	Mozambique	-	7	-	-	-	7	1	-	-	1	13	0.0%	0.0%
	Netherlands	834	11,558	-	-	675	13,067	528	-	23	551	6,891	3.6%	1.0%
	Nigeria	-	39	-	-	-	39	5	-	-	5	65	0.0%	0.0%
	Norway	9	803	-	-	-	812	22	-	-	22	278	0.1%	2.5%
	Palestine	-	12	-	-	-	12	2	-	-	2	25	0.0%	0.0%
	Peru	-	222	-	-	-	222	4	-	-	4	49	0.0%	0.0%
	Poland	4	6,770	-	-	1,018	7,792	277	-	111	389	4,857	2.6%	0.0%
	Portugal	47	2,818	-	-	877	3,742	114	-	118	231	2,891	1.5%	0.0%
	Romania	-	337	-	-	947	1,285	26	-	114	140	1,753	0.9%	1.0%
	Rwanda	-	14	-	-	-	14	2	-	-	2	20	0.0%	0.0%
	Senegal	-	7	-	-	-	7	1	-	-	1	11	0.0%	0.0%
	Slovakia	-	138	-	-	-	138	5	-	-	5	66	0.0%	1.5%
	Slovenia	16	202	-	-	-	218	16	-	-	16	198	0.1%	0.5%
	South Africa	183	17	-	-	-	201	56	-	-	56	696	0.4%	0.0%
	Spain	898	15,998	-	-	3,225	20,121	886	-	455	1,340	16,753	8.9%	0.0%
	Sweden	419	5,241	-	-	-	5,660	307	-	-	307	3,835	2.0%	2.0%
	Switzerland	-	1,258	-	-	-	1,258	85	-	-	85	1,062	0.6%	0.0%
	Tanzania	-	238	-	-	-	238	26	-	-	26	326	0.2%	0.0%
	Tunisia	-	80	-	-	-	80	4	-	-	4	55	0.0%	0.0%
	Türkiye	-	463	-	-	74	537	29	-	9	38	474	0.3%	0.0%
	Uganda	-	51	-	-	-	51	6	-	-	6	79	0.0%	0.0%
	Ukraine	-	250	-	-	-	250	109	-	-	109	1,366	0.7%	0.0%
	United Kingdom	796	16,334	-	-	-	17,130	1,164	-	-	1,164	14,552	7.7%	2.0%
	United States of America	81	234	-	-	-	315	87	-	-	87	1,088	0.6%	0.0%
	Uzbekistan	-	103	-	-	-	103	10	-	-	10	123	0.1%	0.0%
	Venezuela	-	99	-	-	-	99	2	-	-	2	20	0.0%	0.0%
	Zambia	-	7	-	-	-	7	1	-	-	1	13	0.0%	0.0%
020	**Total**	**18,234**	**147,860**	**-**	**-**	**68,329**	**234,422**	**12,147**	**-**	**2,996**	**15,144**	**189,296**	**100.0%**	

Capital adequacy and risk-weighted exposure amounts | 27

Template EU CCyB2 — Amount of institution-specific countercyclical capital buffer

Amounts are in EUR million, unless otherwise indicated		a
1	Total risk exposure amount	249,247
2	Institution specific countercyclical capital buffer rate	0.56%
3	Institution specific countercyclical capital buffer requirement	1,406

4.2 Own funds

The Group's own funds for capital adequacy purposes are exclusively composed of Common Equity Tier 1 (CET1) capital instruments, that is, paid-in capital plus reserves, and are not comprising any Additional Tier 1 (AT1) or Tier 2 (T2) capital instruments. The regulatory capital of the Group is determined in accordance with the CRR, as amended. There are no restrictions in the calculation of own funds. As of 31 December 2023, the CET1 of the Group consists of the following elements, net of expected losses and provisions:

1. **Main CET1 items, such as:** (i) paid-in capital which stood at EUR 21,711 million; (ii) retained earnings of EUR 43,853 million; (iii) General Loan Reserve of EUR 1,883 million; (iv) Special Activities Reserve amounting to EUR 11,195million; and (v) independently reviewed net surplus for the financial year attributable to equity holders of the Bank of EUR 2,407 million.
2. **Deductions from CET1** items concerning: (i) negative amounts resulting from the calculation of expected loss amounts of EUR 637 million; (ii) insufficient coverage for non-performing exposures ("NPE backstop") of EUR 358 million; (iii) exposures deducted from CET1 as an alternative to the application of 1250% risk weight relative to securitisation positions of EUR 533 million; and (iv) intangible assets of EUR 96 million.
3. **Prudential filters** of CET1 capital related to additional value adjustments of EUR -69 million (prudent valuation).

In line with its Statute, the Bank maintains two notional reserves with the allocation based on the loan grading[27] of its respective operations: General Loan Reserve ('GLR') and Special Activities Reserve ('SAR').

The amounts being released from/added to the GLR or the SAR are the consequence of the evolution of the risks of the underlying assets.

The GLR was introduced for the Bank's loan and guarantee portfolio, representing a notional reserve for allocation of own funds. It is calculated based on the Bank's internal loan grading system.

The SAR is a dedicated notional reserve for allocation of own funds covering unexpected losses of those activities, which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities. The reserve is based on an allocation of each operation.

In addition, the Group benefits from subscribed uncalled capital, which can be called upon by the Bank to the extent needed for the EIB to meet its obligations[28].

Details of own funds and reconciliation of the individual items to the balance sheet of the EIB Group consolidated financial statements under EU-AD are provided in this section.

[27] Please see Section 5 for more details about the EIB's loan grading system.

[28] This uncalled capital is not included in the Group's accounting and regulatory own funds.

28 | December 2023 EIB Group Risk Management Disclosure Report

Template EU CC1 — Composition of regulatory own funds

The template provides a detailed breakdown of the composition of the regulatory own funds reconciled with the audited financial statements of the Group under EU-AD. The template also includes an overview of the prudential filters and regulatory deductions considered in the calculation of the regulatory own funds as detailed beforehand.

		a	b
	Amounts are in EUR million, unless otherwise indicated	**Amounts**	**Source based on reference numbers/letters of the balance sheet under the regulatory scope of consolidation**
	Common Equity Tier 1 (CET1) capital: instruments and reserves		
1	Capital instruments and the related share premium accounts	21,711	L.7. minus A.11.
	of which: Subscribed capital	21,711	L.7. minus A.11.
2	Retained earnings	43,853	L.8.a plus L.8.b
3	Accumulated other comprehensive income (and other reserves)	11,195	L.8.c
EU-3a	Funds for general banking risk	1,883	L.8.d
4	Amount of qualifying items referred to in Article 484 (3) CRR and the related share premium accounts subject to phase out from CET1	-	
5	Minority interests (amount allowed in consolidated CET1)	-	
EU-5a	Independently reviewed interim profits net of any foreseeable charge or dividend	2,407	L.9.
6	**Common Equity Tier 1 (CET1) capital before regulatory adjustments**	**81,049**	
	Common Equity Tier 1 (CET1) capital: regulatory adjustments		
7	Additional value adjustments (negative amount)	-69	
8	Intangible assets (net of related tax liability) (negative amount)	-96	A.8.
10	Deferred tax assets that rely on future profitability excluding those arising from temporary differences (net of related tax liability where the conditions in Article 38 (3) CRR are met) (negative amount)	-	
11	Fair value reserves related to gains or losses on cash flow hedges of financial instruments that are not valued at fair value	-	
12	Negative amounts resulting from the calculation of expected loss amounts	-637	
13	Any increase in equity that results from securitised assets (negative amount)	-	
14	Gains or losses on liabilities valued at fair value resulting from changes in own credit standing	-	
15	Defined-benefit pension fund assets (negative amount)	-	
16	Direct, indirect and synthetic holdings by an institution of own CET1 instruments (negative amount)	-	
17	Direct, indirect and synthetic holdings of the CET 1 instruments of financial sector entities where those entities have reciprocal cross holdings with the institution designed to inflate artificially the own funds of the institution (negative amount)	-	
18	Direct, indirect and synthetic holdings by the institution of the CET1 instruments of financial sector entities where the institution does not have a significant investment in those entities (amount above 10% threshold and net of eligible short positions) (negative amount)	-	
19	Direct, indirect and synthetic holdings by the institution of the CET1 instruments of financial sector entities where the institution has a significant investment in those entities (amount above 10% threshold and net of eligible short positions) (negative amount)	-	

Capital adequacy and risk-weighted exposure amounts | 29

EU-20a	Exposure amount of the following items which qualify for a RW of 1,250%, where the institution opts for the deduction alternative	-533	
EU-20b	of which: qualifying holdings outside the financial sector (negative amount)	-	
EU-20c	of which: securitisation positions (negative amount)	-533	
EU-20d	of which: free deliveries (negative amount)	-	
21	Deferred tax assets arising from temporary differences (amount above 10% threshold, net of related tax liability where the conditions in Article 38 (3) CRR are met) (negative amount)	-	
22	Amount exceeding the 17.65% threshold (negative amount)	-	
23	of which: direct, indirect and synthetic holdings by the institution of the CET1 instruments of financial sector entities where the institution has a significant investment in those entities	-	
25	of which: deferred tax assets arising from temporary differences	-	
EU-25a	Losses for the current financial year (negative amount)	-	
EU-25b	Foreseeable tax charges relating to CET1 items except where the institution suitably adjusts the amount of CET1 items insofar as such tax charges reduce the amount up to which those items may be used to cover risks or losses (negative amount)	-	
27	Qualifying AT1 deductions that exceed the AT1 items of the institution (negative amount)	-	
27a	Other regulatory adjustments to CET1 capital *(including IFRS 9 transitional adjustments when relevant)*	-358	
28	**Total regulatory adjustments to Common Equity Tier 1 (CET1)**	**-1,694**	
29	**Common Equity Tier 1 (CET1) capital**	**79,355**	
Additional Tier 1 (AT1) capital: instruments			
30	Capital instruments and the related share premium accounts	-	
31	of which: classified as equity under applicable accounting standards	-	
32	of which: classified as liabilities under applicable accounting standards	-	
33	Amount of qualifying items referred to in Article 484 (4) CRR and the related share premium accounts subject to phase out from AT1 as described in Article 486(3) CRR	-	
EU-33a	Amount of qualifying items referred to in Article 494a(1) CRR subject to phase out from AT1	-	
EU-33b	Amount of qualifying items referred to in Article 494b(1) CRR subject to phase out from AT1	-	
34	Qualifying Tier 1 capital included in consolidated AT1 capital (including minority interests not included in row 5) issued by subsidiaries and held by third parties	-	
35	of which: instruments issued by subsidiaries subject to phase out	-	
36	**Additional Tier 1 (AT1) capital before regulatory adjustments**	**-**	
Additional Tier 1 (AT1) capital: regulatory adjustments			
37	Direct, indirect and synthetic holdings by an institution of own AT1 instruments (negative amount)	-	
38	Direct, indirect and synthetic holdings of the AT1 instruments of financial sector entities where those entities have reciprocal cross holdings with the institution designed to inflate artificially the own funds of the institution (negative amount)	-	

30 | **December 2023 EIB Group Risk Management Disclosure Report**

39	Direct, indirect and synthetic holdings of the AT1 instruments of financial sector entities where the institution does not have a significant investment in those entities (amount above 10% threshold and net of eligible short positions) (negative amount)	-	
40	Direct, indirect and synthetic holdings by the institution of the AT1 instruments of financial sector entities where the institution has a significant investment in those entities (net of eligible short positions) (negative amount)	-	
42	Qualifying T2 deductions that exceed the T2 items of the institution (negative amount)	-	
42a	Other regulatory adjustments to AT1 capital	-	
43	**Total regulatory adjustments to Additional Tier 1 (AT1) capital**	-	
44	**Additional Tier 1 (AT1) capital**	-	
45	**Tier 1 capital (T1 = CET1 + AT1)**	**79,355**	
	Tier 2 (T2) capital: instruments		
46	Capital instruments and the related share premium accounts	-	
47	Amount of qualifying items referred to in Article 484 (5) CRR and the related share premium accounts subject to phase out from T2 as described in Article 486(4) CRR	-	
EU-47a	Amount of qualifying items referred to in Article 494a (2) CRR subject to phase out from T2	-	
EU-47b	Amount of qualifying items referred to in Article 494b (2) CRR subject to phase out from T2	-	
48	Qualifying own funds instruments included in consolidated T2 capital (including minority interests and AT1 instruments not included in rows 5 or 34) issued by subsidiaries and held by third parties	-	
49	of which: instruments issued by subsidiaries subject to phase out	-	
50	Credit risk adjustments	-	
51	**Tier 2 (T2) capital before regulatory adjustments**	**-**	
	Tier 2 (T2) capital: regulatory adjustments		
52	Direct, indirect and synthetic holdings by an institution of own T2 instruments and subordinated loans (negative amount)	-	
53	Direct, indirect and synthetic holdings of the T2 instruments and subordinated loans of financial sector entities where those entities have reciprocal cross holdings with the institution designed to inflate artificially the own funds of the institution (negative amount)	-	
54	Direct, indirect and synthetic holdings of the T2 instruments and subordinated loans of financial sector entities where the institution does not have a significant investment in those entities (amount above 10% threshold and net of eligible short positions) (negative amount)	-	
55	Direct, indirect and synthetic holdings by the institution of the T2 instruments and subordinated loans of financial sector entities where the institution has a significant investment in those entities (net of eligible short positions) (negative amount)	-	
EU-56a	Qualifying eligible liabilities deductions that exceed the eligible liabilities items of the institution (negative amount)	-	
EU-56b	Other regulatory adjustments to T2 capital	-	
57	**Total regulatory adjustments to Tier 2 (T2) capital**	**-**	
58	**Tier 2 (T2) capital**	**-**	
59	**Total capital (TC = T1 + T2)**	**79,355**	

Capital adequacy and risk-weighted exposure amounts | 31

 32 | December 2023 EIB Group Risk Management Disclosure Report  60  Total Risk exposure amount  249,247  Capital ratios and requirements including buffers  61  Common Equity Tier 1 capital  31.8%  62  Tier 1 capital  31.8%  63  Total capital  31.8%  64  Institution CET1 overall capital requirement  8.6%  65  of which: capital conservation buffer requirement  2.5%  66  of which: countercyclical buffer requirement  0.6%  67  of which: buffer for systemic relevance (self-imposed)  1.0%  68  Common Equity Tier 1 capital (as a percentage of risk exposure amount) after meeting the minimum capital  requirements  23.3%  Amounts below the thresholds for deduction (before risk weighting)  72  Direct and indirect holdings of own funds and eligible liabilities of financial sector entities where the institution  does not have a significant investment in those entities (amount below 10% threshold and net of eligible short positions)  870  73  Direct and indirect holdings by the institution of the CET1 instruments of financial sector entities where the institution has a significant investment in those entities (amount below 17.65% thresholds and net of eligible short positions)  -  75  Deferred tax assets arising from temporary differences (amount below 17,65% threshold, net of related tax liability where the conditions in Article 38 (3) CRR are met)  -  Applicable caps on the inclusion of provisions in Tier 2  76  Credit risk adjustments included in T2 in respect of exposures  subject to standardised approach (prior to the application of the cap)  -  77  Cap on inclusion of credit risk adjustments in T2 under standardised approach  821  78  Credit risk adjustments included in T2 in respect of exposures subject to internal ratings-based approach (prior to the application of the cap)  -  79  Cap for inclusion of credit risk adjustments in T2 under internal ratings-based approach  796  Capital instruments subject to phase-out arrangements (only applicable between 1 Jan 2014 and 1 Jan 2022)  80  Current cap on CET1 instruments subject to phase out arrangements  -  81  Amount excluded from CET1 due to cap (excess over cap after redemptions and maturities)  -  82  Current cap on AT1 instruments subject to phase out arrangements  -  83  Amount excluded from AT1 due to cap (excess over cap after redemptions and maturities)  -  84  Current cap on T2 instruments subject to phase out arrangements  -  85  Amount excluded from T2 due to cap (excess over cap after redemptions and maturities)  -

Template EU CC2 — Reconciliation of regulatory own funds to balance sheet in the audited financial statements

The template provides a detailed breakdown of the composition of the regulatory own funds reconciled with the financial statements of the Group under EU-AD. There are no differences between the respective scopes and methods used for consolidation.

		a - b	c
		Balance sheet as in published financial statements and under regulatory scope of consolidation	**Reference**
Amounts are in EUR million, unless otherwise indicated		31.12.2023	
Assets - ***Breakdown by asset classes according to the balance sheet in the published financial statements***			
A.1.	Cash in hand, balances with central banks and post office banks	210	-
A.2.	Treasury bills and other bills eligible for refinancing with central banks	37,013	-
A.3.	Loans and advances to credit institutions	137,173	-
A.4.	Loans and advances to customers	334,850	-
A.5.	Debt securities including fixed-income securities	11,901	-
A.6.	Shares and other variable-yield securities	11,005	-
A.7.	Participating interests	494	-
A.8.	Intangible assets	96	8
A.9.	Tangible assets	282	-
A.10.	Other assets	415	-
A.11.	Subscribed capital and reserves, called but not paid	480	1
A.12.	Prepayments and accrued income	16,368	-
A.13.	**Total assets**	**550,288**	**-**
Liabilities - ***Breakdown by liability classes according to the balance sheet in the published financial statements***			
L.1.	Amounts owed to credit institutions	2,146	-
L.2.	Amounts owed to customers	2,072	-
L.3.	Debts evidenced by certificates	434,819	-
L.4.	Other liabilities	4,661	-
L.5.	Accruals and deferred income	18,228	-
L.6.	Provisions	5,220	-
L.7.	Subscribed capital	22,191	1
L.8.	Reserves	56,931	-
L.8.a	Reserve fund	24,880	2
L.8.b	Additional reserves	18,973	2
L.8.c	Special activities reserve	11,195	3
L.8.d	General loan reserve	1,883	EU-3a
L.9.	Profit for the financial year	2,407	EU-5a
L.10.	Equity attributable to minority interest	1,612	-
L.11.	**Total liabilities**	**550,288**	**-**

Capital adequacy and risk-weighted exposure amounts | 33

Template EU CCA — Main features of regulatory own funds instruments and eligible liabilities instruments

Amounts are in EUR million, unless otherwise indicated		a **Qualitative or quantitative information**
1	Issuer	European Investment Bank
2	Unique identifier (e.g. CUSIP, ISIN or Bloomberg identifier for private placement)	N/A
2a	Public or private placement	Private
3	Governing law(s) of the instrument	Statute of the European Investment Bank, Treaty on European Union and Treaty on the Functioning of the European Union
3a	Contractual recognition of write down and conversion powers of resolution authorities	No
	Regulatory treatment	
4	Current treatment taking into account, where applicable, transitional CRR rules	Common Equity Tier 1
5	Post-transitional CRR rules	Common Equity Tier 1
6	Eligible at solo/(sub-)consolidated/ solo&(sub-)consolidated	Solo and consolidated
7	Instrument type (types to be specified by each jurisdiction)	Share capital
8	Amount recognised in regulatory capital or eligible liabilities (Currency in million, as of most recent reporting date)	22,191
9	Nominal amount of instrument	248,795,606,881
EU-9a	Issue price	N/A
EU-9b	Redemption price	N/A
10	Accounting classification	Shareholders' equity
11	Original date of issuance	N/A
12	Perpetual or dated	Perpetual
13	Original maturity date	No maturity
14	Issuer call subject to prior supervisory approval	No
15	Optional call date, contingent call dates and redemption amount	N/A
16	Subsequent call dates, if applicable	N/A
	Coupons / dividends	
17	Fixed or floating dividend/coupon	N/A. In accordance with Article 309 of the Treaty on the Functioning of the European Union, the EIB operates on a non-profit-making basis and therefore does not pay out dividends.
18	Coupon rate and any related index	N/A
19	Existence of a dividend stopper	N/A
EU-20a	Fully discretionary, partially discretionary or mandatory (in terms of timing)	N/A
EU-20b	Fully discretionary, partially discretionary or mandatory (in terms of amount)	N/A
21	Existence of step up or other incentive to redeem	No
22	Noncumulative or cumulative	N/A
23	Convertible or non-convertible	Non-convertible
24	If convertible, conversion trigger(s)	N/A
25	If convertible, fully or partially	N/A
26	If convertible, conversion rate	N/A
27	If convertible, mandatory or optional conversion	N/A
28	If convertible, specify instrument type convertible into	N/A
29	If convertible, specify issuer of instrument it converts into	N/A

34 | December 2023 EIB Group Risk Management Disclosure Report

 Capital adequacy and risk-weighted exposure amounts | 35  30  Write-down features  No  31  If write-down, write-down trigger(s)  N/A  32  If write-down, full or partial  N/A  33  If write-down, permanent or temporary  N/A  34  If temporary write-down, description of write-up mechanism  N/A  34a  Type of subordination (only for eligible liabilities)  N/A  EU-34b  Ranking of the instrument in normal insolvency proceedings  1  35  Position in subordination hierarchy in liquidation (specify instrument type immediately senior to instrument)  N/A  36  Non-compliant transitioned features  No  37  If yes, specify non-compliant features  N/A  37a  Link to the full term and conditions of the instrument (signposting)  N/A  According to Articles 7(4) and 25 of the EIB Statute, the EIB’s Board of Governors is the only body competent, by unanimous decision, to suspend the EIB’s activities and, should the event arise, to liquidate the EIB. Based on the above and as stipulated in its BBP Guiding Principles, the EIB is not subject to regulatory requirements concerning resolution. Consequently, the Bank does not have to comply with Total Loss-absorbing Capacity (‘TLAC’) or institution-specific minimum requirement for own funds and eligible liabilities (‘MREL’), as defined within the European Union.

Template EU PV1 — Prudent valuation adjustments (PVA)

The template below shows a breakdown of the additional valuation adjustments ('AVA') applied to fair value instruments on the EIB Group's balance sheet by risk category. AVAs, which represent the haircut applied to fair value instruments to account for valuation uncertainty, need to be deducted from the regulatory own funds.

		a	b	c	d	e	EU e1	EU e2	f	g	h
Amounts are in EUR thousand, unless otherwise indicated		**Risk category**					**Category level AVA - Valuation uncertainty**		**Total category level post-diversification**		
	Category level AVA	**Equity**	**Interest Rates**	**Foreign exchange**	**Credit**	**Commodities**	**Unearned credit spreads AVA**	**Investment and funding costs AVA**		**Of which: Total core approach in the trading book**	**Of which: Total core approach in the banking book**
1	Market price uncertainty	-	881	-	-	-	-	-	881	-	881
3	Close-out cost	-	-	-	-	-	-	-	-	-	-
4	Concentrated positions	-	19,441	-	-	-	-	-	19,441	-	19,441
5	Early termination	-	-	-	-	-	-	-	-	-	-
6	Model risk	-	-	-	-	-	-	-	-	-	-
7	Operational risk	-	88	-	-	-	-	-	88	-	88
10	Future administrative costs	-	48,570	-	-	-	-	-	48,570	-	48,570
12	**Total Additional Valuation Adjustments (AVAs)**								**68,981**	-	**68,981**

36 | **December 2023 EIB Group Risk Management Disclosure Report**

 Credit risk | 37  Credit risk  Internal framework for credit risk management  Credit risk is the risk that the economic value and/or earnings of the EIBG decline due to the uncertainty with respect to the counterparties’ ability or willingness to meet the terms of the contractual obligations.  This section does not cover credit risk arising from over-the-counter (OTC) derivatives transactions and securities financing transactions, which is defined as counterparty credit risk in this report and is covered in Chapter 6. Credit exposures on securitisation positions are included in this chapter only when indicated, but are covered in more detail in Chapter 7.  The credit risk management process consists of identifying, analysing, measuring and reporting the risks incurred by the Group in its operations and making decisions to effectively manage these risks. The following sections describe the credit risk assessment processes of the EIB and of the EIF.  EIB’s credit risk responsibilities and processes  As far as the lending cycle is concerned, the main credit risk responsibilities within the first and second line of defence are divided between GR&C, the Operations Directorate (‘OPS’), the EIB Global Directorate (‘GLO‘) and the Portfolio Management and Monitoring Directorate (‘PMM’).  As a second line of defence, GR&C is responsible for setting the credit risk management framework for the origination and monitoring of lending exposures. In addition, GR&C provides an independent second line of defence opinion in relation to credit risk decision-making within the entire credit cycle, including loan proposal, credit risk related contractual amendments, restructuring, validation of specific provisions, Early Warning Signals/Non Performing Exposures (EWS/NPE) and forbearance status, counterpart internal rating based on established framework, LGD (Loss Given Default) and counterparty climate risk assessment.  OPS/GLO is responsible for the origination of new loans, due diligence, financial analysis of the borrowing entities and the evaluation of the structure of the operations using quantitative and qualitative metrics with input from the Projects Directorate (‘PJ‘) and the Legal Directorate (‘JU‘).  PMM monitors the credit quality of lending operations, in particular the borrowers’ and guarantors' creditworthiness, the value of securities and collateral received, management of event resolutions, etc. together with the assessment and negotiation of restructuring operations within a dedicated restructuring team.  Credit risk guidelines  GR&C, in consultation with other services within the Bank, is responsible for the credit risk guidelines setting the key principles for origination of new lending exposures (including, amongst others, minimum qualifying criteria for borrowers and guarantors in lending operations, acceptable structure of the operations, acceptable securities, risk pricing, etc.), ongoing monitoring of credit risk at individual exposure level throughout the loan cycle and in the identification and monitoring of EWS, NPE and forbearance exposures.  Other guidelines and internal policies relevant for the credit risk management of the Bank include the various internal policies referred to in sections 5.4, 5.5 and 13.3.  The Bank’s MC approves changes to the credit risk guidelines.  Product-specific guidelines for complex/higher-risk products  In order to ensure that the additional risk involved in complex or structured lending transactions is adequately analysed, quantified and mitigated, specific detailed guidelines have been developed in respect of certain types of operations complementing the general credit risk guidelines, presented above. The following types of operations are covered by specific sections of the guidelines:

 38 | December 2023 EIB Group Risk Management Disclosure Report  i.  ii. iii. iv.  Subordinated corporate lending and corporate hybrids. Project finance transactions.  Loan substitutes  Risk-sharing products.  Lending outside the European Union  As lending outside the European Union often implies a higher risk profile than lending operations within the Union, the Bank established dedicated credit risk guidelines for such transactions to ensure that they are in line with the Bank’s risk appetite and reflect mandates that the EIB receives.  Similarly to all other transactions, the EIB estimates expected losses taking into account a counterpart’s internal rating and a transaction’s contractual features and assigns a loan grading to non-EU lending transactions. The EIB also takes into account the credit support provided by the European Union or Member States, as applicable.  Beyond capturing the credit strength of a potential counterpart, EIB risk assessment also considers local and country jurisdiction and currency circumstances, which affect particular market environments, such as for emerging market investments.  General mandate risk principles for Impact Finance Mandates  Impact Finance Mandates are mandates generally with full risk coverage 29 for the Bank and whereby implementation and the risk spectrum are beyond the Bank’s rules, policies and procedures applied to operations it carries out at its own risk. As a consequence, the standard credit risk guidelines do not apply and the Bank has codified general mandate credit risk principles and follows specific qualitative credit risk assessment procedures agreed between the Bank and the mandators. Exposures under Impact Finance Mandates are carved out from the application of BBP and are consequently excluded from the templates on credit risk quality.  GR&C has also established specific guidelines for the management and monitoring of existing credit exposures under Impact Finance Mandates.  The lending process: contractual guidelines  A legal analysis is performed to determine whether a counterpart can comply with the contractual standards.  Legal framework  Guidelines set out orientation points for the legal framework under which the Bank may lend and, in particular, aspects like the governing laws and jurisdictions for the settlement of disputes which the Bank deems acceptable in view of its specific status as a multilateral financial institution owned by the Member States of the European Union.  Risk mitigation techniques  In its credit risk guidelines, the Bank details its approach to credit risk mitigation, which is based on a robust due diligence process, adequate levels of security and guarantees as well as protective clauses included in its loan agreements.  Risk mitigation clauses are the contractual clauses included in the lending documents signed by the Bank and its counterparts. These documents are, principally, the loan agreement and any guarantee, security or collateral agreement.  Risk mitigating clauses may include, amongst others, specific clauses making the disbursement of the loan conditional on certain requirements being satisfied, undertakings (covenants) given by the counterpart to the Bank (such as financial covenants or Loss of Rating clauses vis-à-vis the borrower or guarantor) and events of default enabling the Bank to take certain steps on the occurrence of a credit event post-signature.  These clauses are designed to protect the Bank against the deterioration of a borrower’s credit risk and to enable it to act to preserve its position upon the occurrence of any such event and reflect the nature of the counterpart and other factors affecting the credit risk profile of the relevant operation.  29  On an ad-hoc basis, the general mandate credit risk principles apply to specific Impact Finance sub-portfolios under the InvestEU mandate, where the EIB takes a limited senior risk.

 Credit risk | 39  Acceptable counterparties  Whether or not a given entity is acceptable to the Bank as a counterparty in a lending operation is determined on the basis of an assessment of the entity using, amongst others, quantitative metrics but also relying on experience and expert judgment.  The following key elements are taken into account:  Satisfaction of a Minimum Internal Rating (‘MIR’) requirement set on the basis of the Bank’s Internal Rating Methodology;  Minimum Qualifying Status (‘MQS’) in case of the existence of a rating from a recognised credit rating agency;  Counterparty limits/thresholds;  Any independent collateral, securities or guarantees available.  The lending process: counterpart exposure limits  Counterparty and sector limits  The EIB Group monitors and manages single name concentration risk30 from a regulatory, internal and credit rating agencies’ point of view.  From an internal point of view, in order to ensure adequate diversification of credit exposures, the Bank places counterparty-based threshold/limits on its maximum exposure 31 to financial institutions, corporates, sub- sovereign public authorities and public sector entities (as borrowers and/or guarantors).  Counterparty thresholds/limits are designed to keep lending exposures within a pre-defined proportion of the Bank’s own funds or the counterparts’ own funds/operating revenue. Thresholds/limits can be set on a nominal or risk-adjusted basis, the latter based on the nature of the counterpart and the existence of external guarantees or collateral provided as security for the relevant exposure.  The Bank also has exposure limits for certain sectors of economic activity.  Regulatory large exposure limits  In addition to the Bank’s own limits referred to above, and in compliance with applicable BBP to the EIB, the Group applies the regulatory large exposure limits on the maximum exposure to a single client or a group of connected clients.  EIB’s loan grading system  The loan grading system is used for internal credit risk assessment of the EIB’s lending operations and is an important part of the loan appraisal and monitoring process.  A loan grading reflects the present value of the estimated level of the lifetime expected loss for that loan, this being the net present value of the product of the probability of default, the loan exposure at risk and the loss given default. The loan grading system is used for the following purposes:  performance of quantitative assessment of lending risks;  indicator of credit risk variations for the purposes of prioritising monitoring efforts;  description of the Bank’s loan portfolio quality at a given date;  benchmark for calculating the annual additions to the GLR and SAR;  input in risk pricing decisions.  The following factors are used to determine a loan grading:  The borrower’s creditworthiness: on the basis of an internal proposal by the first line of defence, GR&C independently reviews borrowers/guarantors and assesses their creditworthiness based on internal methodologies. In line with the Basel III Internal Ratings Based approach adopted, the Bank has developed an internal rating methodology (‘IRM’) to determine the internal ratings of borrowers and guarantors. This is based on a set of scoring sheets specific to defined counterparty types.  30  31  Including concentration risk arising from credit mitigation activities.  The Bank’s consolidated exposure to the same counterparty, including lending, treasury and derivative exposures.

 40 | December 2023 EIB Group Risk Management Disclosure Report  The default correlation: it quantifies the chances of simultaneous financial difficulties arising for both the borrower and the guarantor. The higher the correlation between the borrower and the guarantor’s default, the lower the value of the guarantee and therefore the lower (worse) the loan grading.  The value of guarantee instruments and of securities: this value is assessed on the basis of a combination of the issuer’s creditworthiness and the type of instrument used.  The applicable recovery rate: the amount assumed to be recovered following a default by the relevant counterpart expressed as a percentage of the relevant loan exposure.  The contractual framework: a sound contractual framework will add to the loan’s quality and enhance its loan grading.  The duration of the loan or, more generally, the cash flows of the loan: all else being equal, the longer the loan, the higher the risk of incurring difficulties in the servicing of the loan.  Risk pricing methodology  The Bank has a risk pricing methodology, which ensures that the risk attached to any given operation is adequately remunerated. The level of risk pricing is based on a number of factors, including the loan grading assigned to the relevant lending operation.  EIF’s credit risk and related management  The EIF’s credit risk arises mainly through its activity linked to debt products, which encompasses guarantees and securitisations. Credit risk management is based on a three-lines-of-defence model which permeates all areas of the EIF’s business functions and processes: (i) front office, (ii) risk management and compliance functions, and  (iii) internal audit.  The EIF has developed a sound risk management framework for its Guarantee and Securitisation (G&S) business in order to analyse and monitor portfolio guarantees and structured finance transactions in line with common market practices.  In the context of the independent opinion process relating to its guarantees and securitisations, the Transaction and Portfolio Risk (“TPR”) division reviews each transaction proposal provided by the Equity Investments and Guarantees (“EIG”) department in accordance with the EIF’s internal rules and procedures.  To limit the concentration risk in the portfolio, the EIF has internal limits based on maximum exposure both at individual transaction and originator level. Transaction limits define maximum possible exposure dependent on underlying rating and weighted average life. Originator limits are applied to the respective originator’s position per country and exposure rating.  Early Warning Signals (‘EWS’) and Non-Performing Exposures (‘NPE’)  During 2023, for its lending operations, the Bank continued the implementation of the EWS and NPE processes following the adoption of relevant NPE requirements as best banking practice applicable to the EIB and defined in the internal EWS/NPE and Forbearance Guidelines.  The EWS concept is intended to allow for early detection and prevention of deteriorating credit quality counterparties/transactions. NPEs, which are also relevant for accounting purposes, include loans, debt securities and off-balance sheet exposures that satisfy either one or both of the criteria from Article 178 of the CRR. Non-performing exposures include32 defaulted and impaired exposures. Total NPEs are the sum of non- performing loans (‘NPL’), non-performing debt securities and non-performing off-balance sheet items.  Through the loan lifecycle, the responsible services monitor the exposure based on a dedicated EWS/NPE framework. The EWS and NPE process is typically targeted at assessing and recording financial issues at the level of a counterparty; that is, it does not take into consideration any specificity of the EIB loan, security/collateral arrangements and portfolio guarantees. The EWS/NPE portfolios are updated on a continuing basis throughout the year and reported to the management.  The EIF has implemented the EWS and NPE concept applying specific triggers to its Guarantee and Securitisation (G&S) business.  32  The EIB Group adheres to the NPE/NPL regulatory requirements approved, as BBP, subject to adaptations/non-applications, in line with its BBP Guiding Principles.

 Credit risk | 41  Definition of defaulted, past due and impaired exposures  Pursuant to Article 178 of the CRR, the Group’s definition of default, applicable to lending operations33 for regulatory purposes, is such that a default is considered to have occurred when either one or both of the two following conditions are met:  the obligor is past due more than 90 days on any material obligation above a certain threshold towards the EIB Group; and/or  the obligor is assessed as unlikely to pay (‘UTP’) its credit obligations in full towards the EIB Group, without realisation of collateral or security, regardless of the existence of any past due amount or the number of days past due.  An obligation for both accounting and regulatory purposes is considered as being “past due” when a contractual payment has not been met.  The borrower is flagged as an NPE if it is past due more than 90 consecutive calendar days on any material credit obligation to the EIB (unless considered as a technical default). Absolute (EUR 500) and relative (1% of the borrower’s exposure) materiality thresholds are taken into consideration while flagging 90 days past due.  The EIB has established a framework for the identification of unlikeliness to pay exposures, which is adjusted to the specificities and as applicable to the EIB’s portfolio. Amongst others, the unlikeliness to pay would likely be triggered based on the following situations:  EIB decisions, for example, application of specific provisions, write-off, debt forgiveness, payment under guarantee, obligation on non-accrued status, or waiver of a material part of accrued interest or fees; request for or expectation of a need for modification of original contract due to diminished repayment capacity with the counterpart unable to service its debt.  Actions by another lender or external stakeholders such as write-off or debt forgiveness; enforcement of legal actions by or default to another lender; downgrade to default status by external credit rating agencies; pre- insolvency/restructuring proceedings, insolvency, administration, bankruptcy or similar protection; loss of licence for regulated activities.  Significant perceived decline in credit quality, for example, default to another lender; justified concerns about the counterpart’s ability to generate stable and sufficient cashflows to service debt; disappearance of a market for borrower financial instruments; breach of financial covenants; request for emergency funding, enforcement actions against the counterpart.  For accounting purposes, an operation (meaning a loan, a commitment such as a guarantee, a commitment to extend credit or another credit product) is considered to be impaired following the occurrence of one or more pre-defined impairment triggers derived from the EWS/NPE framework or the EIB’s loan grading system to determine the need for a specific impairment provision. In certain circumstances, defaulted exposures might not be considered impaired due to the credit enhancement provided to the Group. A reversal of an NPE trigger can be initiated typically not before an established probation period provided that a number of conditions are fulfilled, amongst others: the NPE event has been resolved; regular payments as per schedule; existing specific provisions fully reversed; stable financial situation of the counterpart without additional deterioration or unlikeliness to pay identified.  Where forbearance measures are extended to an NPE counterpart, in addition to the conditions above, the exposures shall be considered to have ceased being non-performing after a 12-month cure period.  Impairment provisions  Specific impairment provisions are recorded for impaired contracts. Within the EIB, the determination of a specific impairment provision is carried out at contract level. The corresponding impairment amount is equal to the expected unrecoverable amount, that is the difference between the gross carrying amount of the exposure and the expected recoverable amount. The specific impairment provisions are further adjusted for the guarantee/loss coverage provided by mandators under portfolio guarantees. Write-off and debt forgiveness on outstanding debt exposures might apply on a case-by-case basis as per internal procedures.  33  For treasury and derivative operations, slightly different NPE conditions have been defined, which are based rather on contractual events or financial market practices.

 42 | December 2023 EIB Group Risk Management Disclosure Report  While the general outlook of the credit portfolio is deemed stable at so far, the collective provision recognised in 2022 in order to reflect the impact of the war in Ukraine on the overall loan portfolio (considering wider economic implications and not specifically exposures in Ukraine) was increased in 2023 as compared to end- 2022.  The below set of templates34 has been prepared pursuant to Article 442 of the CRR and the related EBA ITS. Since the EIB Group’s ratio of the gross carrying amount of non-performing loans and advances divided by the total gross carrying amount of loans and advances subject to the definition of non-performing according to Article 47a of Regulation (EU) No 575/2013 is less than 5%, the templates have been adapted accordingly.  34  Exposures under Impact Finance Mandates have been excluded from the NPE disclosure templates. Accrued interest on loans and advances and debt securities is not included in the gross carrying amounts disclosed.

Template EU CR1 — Performing and non-performing exposures and related provisions

The template below shows a breakdown of the performing and non-performing exposures and related provisions by product and counterparty type:

		a	d	g	j	m
		Gross carrying amount/nominal amount		**Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions**		**Accumulated partial write-off**
Amounts are in EUR million, unless otherwise indicated		**Performing exposures**	**Non-performing exposures**	**Performing exposures – accumulated impairment and provisions**	**Non-performing exposures – accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions**	
005	**Cash balances at central banks and other demand deposits**	**1,356**	**-**	**-**	**-**	**-**
010	**Loans and advances**	**467,464**	**3,051**	**-87**	**-447**	**-15**
020	Central banks	15,007	-	-	-	-
030	General governments	110,261	377	-	-	-
040	Credit institutions	99,468	203	-2	-2	-
050	Other financial corporations	27,672	-	-	-	-
060	Non-financial corporations	215,056	2,471	-85	-445	-15
070	*Of which SMEs*	-	-	-	-	-
080	Households	-	-	-	-	-
090	**Debt securities**	**48,907**	**11**	**-4**	**-0**	**-**
100	Central banks	555	-	-	-	-
110	General governments	13,975	-	-	-	-
120	Credit institutions	17,853	-	-	-	-
130	Other financial corporations	11,780	11	-0	-0	-
140	Non-financial corporations	4,745	-	-4	-	-
150	**Off-balance-sheet exposures**	**158,691**	**1,694**	**-80**	**-9**	**-**
160	Central banks	216	-	-	-	-
170	General governments	42,218	1,244	-	-	-
180	Credit institutions	43,901	181	-77	-0	-
190	Other financial corporations	17,480	10	-3	-9	-
200	Non-financial corporations	54,876	260	-0	-	-
210	Households	-	-	-	-	-
220	**Total**	**676,419**	**4,756**	**-171**	**-456**	**-15**

Template EU CR1-A — Maturity of exposures

This template provides a maturity breakdown of the loans and advances and debt securities portfolio of the Group based on the residual maturity of the instrument.

		a	b	c	d	e	f
		Net exposure value					
Amounts are in EUR million, unless otherwise indicated		**On demand**	**<= 1 year**	**> 1 year <= 5 years**	**> 5 years**	**No stated maturity**	**Total**
1	Loans and advances	-	56,321	75,834	337,826	-	469,981
2	Debt securities	-	20,513	15,035	13,366	-	48,914
3	**Total**	**-**	**76,834**	**90,869**	**351,192**	**-**	**518,895**

Credit risk | 43

 44 | December 2023 EIB Group Risk Management Disclosure Report  Template EU CR2 — Changes in the stock of non-performing loans and advances  The following template displays information on the changes in the stock of non-performing loans from the end of 2022 to the current reporting period.  Amounts are in EUR million, unless otherwise indicated  a  Gross carrying amount  010  Initial stock of non-performing loans and advances  3,259  020  Inflows to non-performing portfolios  655  030  Outflows from non-performing portfolios  -864  040  Outflows due to write-offs  -127  050  Outflow due to other situations35  -736  060  Final stock of non-performing loans and advances  3,051  35  The outflows from non-performing portfolios are caused by a mix of factors, including contractual repayments, reimbursements from guarantees received and reversals of NPE triggers.

Template EU CQ3 — Credit quality of performing and non-performing exposures by past due days

This template provides further information on the credit quality of the Group's debt portfolio (loans and advances, debt securities and off-balance sheet items) by showing a breakdown of all exposures by buckets of days past due.

		a	b	c	d	e	f	g	h	i	j	k	l
		Gross carrying amount/nominal amount											
		Performing exposures			**Non-performing exposures**								
Amounts are in EUR million, unless otherwise indicated			**Not past due or past due ≤ 30 days**	**Past due > 30 days ≤ 90 days**		**Unlikely to pay that are not past due or are past due ≤ 90 days**	**Past due > 90 days ≤ 180 days**	**Past due > 180 days ≤ 1 year**	**Past due > 1 year ≤ 2 years**	**Past due > 2 years ≤ 5 years**	**Past due > 5 years ≤ 7 years**	**Past due > 7 years**	**Of which defaulted**
005	**Cash balances at central banks and other demand deposits**	**1,356**	**1,356**										
010	**Loans and advances**	**467,464**	**467,289**	**175**	**3,051**	**2,526**	**181**	**268**	**40**	**15**	**18**	**2**	**3,051**
020	Central banks	15,007	15,007	-	-	-	-	-	-	-	-	-	-
030	General governments	110,261	110,135	126	377	357	20	-	-	-	-	-	377
040	Credit institutions	99,468	99,468	1	203	200	-	-	-	-	-	2	203
050	Other financial corporations	27,672	27,672	-	-	-	-	-	-	-	-	-	-
060	Non-financial corporations	215,056	215,007	48	2,471	1,969	161	268	40	15	18	-	2,471
070	*Of which SMEs*	-	-	-	-	-	-	-	-	-	-	-	-
080	Households	-	-	-	-	-	-	-	-	-	-	-	-
090	**Debt securities**	**48,907**	**48,907**	**-**	**11**	**11**	**-**	**-**	**-**	**-**	**-**	**-**	**11**
100	Central banks	555	555	-	-	-	-	-	-	-	-	-	-
110	General governments	13,975	13,975	-	-	-	-	-	-	-	-	-	-
120	Credit institutions	17,853	17,853	-	-	-	-	-	-	-	-	-	-
130	Other financial corporations	11,780	11,780	-	11	11	-	-	-	-	-	-	11
140	Non-financial corporations	4,745	4,745	-	-	-	-	-	-	-	-	-	-
150	**Off-balance-sheet exposures**	**158,691**			**1,694**								**1,694**

Credit risk | 45

 46 | December 2023 EIB Group Risk Management Disclosure Report  160  Central banks  216  -  -  170  General governments  42,218  1,244  1,244  180  Credit institutions  43,901  181  181  190  Other financial corporations  17,480  10  10  200  Non-financial corporations  54,876  260  260  210  Households  -  -  -  220  Total  676,419  517,552  175  4,756  2,537  181  268  40  15  18  2  4,756

Template EU CQ4 — Quality of non-performing exposures by geography

This template displays a geographical breakdown of the Group's debt portfolio. Columns b) and d) are not disclosed as the Group's NPL ratio is below 5%.

All EU Member States are separately reported in the template and only non-EU countries to which the EIB Group has a total exposure in excess of EUR 10 billion are separately reported in the template.

		a	c	e	f	g
		Gross carrying/nominal amount		Accumulated impairment	Provisions on off-balance-sheet commitments and financial guarantees given	Accumulated negative changes in fair value due to credit risk on non-performing exposures
Amounts are in EUR million, unless otherwise indicated			Of which defaulted			
010	**On-balance-sheet exposures**	**519,434**	**3,062**	**-539**		**-**
	Spain	67,580	87	-17		-
	France	64,557	247	-48		-
	Italy	58,903	108	-13		-
	Germany	41,906	345	-114		-
	Poland	37,484	148	-103		-
	United Kingdom	31,006	504	-75		-
	Luxembourg	21,413	30	-8		-
	Netherlands	17,262	66	-0		-
	Finland	16,956	18	-15		-
	Austria	14,304	22	-12		-
	Greece	14,269	110	-19		-
	Belgium	13,127	-	-0		-
	Sweden	11,336	172	-1		-
	Portugal	9,499	12	-1		-
	Hungary	7,840	-	-0		-
	Ireland	6,513	80	-39		-
	Czechia	5,508	-	-		-
	Denmark	4,895	-	-0		-
	Romania	3,970	-	-0		-
	Slovakia	3,292	60	-		-
	Lithuania	2,759	-	-0		-
	Croatia	2,720	-	-3		-
	Slovenia	2,004	-	-1		-
	Cyprus	1,953	1	-0		-
	Bulgaria	1,787	16	-4		-
	Estonia	1,435	-	-0		-
	Latvia	823	-	-		-
	Malta	308	-	-		-
	Other countries	54,024	1,036	-65		-
080	**Off-balance-sheet exposures**	**160,386**	**1,694**		**-89**	
	Luxembourg	24,167	83		-62	
	France	18,327	56		-0	
	Spain	12,934	5		-2	
	Italy	12,607	10		-11	

Credit risk | 47

	Germany	10,376	8		-1	
	Poland	9,891	-		-0	
	Netherlands	5,952	-		-	
	Greece	4,907	-		-2	
	Romania	4,854	-		-1	
	Belgium	4,763	-		-	
	Portugal	3,269	-		-3	
	Sweden	2,990	-		-	
	Czechia	2,799	-		-	
	Ireland	2,080	-		-0	
	Austria	1,477	-		-0	
	Finland	1,243	-		-	
	Denmark	1,211	-		-	
	Hungary	1,183	-		-	
	Bulgaria	1,092	-		-2	
	Cyprus	805	-		-	
	Slovenia	714	-		-	
	Estonia	661	-		-	
	Croatia	513	-		-1	
	United Kingdom	412	-		-2	
	Latvia	263	-		-	
	Slovakia	199	-		-	
	Lithuania	166	-		-	
	Malta	107	-		-0	
	Other countries	30,422	1,533		-0	
150	**Total**	**679,819**	**4,756**	**-539**	**-89**	**-**

Template EU CQ5 — Credit quality of loans and advances to non-financial corporations by industry

This template shows a sector breakdown of the Group's portfolio of loans to corporates based on the borrower's NACE code. Columns b) and d) are not disclosed as the Group's NPL ratio is below 5%.

		a	c	e	f
		Gross carrying amount		**Accumulated impairment**	**Accumulated negative changes in fair value due to credit risk on non-performing exposures**
Amounts are in EUR million, unless otherwise indicated			Of which defaulted		
010	Agriculture, forestry and fishing	407	24	-0	-
020	Mining and quarrying	1,961	99	-0	-
030	Manufacturing	17,788	587	-159	-
040	Electricity, gas, steam and air conditioning supply	43,207	332	-25	-
050	Water supply	15,495	72	-5	-
060	Construction	9,531	285	-114	-
070	Wholesale and retail trade	1,771	12	-10	-
080	Transport and storage	60,654	543	-69	-
090	Accommodation and food service activities	37	-	-	-
100	Information and communication	8,671	81	-16	-

48 | December 2023 EIB Group Risk Management Disclosure Report

110	Financial and insurance activities	19,248	40	-13	-
120	Real estate activities	10,153	-	-	-
130	Professional, scientific and technical activities	12,776	202	-54	-
140	Administrative and support service activities	1,644	-	-0	-
150	Public administration and defence, compulsory social security	4,989	-	-	-
160	Education	3,838	90	-56	-
170	Human health services and social work activities	5,195	104	-8	-
180	Arts, entertainment and recreation	10	-	-	-
190	Other services	152	-	-	-
200	**Total**	**217,527**	**2,471**	**-529**	-

Restructurings and forbearance

The EIB's definition of a restructured exposure follows that of Article 178 (3) point (d) of the CRR and is consistent with the definition of forborne exposure as defined in Annex V to Commission Implementing Regulation (EU) 2021/451 of 17 December 2020.

Exposures (loans, debt securities and loan commitments) shall be treated as forborne by the EIB if forbearance measures were granted to the counterparty, irrespective of whether any amount is past due, or the exposure is classified as defaulted.

Forbearance measures consist of "concessions" that the EIB decides to make towards an obligor which due to financial difficulties is considered unable to comply with the contractual debt service terms and conditions. These forbearance measures aim to enable the obligor to (totally or partially) service the debt or to refinance the contract.

Performing exposures with forbearance measures (performing forborne exposures) shall comprise forborne exposures that do not meet the criteria to be considered as non-performing and are included in the performing exposures category (that is, the debtor is not classified as NPE).

Non-performing exposures with forbearance measures (non-performing forborne exposures) shall comprise forborne exposures that meet the criteria to be considered as non-performing and are included in the non-performing category (that is, the debtor is classified as NPE).

Template EU CQ1 — Credit quality of forborne exposures

This template presents an overview of the forborne exposures of the Group with a split between performing and non-performing exposures and related provisions by product and counterparty.

		a	b	c	d	e	f
		Gross carrying amount/nominal amount of exposures with forbearance measures				**Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions**	
		Performing forborne	**Non-performing forborne**			**On performing forborne exposures**	**On non-performing forborne exposures**
Amounts are in EUR million, unless otherwise indicated				Of which defaulted	Of which impaired		
005	Cash balances at central banks and other demand deposits	-	-	-	-	-	-
010	**Loans and advances**	**1,828**	**1,701**	**1,701**	**1,138**	**-1**	**-279**
020	*Central banks*	-	-	-	-	-	-
030	*General governments*	114	32	32	-	-	-
040	*Credit institutions*	1	23	23	3	-	-2

Credit risk | 49

050	*Other financial corporations*	3	-	-	-	-	-
060	*Non-financial corporations*	1,711	1,646	1,646	1,135	-1	-277
070	*Households*	-	-	-	-	-	-
080	**Debt securities**	-	**11**	**11**	**11**	-	**-0**
090	**Loan commitments given**	**109**	**2**	**2**	-	-	**-0**
100	**Total**	**1,937**	**1,714**	**1,714**	**1,149**	**-1**	**-279**

5.2 Credit risk mitigation

The Bank details its approach to credit risk mitigation in its credit risk guidelines, which include the type of collateral and guarantees the Bank accepts. Credit risk mitigation used to limit the exposure of derivatives and securities financing transactions is presented in Chapter 6.

The Bank accepts various types of credit enhancements and has defined requirements on the security's quality at the level of the guarantor, the collateral provider and the security obtained. The typical eligible credit enhancements include guarantees, pledge of assets and/or financial collateral.

The Bank does not use credit derivatives as a means of mitigating credit risk. The effect of credit risk mitigation is calculated using the Financial Collateral Comprehensive Method pursuant to Article 228 of the CRR[36]. Netting is solely applied for OTC derivatives as described in Chapter 6.

For further information on collateral received, refer to Note S.2.3.3 (guarantees received by the Group), Note S.2.3.4 (collateral on loans) and Note S.2.5.1 (financial collateral for derivatives) of the EIB Group consolidated financial statements under IFRS.

Collateral and guarantee management

The credit risk attached to a particular borrower may be enhanced by the provision of third-party guarantees and/or collateral. In order to distinguish between the quality of such credit enhancements, the Bank has a granular classification system defining the essential characteristics of the different types of credit enhancement that may be offered as security.

This distinction is based not only on the credit standing of the issuer of the relevant instrument but also on the instruments' legal enforceability and liquidity.

Guarantees

Guarantees represent one type of credit enhancement. Detailed rules are set out in the credit risk guidelines in relation to, among others:

- minimum rating requirements for guarantors and the Bank's rights if the guarantor loses such rating;
- monitoring of guarantors;
- acceptable caps on guarantees.

Pledge of assets and/or financial collateral

Alternatively, a credit enhancement can be made by a pledge on assets:

- pledge of financial collateral (government and corporate bonds, cash and, on an exceptional basis, shares);
- assignment of financial rights (for example, a claim on underlying loan exposures or revenues); and
- cash on bank accounts (no pledge agreement) held with an independent bank.

Security eligibility and collateral management

Detailed rules are set out in the credit risk guidelines in relation to, among others:

- asset eligibility;
- haircuts based on security type, rating, maturity, liquidity, currency;
- frequency of monitoring of collateral, exposures and coverage ratios (daily); and

[36] Under the Financial Comprehensive Method, the effects of credit risk mitigation are reflected when using the IRB approach by adjusting the loss given default parameter in the calculation of the risk-weighted exposure.

50 | December 2023 EIB Group Risk Management Disclosure Report

- rules for collateral valuation.

5.3 Use of the standardised approach

The Group makes limited use of the standardised approach. Despite being treated under IRB (Article 152 of the CRR), investments in collective investment undertakings ('CIUs') treated under the look-through, mandate-based or fall-back approach are reported in templates CR4 and CR5 below.

The EIB Group currently does not make use of external ratings from the major credit rating agencies for any of the exposures treated under the standardised approach within the IRB calculations to determine the corresponding risk weights. Rather, investments within the affected exposure classes receive standardised risk weights according to non-rating based criteria as provided for by the CRR.

Template EU CR4 — standardised approach — Credit risk exposure and CRM effects

This template presents an overview of the EIB Group's exposures under the standardised approach for which the Group applies fixed risk weights from the CRR instead of its own internal estimation of credit risk parameters for the calculation of regulatory capital requirements. Amounts are in EUR million, unless otherwise indicated.

		Exposures before CCF and before CRM		Exposures post CCF and post CRM		RWAs and RWAs density	
		On-balance-sheet exposures	Off-balance-sheet exposures	On-balance-sheet exposures	Off-balance-sheet amount	RWAs	RWAs density (%)
Exposure classes		a	b	c	d	e	f
1	Central governments or central banks	-	-	-	-	-	0.0%
2	Regional government or local authorities	-	-	-	-	-	0.0%
3	Public sector entities	-	65	-	33	33	100.0%
4	Multilateral development banks	-	-	-	-	-	0.0%
5	International organisations	-	-	-	-	-	0.0%
6	Institutions	-	-	-	-	-	0.0%
7	Corporates	0	2,107	0	1,053	1,053	100.0%
8	Retail	-	-	-	-	-	0.0%
9	Secured by mortgages on immovable property	-	-	-	-	-	0.0%
10	Exposures in default	-	-	-	-	-	0.0%
11	Exposures associated with particularly high risk	-	-	-	-	-	0.0%
12	Covered bonds	-	-	-	-	-	0.0%
13	Institutions and corporates with a short-term credit assessment	-	-	-	-	-	0.0%
14	Collective investment undertakings	10,919	8,766	8,810	7,501	63,760	390.9%
15	Equity	158	713	158	713	870	100.0%
16	Other items	-	-	-	-	-	0.0%
17	**TOTAL**	**11,076**	**11,651**	**8,967**	**9,299**	**65,716**	**359.8%**

Credit risk | 51

Template EU CR5 — Standardised approach

This template shows a breakdown of the EIB Group's exposures under the standardised approach by regulatory exposure class and risk weights. The category "Others" (column o)) contains CIUs that are treated according to a mix of standardised risk weights and simple risk weights as per article 152 (4) and (5) [37]. Amounts are in EUR million, unless otherwise indicated.

		Risk weight															Total	Of which unrated
		0%	2%	4%	10%	20%	35%	50%	70%	75%	100%	150%	250%	370%	1250%	Others		
	Exposure classes	a	b	c	d	e	f	g	h	i	j	k	l	m	n	o	p	q
1	Central governments and central banks	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
2	Regional government or local authorities	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
3	Public sector entities	-	-	-	-	-	-	-	-	-	33	-	-	-	-	-	33	33
4	Multilateral development banks	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
5	International organisations	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
6	Institutions	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
7	Corporates	-	-	-	-	-	-	-	-	-	1,053	-	-	-	-	-	1,053	1,053
8	Retail exposures	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
9	Exposures secured by mortgages on immovable property	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
10	Exposures in default	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
11	Exposures associated with particularly high risk	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
12	Covered bonds	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
13	Exposures to institutions and corporates with a short-term credit assessment	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
14	Units or shares in collective investment undertakings [38]	-	-	-	-	-	-	-	-	-	11	-	-	-	1,918	14,382	16,310	16,310
15	Equity exposures	-	-	-	-	-	-	-	-	-	870	-	-	-	-	-	870	870
16	Other items	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
17	**TOTAL**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**1,966**	**-**	**-**	**-**	**1,918**	**14,382**	**18,266**	**18,266**

[37] Including these CIUs that do not qualify as equity holdings in insurance companies pursuant to Article 471 of the CRR with a resulting risk weight of 370%.

[38] During 2023, the EIBG undertook a review of its portfolio of equity investments in funds, which, for some exposures, resulted in an adjustment to the approach for calculating RWEAs, or a reclassification from the standardised approach to the simple risk-weight approach under IRB.

52 | **December 2023 EIB Group Risk Management Disclosure Report**

5.4 Use of the Internal Ratings Based approach

The Internal Ratings Based ('IRB') approach enables banks to use their own risk parameters to quantify required capital for credit risk. Following approval by the relevant governing bodies, the EIB Group voluntarily adopted the CRR Advanced Internal Ratings Based ('A-IRB') approach for capital calculation. It developed internal models for ratings and credit risk parameters [Probability of Default ('PD'), Loss Given Default ('LGD') and Exposure at Default ('EAD')], in line with BBP and with the EU implementation of the BCBS standards, to ensure a robust internal rating system. PD, LGD and EAD models exist for all material exposure classes of the Bank, and the Bank uses the A-IRB approach for the majority of its book. The simple risk-weight approach is used for a limited number of equity exposures (see Section 5.5).

Internal credit risk parameter estimates are not only used for regulatory but also for economic capital calculations. Internal ratings are a key driver of loan grading and therefore of loan pricing and provisioning. The Group has set up a stress testing framework, in which the internal credit risk parameters and how they change under different macroeconomic scenarios play a major role.

Internal ratings

The EIB has developed an Internal Rating Methodology ('IRM') to determine the internal ratings of its counterparties and the rating approach is differentiated by counterparty types. The EIF applies a similar rating scale for internal purposes.

The table below sets out the relationship between the EIB's internal ratings, equivalent external ratings and the ratings' definitions.

Table 3: EIB rating mapping scale

Internal Rating	Equivalent Moody's rating	Rating definition
1	Aaa	Counterpart of prime credit quality, with minimal credit risk.
2+	Aa1	High credit quality counterpart and subject to very low credit risk. Considerable stability of earnings, strong position in a non-cyclical sector and moderate leverage. Long-term prospects quite solid.
2	Aa2	
2-	Aa3	
3+	A1	Good credit quality counterpart and subject to low credit risk. Capacity to repay all obligations in the normal course of business is undoubted, but operating in a cyclical sector (or not having a strong position in a non-cyclical one), and therefore potentially showing a degree of vulnerability to downturns. Long-term prospects remain, however, solid.
3	A2	
3-	A3	
4+	Baa1	Acceptable credit quality counterpart subject to moderate credit risk but with an exposure to economic or industry cycles that could well lead, in the medium term, to a material deterioration in the borrower's financial performance.
4	Baa2	Minimum acceptable credit quality counterpart subject to increased credit risk.
4-	Baa3	Counterpart is financially vulnerable to external or internal factors such as high leverage, highly cyclical and competitive industries, or where event risk is a major consideration. Short-term solvency is not in question, but long-term prospects are uncertain.
5+	Ba1	Financially weak counterpart, whose capacity to repay obligations on a timely basis may be in question.
5	Ba2	
5-	Ba3	
6+	B1	Counterpart subject to high credit risk; capacity to repay questionable.
6	B2	
6-	B3	
7	Caa2	Counterpart judged to be of very poor credit standing and subject to very high credit risk.
8	D	Counterpart in default.

Internal rating process and models

In order to ensure the independence of the rating assignment, there is an established framework for division of responsibilities between OPS/GLO (Loan Officers), PMM (Portfolio Monitoring Officers) and GR&C (Credit Officers) regarding the due diligence and internal rating exercise. The same process applies to LGD assigned to

Credit risk | 53

 54 | December 2023 EIB Group Risk Management Disclosure Report  corporate and financial institution counterparties. For public sector entities, sub-sovereign public authorities and sovereign/central bank counterparties, LGD values are automatically determined39.  Several control mechanisms of the internal ratings system have been established to ensure the internal rating models are robust:  Under the mandate of the Credit Risk Control function (‘CRCF’), the Internal Modelling division in GR&C-RM and the Economics Department within the General Secretariat are responsible for the design and continuous refinement of the internal rating model methodologies, the review, maintenance and monitoring of the models’ performance and oversight of the rating systems as a whole.  A separate validation team within GR&C ensures the internal models’ compliance with applicable BBP.  The Internal Rating Models Maintenance Committee (‘IRMMC’) has decision-making authority on the design, selection, implementation, oversight and performance of the internal credit risk parameter models.  The Internal Audit function is responsible for checking annually the integrity of the internal rating system and its adherence to all applicable requirements.  An Annual Rating Model Performance report covering the performance of all A-IRB PD/rating, LGD and CCF models under the remit of the CRCF is submitted to senior management and the MC on a yearly basis. Additionally, the IRMMC is informed on a regular basis through separate monitoring reports. The objective of the model monitoring and performance reports is to assess whether the models are fit for purpose, that is, to ensure that a possible deterioration of model performance is detected and addressed in a timely manner.  From a credit risk perspective, model monitoring is a second line of defence control activity performed by the CRCF with the aim of measuring the underlying credit risk of the Bank’s portfolios and monitoring whether the models and its risk drivers still provide an adequate credit risk assessment. In terms of model risk, model monitoring is a first line of defence control activity under the responsibility of the model owner aimed at identifying deficiencies in the model design and implementation or a potential misuse of the model.  Model monitoring comprises the following main components 40 : (i) monitoring of model estimates and (ii) monitoring of the model use and application. For both components quantitative metrics and statistical methods are applied, complemented by qualitative methods and judgment.  For the monitoring of estimates of model parameters, a distinction is made between back-testing and benchmarking analyses:  Back-testing means the use of statistical methods to compare model estimates and realised outcomes in line with CRR Art. 174(d) and Art. 185(b).  Benchmarking refers to a comparison of internal estimates across banks with external benchmarks or estimates of challenger models (such as external ratings, pooled data, supervisory models) in line with CRR Art. 185(c).  With regard to the model use and application, the content of the monitoring activities depends on the peculiarities of the model. Examples are the model use on the appropriate portfolio, timely re-rating or the extent of overrides.  Currently, all internal rating models at the EIB follow an expert-based approach. This means that the ratings are primarily based on scorecards, which rely on quantitative factors and an analyst’s opinion for qualitative factors, but also allow adjustments to the rating based on judgmental factors to an explicitly limited degree. EU and non- EU counterparts are generally subject to the same rating approach, although in the incumbent rating model for financial institutions the scores are partially weighted differently, such that for non-EU counterparties, business risk factors are, for instance, more heavily weighted than financial criteria.  The internal rating model for corporate counterparts (excluding project finance counterparts) assesses business risk and financial risk factors (including industry risks, company specifics, corporate governance, capital structure and debt service capacity) on a quantitative and qualitative basis by taking into account sector- and country- specific factors to determine an initial rating. Expert adjustments are made by considering the legal entities’ parental or government support. Before the final rating is determined, overriding tools are applied to incorporate information that was not considered in the scoring sheet.  39  40  A manual override of the model values is possible for all counterparty types, with stricter rules for financial institutions and corporates. According to BCBS, “Working Paper No. 14: Studies on the Validation of Internal Rating Systems”.

An internal rating model for financial institutions is also used even though most of these counterparts are rated by external credit rating agencies. The internal rating process is very similar to that of corporates despite differences in the rating criteria, and measures, on the one hand, qualitative criteria such as economic environment, regulatory and legal framework or competitive position and, on the other hand, financial criteria assessing the institution's financial soundness. The final rating allows for judgmental overrides as seen above.

In line with its BBP Guiding Principles, assuming no expected loss for exposures towards the European Union, Member States and central banks of Member States are carved out from regulatory capital requirements.

Non-EU sovereigns (incl. central banks) are rated by the Economics Department.

The internal rating model for sub-sovereign public authority ('SSPA') counterparties assesses the two main areas, operating environment and financial position/risk, to derive an initial rating from the scorecard. Subsequently, model-driven adjustments including a country test (to ensure the rating is in line with the rating of the sovereign) and overriding adjustments (expert-based) and market information are made.

A specific internal rating model exists for public sector entities ('PSE') that are neither sovereign, sub-sovereign public authorities, nor corporates and are considered within the institutions' IRB exposure class for capital calculation purposes. The initial scorecard rating of these entities assesses the business and financial risk of the counterparty. Potential adjustments are allowed by assessing specific criteria to reflect the degree and likelihood of extraordinary support from the sponsoring sovereign or sub-sovereign.

Requests for information addressed to the EIB Group including those related to the decisions made on internal ratings assigned to applicants for loans are handled by the InfoDesk in line with the Group's Transparency Policy. As the Group does not directly lend to SMEs, these will usually be informed that loan decisions and conditions of financing fall within the remit of the financial intermediaries and that the Group is not involved in the rating decision-making process.

Credit risk parameters

The following table provides an overview of the internal models per exposure class including the models and methodologies applied to estimate the internal credit risk parameters.

Table 4: Overview of EIB internal models

Component	Portfolio	Main models		Description of model and methodology	CRR category
		No.	Description		
PD	*Corporates*	*2*	*PD Corporates*	*Scoring sheet*	*Exposures to Corporates*
			PD Project Finance	*Scoring sheet*	*Exposures to Corporates – specialised lending*
	Financial Institutions	*1*	*PD Financial Institutions*	*Scoring sheet*	*Exposures to Institutions*
	Sovereign/Public Sector	*4*	*PD Sub-Sovereign Public Authorities*	*Scoring sheet*	*Exposures to Central governments and central banks*
			PD Public Sector Entities	*Scoring sheet*	
			PD Central governments and their central banks (non EU)	*Statistical based model with expert judgment*	
			PD Central governments and their central banks (EU) and supranational organisations	*Simplified approach*	
LGD	*Corporates*	*2*	*LGD Corporates inside Europe*	*Model based on sector and legislation*	*Exposures to Corporates*
			LGD Corporates outside Europe	*Benchmark model*	
	Financial Institutions	*2*	*LGD Financial Institutions inside Europe*	*Model based on financials and legislation*	*Exposures to Institutions*
			LGD Financial Institutions outside Europe	*Benchmark model*	
	Sovereign/Public Sector	*4*	*LGD Public Institutions (SSPAs and PSEs) inside Europe*	*Benchmark model*	

Credit risk | 55

			LGD Public Institutions (SSPAs and PSEs) outside Europe	*Benchmark model*	*Exposures to Central governments and central banks*
			LGD Central governments and their central banks inside Europe but non-EU Member States	*Benchmark model with literature*	
			LGD Central governments and their central banks outside Europe	*Benchmark model*	
CCF	*Corporates*	*2*	*CCF Corporates*	*Direct model*	*Exposures to Corporates*
			CCF Project Finance	*Direct model*	*Exposures to Corporates – specialised lending*
	Financial Institutions	*1*	*CCF Financial Institutions*	*Direct model*	*Exposures to Institutions*
	Sovereign/Public Sector	*2*	*CCF Public (SSPAs & PSEs)*	*Direct model*	*Exposures to Central governments and central banks*
			CCF Sovereign	*Direct model*	

Due to the shortage of statistically relevant historical default data, the Bank uses external estimates of PDs for its internal ratings. For EU Credit Risk Guidelines (CRG) counterparts, internal rating grades are mapped to Moody's rating grades taking into account the criteria of the internal and external ratings. The calibration method for PDs is based on Moody's published data on default experience. For non-EU CRG counterparties, default data history is also provided through the GEMs (Global Emerging Markets Risk) database, which allows for statistical modelling. The calibration of PDs also uses GEMs and Moody's data. Template CR9.1 below provides information on the back-testing of PDs estimates using respectively Moody's and GEMs' rating grades.

The LGD model relies mainly on external data and/or expert judgment given the lack of default and loss data, and a downturn LGD is used for regulatory capital purposes. The LGD treatment is differentiated between EU and non-EU Credit Risk Guidelines, and by counterparty, exposure type and economic sector. Credit risk mitigation clauses have an impact on LGD and are taken into account for determining the LGD of a transaction.

On the basis of the protection provided by its preferred creditor status (PCS) as enshrined in its Statute (Article 26.2, exemption from all forms of requisition or expropriation), the Bank assumes full recovery of its EU Member States' assets upon maturity[41]. Hence, no credit risk is assumed on the Bank's direct and guaranteed exposures to the European Union and EU Member States. Furthermore, central banks of EU Member States benefit from the same regime, as per the Bank's BBP Framework.

Lastly, the Bank uses different models to derive its own estimates of the Credit Conversion Factors ('CCFs') used for the EAD calculation based on the type of counterparty.

The templates below provide detailed information on specific portfolios of the EIB Group treated under the A-IRB approach.

[41] EIB exposure to EU Member States, except for exposure in the form of debt instruments with collective action clauses.

56 | **December 2023 EIB Group Risk Management Disclosure Report**

Template EU CR6 — IRB approach — Credit risk exposures by exposure class and PD range

The templates below display a breakdown of the EIBG portfolio under A-IRB for specific regulatory exposure classes. Exposures are reported in columns a) to d) and g) before credit risk mitigation and in columns e) to f) and h) to m) taking into consideration the substitution effect of credit protection received. CIU investments and securitisation tranches guaranteed by sovereigns or supranational organisations are excluded from the templates. Internally unrated counterparties are included under the "100 (Default)" PD bucket. Amounts are in EUR million, unless otherwise indicated.

A-IRB	PD range	On-balance sheet exposures	Off-balance-sheet exposures pre-CCF	Exposure weighted average CCF	Exposure post CCF and post CRM	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years) [42]	Risk-weighted exposure amount after supporting factors	Density of risk weighted exposure amount	Expected loss amount	Value adjust-ments and provisions
	a	b	c	d	e	f	g	h	i	j	k	l	m
Central governments and central banks													
	0.00 to <0.15	115,997	24,931	47.7%	173,611	0.1%	180	3.8%	4	3,771	2.2%	3	0
	0.00 to <0.10	71,639	18,403	48.0%	110,476	0.0%	144	4.6%	4	2,301	2.1%	1	0
	0.10 to <0.15	44,357	6,528	46.5%	63,134	0.1%	36	2.4%	4	1,470	2.3%	1	0
	0.15 to <0.25	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	0
	0.25 to <0.50	12,109	6,239	40.0%	19,934	0.2%	8	4.3%	4	1,312	6.6%	2	0
	0.50 to <0.75	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	0
	0.75 to <2.50	274	200	40.0%	7,448	0.2%	5	2.9%	4	240	3.2%	1	0
	0.75 to <1.75	274	-	0.0%	5,639	0.2%	4	3.4%	4	177	3.1%	0	0
	1.75 to <2.5	-	200	40.0%	1,809	0.3%	1	1.2%	4	63	3.5%	0	0
	2.50 to <10	105	-	0.0%	5,563	1.8%	4	6.4%	4	1,233	22.2%	20	0
	2.50 to <5	5	-	0.0%	859	0.3%	1	1.5%	5	28	3.2%	0	0
	5 to <10	100	-	0.0%	4,704	2.1%	3	7.3%	4	1,206	25.6%	20	0
	10 to <100	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	0
	10 to <20	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	0
	20 to <30	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	0
	30 to <100	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	0
	100 (Default)	135	-	0.0%	4,346	0.1%	6	0.3%	5	6	0.1%	0	-1
Sub-total central governments and central banks		**128,619**	**31,370**	**46.1%**	**210,901**	**0.1%**	**203**	**3.8%**	**4**	**6,563**	**3.1%**	**25**	**-1**

[42] Exposure-weighted maturity is calculated using the regulatory maturity formula provided in Article 162 of the CRR.

Credit risk | 57

A-IRB	PD range	On-balance sheet exposures	Off-balance-sheet exposures pre-CCF	Exposure weighted average CCF	Exposure post CCF and post CRM	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years) [43]	Risk-weighted exposure amount after supporting factors	Density of risk weighted exposure amount	Expected loss amount	Value adjust-ments and provisions
	a	b	c	d	e	f	g	h	i	j	k	l	m
Institutions													
	0.00 to <0.15	144,051	35,296	59.7%	122,657	0.1%	601	28.7%	4	28,561	23.3%	24	0
	0.00 to <0.10	105,104	25,031	59.5%	90,498	0.0%	402	26.7%	4	15,731	17.4%	10	0
	0.10 to <0.15	38,947	10,264	60.2%	32,159	0.1%	199	34.1%	4	12,830	39.9%	14	0
	0.15 to <0.25	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	0
	0.25 to <0.50	14,079	2,802	67.1%	13,010	0.3%	110	21.0%	4	4,060	31.2%	6	0
	0.50 to <0.75	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	0
	0.75 to <2.50	4,113	3,248	64.1%	3,585	1.1%	62	40.4%	4	3,501	97.6%	14	-3
	0.75 to <1.75	2,494	2,520	63.5%	2,564	0.9%	47	40.9%	4	2,436	95.0%	8	-2
	1.75 to <2.5	1,619	728	66.4%	1,020	1.7%	15	39.3%	4	1,065	104.3%	6	-1
	2.50 to <10	4,567	1,837	59.7%	1,415	3.5%	39	32.9%	4	1,361	96.2%	11	0
	2.50 to <5	808	1,479	61.3%	884	2.7%	13	40.2%	5	1,154	130.5%	9	0
	5 to <10	3,759	358	53.0%	531	4.8%	26	20.6%	2	207	38.9%	2	0
	10 to <100	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	0
	10 to <20	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	0
	20 to <30	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	0
	30 to <100	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	0
	100 (Default)	3,298	1,917	68.1%	893	77.3%	72	30.0%	2	257	28.7%	218	-56
Sub-total institutions		**170,109**	**45,099**	**60.9%**	**141,560**	**0.6%**	**884**	**28.3%**	**4**	**37,740**	**26.7%**	**273**	**-59**

[43] Exposure-weighted maturity is calculated using the regulatory maturity formula provided in Article 162 of the CRR.

58 | **December 2023 EIB Group Risk Management Disclosure Report**

A-IRB	PD range	On-balance sheet exposures	Off-balance-sheet exposures pre-CCF	Exposure weighted average CCF	Exposure post CCF and post CRM	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	Risk-weighted exposure amount after supporting factors	Density of risk weighted exposure amount	Expected loss amount	Value adjust-ments and provisions
	a	b	c	d	e	f	g	h	i	j	k	l	m
Corporates – Other													
	0.00 to <0.15	73,419	17,078	86.0%	86,367	0.1%	278	41.3%	4	34,554	40.0%	36	0
	0.00 to <0.10	19,479	5,558	87.0%	23,826	0.1%	101	42.7%	4	7,461	31.3%	6	0
	0.10 to <0.15	53,940	11,520	85.5%	62,540	0.1%	177	40.8%	4	27,092	43.3%	30	0
	0.15 to <0.25	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	0
	0.25 to <0.50	20,062	7,357	87.4%	25,502	0.3%	203	44.0%	4	20,216	79.3%	39	0
	0.50 to <0.75	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	0
	0.75 to <2.50	9,099	1,892	83.7%	7,123	1.2%	124	37.2%	4	7,109	99.8%	33	0
	0.75 to <1.75	6,303	1,231	82.1%	4,179	0.9%	98	42.5%	4	4,632	110.8%	17	0
	1.75 to <2.5	2,796	662	86.6%	2,944	1.7%	26	29.7%	4	2,477	84.1%	16	0
	2.50 to <10	2,135	810	73.5%	1,642	3.7%	64	36.3%	4	1,994	121.4%	20	0
	2.50 to <5	454	480	71.0%	781	3.8%	22	33.3%	4	1,140	146.0%	10	0
	5 to <10	1,681	330	77.2%	861	3.7%	42	39.1%	4	853	99.1%	10	0
	10 to <100	-	-	0.0%	-	-	-	0.0%	-	-	0.0%	-	0
	10 to <20	-	-	0.0%	-	-	-	0.0%	-	-	0.0%	-	0
	20 to <30	-	-	0.0%	-	-	-	0.0%	-	-	0.0%	-	0
	30 to <100	-	-	0.0%	-	-	-	0.0%	-	-	0.0%	-	0
	100 (Default)	1,302	366	64.3%	1,270	95.9%	128	52.0%	2	2,709	213.3%	464	-130
Sub-total corporates – other		**106,016**	**27,503**	**85.5%**	**121,903**	**1.3%**	**797**	**41.7%**	**4**	**66,581**	**54.6%**	**591**	**-130**

Credit risk | 59

A-IRB	PD range	On-balance sheet exposures	Off-balance-sheet exposures pre-CCF	Exposure weighted average CCF	Exposure post CCF and post CRM	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	Risk-weighted exposure amount after supporting factors	Density of risk weighted exposure amount	Expected loss amount	Value adjust-ments and provisions
	a	b	c	d	e	f	g	h	i	j	k	l	m
Corporates – Specialised lending													
	0.00 to <0.15	8,151	1,271	57.0%	7,345	0.1%	81	23.7%	5	2,115	28.8%	2	0
	0.00 to <0.10	324	165	57.0%	418	0.1%	3	20.0%	5	80	19.1%	0	0
	0.10 to <0.15	7,826	1,106	57.0%	6,927	0.1%	78	24.0%	5	2,036	29.4%	2	0
	0.15 to <0.25	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	0
	0.25 to <0.50	5,600	363	57.0%	4,417	0.3%	74	26.6%	4	2,164	49.0%	4	0
	0.50 to <0.75	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	0
	0.75 to <2.50	2,543	2,065	57.0%	2,796	1.3%	43	29.4%	5	2,508	89.7%	11	0
	0.75 to <1.75	2,120	1,042	57.0%	2,013	1.0%	30	27.0%	5	1,536	76.3%	5	0
	1.75 to <2.5	423	1,023	57.0%	783	2.1%	13	35.6%	5	972	124.1%	6	0
	2.50 to <10	991	77	57.0%	914	5.4%	18	21.6%	5	841	92.1%	11	0
	2.5 to <5	151	20	57.0%	152	3.8%	6	20.5%	5	125	82.5%	1	0
	5 to <10	840	56	57.0%	762	5.7%	12	21.8%	5	716	94.0%	10	0
	10 to <100	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	0
	10 to <20	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	0
	20 to <30	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	0
	30 to <100	-	-	0.0%	-	0.0%	-	0.0%	-	-	0.0%	-	0
	100 (Default)	758	23	57.0%	539	97.1%	20	43.5%	1	995	184.5%	173	-174
Sub-total corporates – specialized lending		**18,043**	**3,799**	**57.0%**	**16,011**	**4.0%**	236	**26.1%**	**5**	**8,624**	**53.9%**	**201**	**-174**
Total (all exposure classes)		**422,787**	**107,771**	**63%**	**490,374**	**1%**	**2,102**	**21%**	**4**	**119,508**	**24.4%**	**1,091**	**-364**

60 | **December 2023 EIB Group Risk Management Disclosure Report**

Template EU CR6-A — Scope of the use of IRB and SA approaches

The below template exhibits the total amount of exposures treated under the IRB approach before credit risk mitigation (column a) compared to the exposure calculated in the context of the leverage ratio (column b). It shows that exposure values under IRB tend to be higher than those considered for the calculation of the leverage ratio, and this, regardless of the difference in scope, is due to the application of a different credit conversion factor. Furthermore, as explained above, the EIBG treats most of its exposures under the A-IRB approach and makes limited use of the standardised approach.

Amounts are in EUR million, unless otherwise indicated		Exposure value as defined in Article 166 CRR for exposures subject to IRB approach	Total exposure value for exposures subject to the Standardised approach and to the IRB approach	Percentage of total exposure value subject to the permanent partial use of the SA (%)	Percentage of total exposure value subject to a roll-out plan (%)	Percentage of total exposure value subject to IRB Approach (%)[44]
		a	b	c	d	e
1	Central governments and central banks	143,073	144,304	0.0%	-	100.0%
1.1	Of which Regional governments or local authorities		23,390	0.0%	-	100.0%
1.2	Of which Public sector entities		37,970	0.0%	-	100.0%
2	Institutions	202,146	197,609	0.0%	-	100.0%
3	Corporates	164,840	156,453	0.7%	-	99.3%
3.1	Of which Corporates – Specialised lending, excluding slotting approach		19,942	0.0%	-	100.0%
3.2	Of which Corporates – Specialised lending under slotting approach		-	0.0%	-	0.0%
4	Retail		-	0.0%	-	0.0%
4.1	of which Retail – Secured by real estate SMEs		-	0.0%	-	0.0%
4.2	of which Retail – Secured by real estate non-SMEs		-	0.0%	-	0.0%
4.3	of which Retail – Qualifying revolving		-	0.0%	-	0.0%
4.4	of which Retail – Other SMEs		-	0.0%	-	0.0%
4.5	of which Retail – Other non-SMEs		-	0.0%	-	0.0%
5	Equity	4,976	5,847	14.9%	-	85.1%
6	Other non-credit obligation assets	3,251	3,251	0.0%	-	100.0%
7	**Total**	**518,286**	**507,464**	**0.4%**	**-**	**99.6%**

[44] For the purpose of this template, CIUs treated in accordance with Article 152 of the CRR are considered in the scope of IRB exposures (and allocated for the most part to the corporate exposure class).

Credit risk | 61

Template EU CR7 — IRB approach — Effect on the RWEAs of credit derivatives used as CRM techniques

This template shows the impact of credit risk derivatives on banks' capital requirements. As the EIB Group does not make use of credit risk derivatives, columns a) and b) of the template display the same figures.

	Amounts are in EUR million, unless otherwise indicated	Pre-credit derivatives risk weighted exposure amount	Actual risk weighted exposure amount
		a	b
1	**Exposures under F-IRB**	-	-
2	Central governments and central banks	-	-
3	Institutions	-	-
4	Corporates	-	-
4.1	*of which Corporates – SMEs*	-	-
4.2	*of which Corporates – Specialised lending*	-	-
5	**Exposures under A-IRB**	**119,509**	**119,509**
6	Central governments and central banks	6,563	6,563
7	Institutions	37,740	37,740
8	Corporates	75,205	75,205
8.1	*of which Corporates – SMEs*	-	-
8.2	*of which Corporates – Specialised lending*	8,624	8,624
9	Retail	-	-
9.1	*of which Retail – SMEs – Secured by immovable property collateral*	-	-
9.2	*of which Retail – non-SMEs – Secured by immovable property collateral*	-	-
9.3	*of which Retail – Qualifying revolving*	-	-
9.4	*of which Retail – SMEs – Other*	-	-
9.5	*of which Retail – Non-SMEs- Other*	-	-
10	**TOTAL (including F-IRB exposures and A-IRB exposures)**	**119,509**	**119,509**

62 | **December 2023 EIB Group Risk Management Disclosure Report**

Template EU CR7-A — IRB approach — Disclosure of the extent of the use of CRM techniques

This template provides a detailed overview of the credit risk protection received on exposures treated under the IRB approach. The last two columns of the template show the final RWEA by regulatory exposure class (obligor exposure class in column m) vs. credit protection provider in column n). The Group is currently benefiting from a large amount of unfunded credit protection which, due to the substitution method, is not reported under columns k and l. Amounts are in EUR million, unless otherwise indicated.

A-IRB		Total exposures	Credit risk Mitigation techniques											Credit risk Mitigation methods in the calculation of RWEAs	
			Funded credit Protection (FCP)									Unfunded credit Protection (UFCP)			
			Part of exposures covered by **Financial Collaterals** (%)	Part of exposures covered by **Other eligible collaterals** (%)				Part of exposures covered by **Other funded credit protection** (%)				Part of exposures covered by **Guarantees** (%)	Part of exposures covered by **Credit Derivatives** (%)	**RWEA without substitution effects** (reduction effects only)	**RWEA with substitution effects** (both reduction and substitution effects)
					Part of exposures covered by **Immovable property Collaterals** (%)	Part of exposures covered by **Receivables** (%)	Part of exposures covered by **Other physical collateral** (%)		Part of exposures covered by **Cash on deposit** (%)	Part of exposures covered by **Life insurance policies** (%)	Part of exposures covered by **Instruments held by a third party** (%)				
		a	b	c	d	e	f	g	h	i	j	k	l	m	n
1	Central governments and central banks	269,968	0.0%	-	-	-	-	-	-	-	-	-	-	4,408	6,563
2	Institutions	141,564	3.7%	-	-	-	-	-	-	-	-	-	-	38,474	37,740
3	Corporates	137,914	0.7%	-	-	-	-	-	-	-	-	-	-	76,626	75,205
3.1	*Of which Corporates – SMEs*	-	-	-	-	-	-	-	-	-	-	-	-	-	-
3.2	*Of which Corporates – Specialised lending*	16,011	2.1%	-	-	-	-	-	-	-	-	-	-	8,957	8,624
3.3	*Of which Corporates – Other*	121,903	0.5%	-	-	-	-	-	-	-	-	-	-	67,670	66,581
4	Retail	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Credit risk | 63

 64 | December 2023 EIB Group Risk Management Disclosure Report  4.1  Of which Retail – Immovable  property SMEs  -  -  -  -  -  -  -  -  -  -  -  -  -  -  4.2  Of which Retail – Immovable  property non- SMEs  -  -  -  -  -  -  -  -  -  -  -  -  -  -  4.3  Of which Retail – Qualifying  revolving  -  -  -  -  -  -  -  -  -  -  -  -  -  -  4.4  Of which  Retail – Other SMEs  -  -  -  -  -  -  -  -  -  -  -  -  -  -  4.5  Of which Retail – Other non-SMEs  -  -  -  -  -  -  -  -  -  -  -  -  -  -  5  Total  549,446  1.1%  -  -  -  -  -  -  -  -  -  -  119,50845  119,509  45 The small difference between total RWEA before and after the application of the substitution effect relates to securitisation exposures guaranteed by regional governments not treated as sovereign.

RWEA flow statements of credit risk exposures under the IRB approach

This table presents a breakdown of the evolution of the credit risk RWEA under the IRB approach between the previous and current reporting period.

Amounts are in EUR million

RWEA as at 31.12.2022	**113,040**
Asset size	16,167
Asset quality	-5,076
Model updates	-3,653
Methodology and policy	-
Other (including foreign exchange movements)	-969
RWEA as at 31.12.2023	**119,509**

The increase in the IRB RWEA over 2023 is mainly explained by the growth of EAD linked to the origination of new business. The decrease of RWEA due to model updates relates to the annual recalibration of risk parameters (PDs and LGDs).

Template CR9 — IRB approach — Back-testing of PD per exposure class (fixed PD scale)

The templates below provide a comparison of internal PD estimates with observed annual default rates for specific segments of the portfolio. Internally unrated counterparties are included under the "100 (Default)" PD range.

Amounts are in EUR million, unless otherwise indicated

Exposure class	**PD range**	**Number of obligors at the end of previous year**		**Observed average default rate (%)**	**Exposures weighted average PD (%)**	**Average PD (%)**	**Average historical annual default rate (%)**
			Of which: number of obligors which defaulted in the year				
a	b	c	d	e	f	g	h
Central governments and central banks	0.00 to <0.15	164	-	-	0.1%	0.0%	-
	0.00 to <0.10	136	-	-	0.0%	0.0%	-
	0.10 to <0.15	28	-	-	0.1%	0.1%	-
	0.15 to <0.25	7	-	-	-	0.2%	-
	0.25 to <0.50	9	-	-	0.2%	0.4%	-
	0.50 to <0.75	-	-	-	-	-	-
	0.75 to <2.50	4	-	-	0.2%	0.9%	-
	0.75 to <1.75	4	-	-	0.2%	0.9%	-
	1.75 to <2.5	-	-	-	0.3%	-	-
	2.50 to <10	1	-	-	1.8%	2.7%	-
	2.50 to <5	1	-	-	0.3%	2.7%	-
	5 to <10	-	-	-	2.1%	-	-
	10 to <100	-	-	-	-	-	5.6%
	10 to <20	-	-	-	-	-	5.6%
	20 to <30	-	-	-	-	-	-
	30 to <100	-	-	-	-	-	-
	100 (Default)	2	-	-	0.1%	100.0%	-

Credit risk | 65

Exposure class	PD range	Number of obligors at the end of previous year		Observed average default rate (%)	Exposures weighted average PD (%)	Average PD (%)	Average historical annual default rate (%)
			Of which: number of obligors which defaulted in the year				
a	b	c	d	e	f	g	h
Institutions	0.00 to <0.15	475	-	-	0.1%	0.1%	0.2%
	0.00 to <0.10	393	-	-	0.0%	0.0%	0.3%
	0.10 to <0.15	82	-	-	0.1%	0.1%	-
	0.15 to <0.25	104	-	-	-	0.2%	-
	0.25 to <0.50	112	1	0.9%	0.3%	0.4%	0.5%
	0.50 to <0.75	-	-	-	-	-	0.6%
	0.75 to <2.50	47	-	-	1.1%	1.3%	0.7%
	0.75 to <1.75	37	-	-	0.9%	1.1%	0.9%
	1.75 to <2.5	10	-	-	1.7%	2.1%	-
	2.50 to <10	53	-	-	3.5%	5.3%	2.0%
	2.50 to <5	24	-	-	2.7%	3.2%	1.0%
	5 to <10	29	-	-	4.8%	7.0%	2.8%
	10 to <100	-	-	-	-	-	1.6%
	10 to <20	-	-	-	-	-	1.7%
	20 to <30	-	-	-	-	-	-
	30 to <100	-	-	-	-	-	-
	100 (Default)	8	-	-	77.3%	100.0%	-

Exposure class	PD range	Number of obligors at the end of previous year		Observed average default rate (%)	Exposures weighted average PD (%)	Average PD (%)	Average historical annual default rate (%)
			Of which: number of obligors which defaulted in the year				
a	b	c	d	e	f	g	h
Corporates – Other	0.00 to <0.15	159	-	-	0.1%	0.1%	-
	0.00 to <0.10	82	-	-	0.1%	0.1%	-
	0.10 to <0.15	77	-	-	0.1%	0.1%	-
	0.15 to <0.25	94	-	-	-	0.2%	-
	0.25 to <0.50	167	1	0.6%	0.3%	0.4%	0.4%
	0.50 to <0.75	-	-	-	-	-	-
	0.75 to <2.50	82	1	1.2%	1.2%	1.3%	0.2%
	0.75 to <1.75	61	-	-	0.9%	1.0%	-
	1.75 to <2.5	21	1	4.8%	1.7%	2.1%	1.0%
	2.50 to <10	42	-	-	3.7%	5.0%	5.6%
	2.50 to <5	27	-	-	3.8%	3.4%	5.8%
	5 to <10	15	-	-	3.7%	7.7%	4.6%
	10 to <100	10	-	-	-	19.7%	9.8%
	10 to <20	10	-	-	-	19.7%	3.3%

66 | December 2023 EIB Group Risk Management Disclosure Report

	20 to <30	-	-	-	-	-	25.9%
	30 to <100	-	-	-	-	-	-
	100 (Default)	29	-	-	95.9%	100.0%	-

Exposure class	PD range	Number of obligors at the end of previous year		Observed average default rate (%)	Exposures weighted average PD (%)	Average PD (%)	Average historical annual default rate (%)
			Of which: number of obligors which defaulted in the year				
a	b	c	d	e	f	g	h
Corporates – Specialised lending	0.00 to <0.15	20	-	-	0.1%	0.1%	-
	0.00 to <0.10	1	-	-	0.1%	0.1%	-
	0.10 to <0.15	19	-	-	0.1%	0.1%	-
	0.15 to <0.25	41	-	-	-	0.2%	-
	0.25 to <0.50	87	-	-	0.3%	0.4%	-
	0.50 to <0.75	0	-	-	-	-	0.8%
	0.75 to <2.50	27	-	-	1.3%	1.1%	-
	0.75 to <1.75	24	-	-	1.0%	1.0%	-
	1.75 to <2.5	3	-	-	2.1%	2.1%	-
	2.50 to <10	18	1	5.6%	5.4%	5.7%	2.1%
	2.50 to <5	7	-	-	3.8%	3.5%	-
	5 to <10	11	1	9.1%	5.7%	7.0%	3.5%
	10 to <100	-	-	-	-	-	10.6%
	10 to <20	-	-	-	-	-	3.1%
	20 to <30	-	-	-	-	-	50.0%
	30 to <100	-	-	-	-	-	-
	100 (Default)	14	1	7.1%	97.1%	100.0%	1.4%

Credit risk | 67

Template CR9.1 — IRB approach — Back-testing of PD per exposure class (only for PD estimates according to point (f) of Article 180(1) CRR)

The EIBG uses external data from Moody's and GEMs for the calibration of its PD estimates. The tables below display similar information to Table CR9, albeit organised by bucket of external rating equivalent. Two sets of templates are disclosed, for counterparties covered by EU and non-EU Credit Risk Guidelines (CRG), reflecting the use of a different PD scale for the two types of counterparties. Internally unrated counterparties are included under the "100" PD range. Amounts are in EUR million, unless otherwise indicated.

A-IRB – EU CRG counterparties

Exposure class	PD range	External rating equivalent	Number of obligors at the end of previous year		Observed average default rate (%)	Average PD (%)	Average historical annual default rate (%)
				Of which: number of obligors which defaulted in the year			
a	b	c	d	e	f	g	h
Central governments and central banks	0.00 to 0.01	Aaa	17	-	-	0.0%	-
	0.01 to 0.03	Aa1 to Aa3	74	-	-	0.0%	-
	0.03 to 0.07	A1 to A3	40	-	-	0.1%	-
	0.07 to 0.27	Baa1 to Baa3	39	-	-	0.1%	-
	0.27 to 1.32	Ba1 to Ba3	7	-	-	0.7%	-
	1.32 to 5.65	B1 to B3	-	-	-	-	-
	5.65 to 99.99	C	-	-	-	-	-
	100	D	1	-	-	100.0%	-

68 | December 2023 EIB Group Risk Management Disclosure Report

 Credit risk | 69  Exposure class  PD range  External rating equivalent  Number of obligors at the end of previous year  Observed average default rate (%)  Average PD (%)  Average historical annual default rate (%)  Of which: number of obligors which  defaulted in the year  a  b  c  d  e  f  g  h  Institutions  0.00 to 0.01  Aaa  10  -  -  0.0%  -  0.01 to 0.03  Aa1 to Aa3  105  -  -  0.0%  -  0.03 to 0.07  A1 to A3  276  -  -  0.1%  0.4%  0.07 to 0.27  Baa1 to Baa3  254  1  0.4%  0.2%  0.2%  0.27 to 1.32  Ba1 to Ba3  77  -  -  0.8%  0.7%  1.32 to 5.65  B1 to B3  46  -  -  4.0%  1.2%  5.65 to 99.99  C  10  -  -  9.6%  2.5%  100  D  8  -  -  100.0%  -  Exposure class  PD range  External rating equivalent  Number of obligors at the end of previous year  Observed average default rate (%)  Average PD (%)  Average historical annual default rate (%)  Of which: number of  obligors which defaulted in the year  a  b  c  d  e  f  g  h  Corporates – Other  0.00 to 0.01  Aaa  -  -  -  -  -  0.01 to 0.03  Aa1 to Aa3  6  -  -  0.0%  -  0.03 to 0.07  A1 to A3  73  -  -  0.1%  -  0.07 to 0.27  Baa1 to Baa3  267  -  -  0.2%  0.1%  0.27 to 1.32  Ba1 to Ba3  123  1  0.8%  0.7%  0.2%  1.32 to 5.65  B1 to B3  33  -  -  3.2%  0.8%  5.65 to 99.99  C  5  -  -  9.6%  11.7%  100  D  21  -  -  100.0%  -

Exposure class	PD range	External rating equivalent	Number of obligors at the end of previous year		Observed average default rate (%)	Average PD (%)	Average historical annual default rate (%)
				Of which: number of obligors which defaulted in the year			
a	b	c	d	e	f	g	h
Corporates - Specialised Lending	0.00 to 0.01	Aaa	-	-	-	-	-
	0.01 to 0.03	Aa1 to Aa3	-	-	-	-	-
	0.03 to 0.07	A1 to A3	1	-	-	0.1%	-
	0.07 to 0.27	Baa1 to Baa3	114	-	-	0.2%	-
	0.27 to 1.32	Ba1 to Ba3	53	-	-	0.7%	0.4%
	1.32 to 5.65	B1 to B3	13	1	7.7%	4.3%	1.5%
	5.65 to 99.99	C	2	-	-	9.6%	14.0%
	100	D	8	-	-	100.0%	-

A-IRB – Non-EU CRG counterparties

Exposure class	PD range	External rating equivalent	Number of obligors at the end of previous year		Observed average default rate (%)	Average PD (%)	Average historical annual default rate (%)
				Of which: number of obligors which defaulted in the year			
a	b	c	d	e	f	g	h
Central governments and central banks	0.00 to 0.01	Aaa	2	-	-	-	-
	0.01 to 0.07	Aa1 to Aa3	-	-	-	-	-
	0.07 to 0.11	A1 to A3	3	-	-	0.1%	-
	0.11 to 0.43	Baa1 to Baa3	2	-	-	0.5%	-
	0.43 to 2.13	Ba1 to Ba3	1	-	-	2.7%	-
	2.13 to 6.60	B1 to B3	-	-	-	-	-
	6.60 to 99.99	C	-	-	-	-	7.4%
	100	D	1	-	-	100.0%	-

70 | December 2023 EIB Group Risk Management Disclosure Report

 Credit risk | 71  Exposure class  PD range  External rating equivalent  Number of obligors at the end of previous year  Observed average default rate (%)  Average PD (%)  Average historical annual default rate (%)  Of which: number of obligors which  defaulted in the year  a  b  c  d  e  f  g  h  Institutions  0.00 to 0.01  Aaa  -  -  -  -  -  0.01 to 0.07  Aa1 to Aa3  1  -  -  0.1%  -  0.07 to 0.11  A1 to A3  1  -  -  0.1%  -  0.11 to 0.43  Baa1 to Baa3  3  -  -  0.5%  -  0.43 to 2.13  Ba1 to Ba3  7  -  -  2.3%  -  2.13 to 6.60  B1 to B3  1  -  -  4.6%  -  6.60 to 99.99  C  -  -  -  -  -  100  D  -  -  -  -  -  Exposure class  PD range  External rating equivalent  Number of obligors at the end of previous year  Observed average default rate (%)  Average PD (%)  Average historical annual default rate (%)  Of which: number of obligors which defaulted in the year  a  b  c  d  e  f  g  h  Corporates – Other  0.00 to 0.01  Aaa  -  -  -  -  -  0.01 to 0.07  Aa1 to Aa3  -  -  -  -  -  0.07 to 0.11  A1 to A3  4  -  -  0.1%  -  0.11 to 0.43  Baa1 to Baa3  3  -  -  0.5%  -  0.43 to 2.13  Ba1 to Ba3  17  1  5.9%  2.0%  1.2%  2.13 to 6.60  B1 to B3  13  -  -  5.4%  11.2%  6.60 to 99.99  C  10  -  -  19.7%  15.6%  100  D  8  -  -  100.0%  -

 72 | December 2023 EIB Group Risk Management Disclosure Report  Exposure class  PD range  External rating equivalent  Number of obligors at the end of previous year  Observed average default rate (%)  Average PD (%)  Average historical annual default rate (%)  Of which: number of obligors which defaulted in the year  a  b  c  d  e  f  g  h  Corporates – Specialized  Lending  0.00 to 0.01  Aaa  -  -  -  -  -  0.01 to 0.07  Aa1 to Aa3  -  -  -  -  -  0.07 to 0.11  A1 to A3  -  -  -  -  -  0.11 to 0.43  Baa1 to Baa3  2  -  -  0.5%  -  0.43 to 2.13  Ba1 to Ba3  3  -  -  1.4%  -  2.13 to 6.60  B1 to B3  5  -  -  6.1%  -  6.60 to 99.99  C  -  -  -  -  37.5%  100  D  6  1  16.7%  100.0%  3.3%

 Credit risk | 73  5.5 Equity risk  Equity-type risks result from the Group’s investments that in effect expose the Group to the risk of the performance of the investee’s business.  The Group is exposed to equity risk stemming from the following sources:  Strategic investments:  The EIB’s strategic participation in the European Bank for Reconstruction and Development (‘EBRD’);  Equity investments:  Equity-type investments including investments in infrastructure and climate funds as well as private equity funds, predominantly focusing on geographies outside the European Union.  Equity-type investments originated by the EIF on behalf of the EIB in the form of investments in infrastructure and climate funds, venture capital/private equity funds, private debt funds and related structures (for example, co-investment vehicles) and similar structures under ad-hoc facilities under mandate.  Quasi-equity operations which are financing legally structured as loans but usually remunerated with an equity kicker 46 and are considered as equity-type operations from a risk perspective. They are typically originated under risk-sharing mandates47 such as InnovFin/EFSI/InvestEU.  Shares that have been obtained in the context of financial restructuring of a publicly quoted or privately held company to which the EIB has lent (“accidental equity”).  EIF own-resources indirect equity investments  Indirect equity exposures via Private Equity, Venture Capital and Private Debt funds;  Indirect equity exposures via Funds of Funds;  Secondary indirect equity investments through the purchase of a secondary stake in a fund (for the EIF Equity Discretionary portfolio only);  Direct equity exposures via co-investments (in companies or portfolio companies) to a limited extent.  Management, monitoring and reporting  The EIB’s Equity Risk Guidelines (“ERG”) address risk issues and related risk mitigating measures associated with indirect equity originated by the EIB and quasi-equity investments irrespective of their geographical focus and origin of funds. Together with the Equity Monitoring Procedures (“EMP”), they set out the monitoring procedures, including the periodic scoring of equity-type investments prepared by PMM and reviewed by GR&C. The equity-type investments are fair valued periodically and set against their carrying value to calculate performance.  The EIF’s Equity Risk Policy Guidelines (“ERPG”) cover the equity risk investment and monitoring process under EIF own resources and under mandate.  The core of the EIF’s equity-specific risk management practices consists of a structured and regular fund manager review process, in which the financial performance of each fund manager and fund in the portfolio is assessed, operational issues at the level of fund managers are identified, and remedy actions are agreed. This process is run by both the first and second lines of defence.  More specifically, the Fund has developed a toolset to design, manage and monitor portfolios of private equity (‘PE’) funds tailored to the dynamics of this marketplace. This toolset is based on an internal model, which enables the Fund to better assess and verify each fund’s but also each portfolio of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the EIF assigns an equity score which is based on the outcome of extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. The funds are monitored by the Fund’s transaction team with a frequency and intensity depending on the underlying level of risk, and equity scores are annually reviewed by the Fund’s risk management team.  46  47  From an accounting point of view, quasi-equity loans are considered as debt and consequently reported in the EBA templates under “Loans and advances” as applicable.  Arrangements whereby the Bank shares the risk on underlying credit risk exposures with the mandator.

Equity risk is featured to various levels of detail in internal EIB Group entities' reporting and regularly submitted to senior management.

Capital requirements measurement

The CRR contains a hierarchy of credit risk approaches for dealing with equity investments in CIUs. Depending on the level of information available on individual underlying exposures, institutions should apply the different approaches in the following order:

- Look-through approach ('LTA');
- Mandate-based approach ('MBA');
- Fall-back approach with 1250% risk weight.

The EIB Group calculates capital requirements for most of its indirect equity investments on the basis of the LTA or MBA (the fall-back approach is applied to a small portion of the portfolio).

Capital requirements for the participation in the EBRD are calculated on the basis of the standardised approach, as disclosed in template EU CR4 above. Quasi-equity exposures are treated under the simple risk-weighted approach, as presented in template EU CR10 below.

Template EU CR10 — Specialised lending and equity exposures under the simple risk weighted approach[48]

The template below focuses on equity exposures under the simple risk-weighted approach. As explained above, only a small part of the EIB Group equity exposures is treated under the simple risk-weighted approach as the bulk of this portfolio consists of investments in CIUs subject to the look-through, mandate based or fall-back approach (and hence reported in templates CR4 and CR5).

Amounts are in EUR million, unless otherwise indicated.

Equity exposures under the simple risk weighted approach						
	On-balance sheet exposure	Off-balance sheet exposure	Risk weight	Exposure value	Risk weighted exposure amount	Expected loss amount
Categories	a	b	c	d	e	f
Private equity exposures	-	-	190.0%	-	-	-
Exchange-traded equity exposures	-	-	290.0%	-	-	-
Other equity exposures[49]	1,038	1,104	370.0%	2,142	7,924	51
Total	**1,038**	**1,104**		**2,142**	**7,924**	**51**

48 As the EIB Group's specialised lending activities (project finance portfolio) are not treated under the slotting approach, templates CR10.1-4 are not disclosed.

49 In 2023 some exposures were reclassified from investments in CIUs into equity exposures, leading to an increase of amounts reported under the simple risk-weighted approach.

74 | December 2023 EIB Group Risk Management Disclosure Report

 Counterparty credit risk | 75  6 Counterparty credit risk  Counterparty credit risk is defined as the risk that the counterparty of an OTC derivatives transaction or securities financing transaction (‘SFT’) defaults before the final settlement of the transaction’s cash flows, meaning that the counterparty will not be able to fulfil present and future payment obligations. The exposure at risk changes over time as market parameters change and it is of a bilateral nature.  The EIB uses derivatives, mainly cross-currency swaps (‘CCS’) and interest rate swaps (‘IRS’), but also structured swaps, futures, forward rate agreements and currency forwards, as part of its Asset and Liability Management (‘ALM’) activities to manage exposures to interest rate and foreign currency risk and as part of its treasury operations. The EIF does not hold derivatives.  The EIB enters into SFTs, mostly in the form of reverse repos with banking counterparties. Such transactions are used as part of its treasury management activities to place liquidity not immediately needed for disbursement of loans. The EIF does not engage in SFTs with external counterparties.  Mitigation, monitoring and reporting  The EIB’s counterparty credit risk is governed by its FRGs. The Derivatives division within GR&C is responsible for monitoring and measuring counterparty credit risk on derivatives and the Treasury & Liquidity division for monitoring and measuring counterparty credit risk on SFTs. Changes to models and methodology in relation to counterparty credit risk for derivatives are discussed by the Derivatives Strategy and Models Committee (DSMC), which meets quarterly and has the mission to analyse and discuss possible improvements in policies, procedures, models, methods and tools that constitute the operational framework for derivatives transactions at the EIB.  Methodology used to assign internal capital and credit limits for counterparty credit exposures, including the methods to assign those limits to exposures to central counterparties  The EIB uses internal credit limits for derivatives and SFTs, which are set by GR&C-RM/GFIN based on internal policy guidelines approved by the MC, and monitored on a daily basis. Corrective actions are taken in the event of limit breaches and dedicated daily reporting about limit usage is in place. For internal purposes, the Group measures the credit risk exposure related to derivative transactions using the Current Unsecured Exposure50 and the Potential Future Exposure for reporting and limit monitoring. The Potential Future Exposure is computed in a simulation engine on multiple time points and under various rating scenarios51.  With regard to SFTs, the Group follows a similar approach for calculating the exposure, that is, the total exposure with each counterparty is the sum of the Current Exposure (“CE”) and the Potential Future Exposure (“PFE”) of the net position of bilateral repo and reverse repo transactions outstanding with such counterparty at master netting agreement level. Exposures related to multiple GMRAs with one counterparty are summed up to obtain the exposure for this counterparty.  To compute the credit limit usage of SFTs, exposures are risk-weighted by percentage factors depending on the SFT type. Exposures and limits for derivatives and SFTs are consolidated with general credit risk exposures in the global limit system to manage these within the overall credit processes.  As regards the methodologies used to assign economic capital for counterparty credit risk exposures, the Group uses its aforementioned internal PFE model. For information on the methodology applied to SFTs, see details under “Capital requirements measurement” below.  50  51  The Current Unsecured Exposure is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions as well as immediate replacement of the swap counterparty for all the transactions.  Potential Future Exposure is computed taking into account the possible increase in the netting set’s exposure over the margin period of risk of 20 business days. The EIB computes the Potential Future Exposure at 90% confidence level using stressed market parameters to  arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in the event of default of an important market participant.

 76 | December 2023 EIB Group Risk Management Disclosure Report  Policies related to guarantees and other credit risk mitigants, such as netting and the policies for securing collateral and establishing credit reserves  As referred to under Section 5.2, a number of credit risk mitigants are used to limit the EIB’s counterparty credit risk. To be able to trade OTC derivatives with the EIB, the internal guidelines require commercial banks to enter into an ISDA Master Agreement and an ISDA Credit Support Annex (‘CSA’), as applicable, that have independent amounts linked to the counterparty rating, and the counterparty also needs to satisfy a minimum rating requirement.  Currently, existing multilateral development bank and central bank counterparties are not required to enter into CSAs in line with the internal EIB risk guidelines.  In order to trade repos and reverse repos with the EIB, commercial banks need to enter into a Global Master Repurchase Agreement (GMRA) which contains the close-out netting provisions. The GMRAs currently in place do not have rating-dependent parameters.  Such legally enforceable master netting arrangements are generally accepted and practised contract types and create a right of set-off of recognised amounts that is enforceable only after termination of outstanding transactions following an event of default, including insolvency or bankruptcy, of either party.  More specifically, under such bilateral netting agreements, the amounts payable by each party on any day in respect of the same transaction and in the same currency may be aggregated into a single net amount being payable by one party to the other. In certain circumstances, for example when an event of default occurs, all outstanding transactions under the agreement are terminated, the termination value is assessed and only a single net amount is payable in settlement of all transactions.  Minimum conditions for new agreements are specified in the internal EIB risk guidelines.  Eligibility criteria for derivatives and repo counterparties as well as risk limits are set in internal policy guidelines approved by the MC. All derivative exposures are priced on a daily basis and, if applicable, collateralised by cash or bonds under a CSA which allows for daily margin calls in nearly all cases. The EIB does not post collateral under any CSA. Collateral received is monitored and valued regularly and an internal haircut that is at least as conservative as the regulatory haircut is applied for internal and external exposure measurement purposes. Margining for SFTs such as tri-party repos is outsourced to tri-party agents that calculate exposure and administer margin calls on an intra-day basis. Margining for SFTs such as bilateral repos is performed by the EIB on a daily basis. The exposure is fully collateralised at transaction level, with a subsequent call in accordance with the underlying agreement.  Under the terms of a CSA, securities received as collateral can be re-used. The terms of an ISDA Master Agreement also give the Group the right to terminate the related transactions upon the counterparty’s failure to post collateral after an applicable grace period following notice.  The Group receives a material amount of collateral for derivatives covered by a CSA and for reverse repurchase transactions covered by a GMRA. A comprehensive overview of the composition of collateral received for derivatives under an ISDA Master Agreement can be found in Note S.2.5.1, while a summary of collateral received in SFTs is given in Note S.2.4.2 of the EIB Group consolidated financial statements under IFRS.  As of 31.12.2023, the collateral received for derivatives is mainly concentrated in EUR and to a lesser extent in USD and GBP while collateral received under SFTs is denominated in a wider range of currencies accepted by the Group.  Under its contractual arrangements, the EIB Group is not required to post collateral in the event of a downgrade in its credit rating.  A reserve for derivatives counterparty credit risk is established. It is computed as a function of expected positive exposures and of internally estimated PDs and LGDs.  Policies with respect to Wrong-Way Risk as defined in Article 291 of the CRR  Wrong-way risk arises when there is significant increasing exposure to a counterparty combined with a simultaneous increase in the probability of the counterparty’s default. Wrong-way risk is commonly categorised into two types: Specific Wrong-Way Risk (SWWR) and General Wrong-Way Risk (GWWR). SWWR occurs when future exposure to a specific counterparty is highly (positively) correlated with the counterparty’s credit quality

 Counterparty credit risk | 77  due to the nature of the transactions with that counterparty. It also arises when the counterparty’s credit quality is highly (positively) correlated with the collateral credit quality.  GWWR occurs when there is high (positive) correlation between the probability of default of a counterparty and general market risk factors affecting the exposure to that counterparty.  The EIB has procedures in place to actively identify, monitor and control SWWR at trade inception and continuing throughout its term. Since 2023, the SWWR component is taken into account in credit limit usage computation for treasury transactions, and mitigation measures are applied as per internal policies against counterparties exhibiting materially high SWWR levels. Furthermore, identified SWWR in derivatives is considered through additional stress applied to exposures.  Additionally, for derivative transactions, the EIB manages GWWR within the derivatives limit framework by applying conservative assumptions on market risk factor volatilities producing a strong positive correlation between the counterparty default and the Bank’s potential future exposure to that counterparty.  Capital requirements measurement  SFTs’ regulatory capital requirements are calculated under the Financial Collateral Comprehensive Method, as per Articles 223 and 285 of the CRR.  The Group treats its derivative exposures using the Standardised approach for Counterparty Credit Risk (‘SA- CCR’).  The regulatory capital requirements for credit valuation adjustment (CVA) risk are calculated in accordance with the standardised method and include both OTC derivatives and SFTs.  The disclosure templates below provide an overview of the exposures, RWEA and capital requirements the Group assumes with regard to counterparty credit risk. The Group has neither exposure on derivatives to a central counterparty clearing house (CCP), nor does it have any credit derivatives transactions. In terms of SFTs, it transacts cleared reverse repos and repos with two qualifying CCPs, the rest being dealt with through banking counterparties.

Template EU CCR1 - Analysis of CCR exposure by approach

This template provides an overview of the exposures, RWEA and capital requirements related to counterparty credit risk by regulatory approach. Due to the use of EU-AD, the exposure values before and after correction for incurred losses linked to CVA, shown in columns g) and f) respectively are the same.

		a	b	c	d	e	f	g	h
Amounts are in EUR million, unless otherwise indicated		**Replacement cost (RC)**	**Potential future exposure (PFE)**	**EEPE**	**Alpha used for computing regulatory exposure value**	**Exposure value pre-CRM**	**Exposure value post-CRM**	**Exposure values**	**RWEA**
EU1	EU - Original Exposure Method (for derivatives)	-	-		1.4	-	-	-	-
EU2	EU - Simplified SA-CCR (for derivatives)	-	-		1.4	-	-	-	-
1	SA-CCR (for derivatives)	173	3,751		1.4	18,947	5,495	5,495	2,870
2	IMM (for derivatives and SFTs)			-	-	-	-	-	-
2a	*Of which securities financing transactions netting sets*			-		-	-	-	-
2b	*Of which derivatives and long settlement transactions netting sets*			-		-	-	-	-
2c	*Of which from contractual cross-product netting sets*			-		-	-	-	-
3	Financial collateral simple method (for SFTs)					-	-	-	-
4	Financial collateral comprehensive method (for SFTs)					21,004	1,457	1,457	87
5	VaR for SFTs					-	-	-	-
6	**Total**					**39,951**	**6,951**	**6,951**	**2,958**

78 | **December 2023 EIB Group Risk Management Disclosure Report**

Template EU CCR2 - Transactions subject to own funds requirements for CVA risk

The template below provides an overview of the capital charge for CVA risk. Transactions subject to CVA capital requirements consist of OTC derivatives and SFTs (repos and reverse repos).

Amounts are in EUR million, unless otherwise indicated		a	b
		Exposure value	**RWEA**
1	Total transactions subject to the Advanced method	-	-
2	(i) VaR component (including the 3× multiplier)		-
3	(ii) stressed VaR component (including the 3× multiplier)		-
4	Transactions subject to the Standardised method	6,886	3,182
EU4	Transactions subject to the Alternative approach (Based on the Original Exposure Method)	-	-
5	**Total transactions subject to own funds requirements for CVA risk**	**6,886**	**3,182**

Template EU CCR3 - Standardised approach - CCR exposures by regulatory exposure class and risk weights

The template below shows a breakdown by risk weight of exposures subject to counterparty credit risk treated under the standardised approach. The amounts reported under the exposure class 'Institutions' relate to trades centrally cleared through a CCP in accordance with Article 107 of the CRR.

Amounts are in EUR million, unless otherwise indicated		**Risk weight**											
		a	b	c	d	e	f	g	h	i	j	k	l
Exposure classes		**0%**	**2%**	**4%**	**10%**	**20%**	**50%**	**70%**	**75%**	**100%**	**150%**	**Others**	**Total exposure value**
1	Central governments or central banks	-	-	-	-	-	-	-	-	-	-	-	-
2	Regional government or local authorities	-	-	-	-	-	-	-	-	-	-	-	-
3	Public sector entities	-	-	-	-	-	-	-	-	-	-	-	-
4	Multilateral development banks	-	-	-	-	-	-	-	-	-	-	-	-
5	International organisations	-	-	-	-	-	-	-	-	-	-	-	-
6	Institutions	-	111	-	-	-	-	-	-	-	-	-	**111**
7	Corporates	-	-	-	-	-	-	-	-	-	-	-	-
8	Retail	-	-	-	-	-	-	-	-	-	-	-	-
9	Institutions and corporates with a short-term credit assessment	-	-	-	-	-	-	-	-	-	-	-	-
10	Other items	-	-	-	-	-	-	-	-	-	-	-	-
11	**Total exposure value**	-	**111**	-	-	-	-	-	-	-	-	-	**111**

Counterparty credit risk | 79

Template EU CCR4 - IRB approach - CCR exposures by exposure class and PD scale

The templates below show a breakdown by PD bucket of exposures subject to CCR capital charge and treated under the IRB approach. Internally unrated counterparties are included under the "100 (Default)" PD range. Amounts are in EUR million, unless otherwise indicated.

		a	b	c	d	e	f	g
	PD scale	Exposure value	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	RWEA	Density of risk weighted exposure amounts
Central government and central banks	0.00 to <0.15	65	0.0%	3	30.0%	5	6	9.8%
	0.15 to <0.25	-	-	-	-	-	-	-
	0.25 to <0.50	-	-	-	-	-	-	-
	0.50 to <0.75	-	-	-	-	-	-	-
	0.75 to <2.50	-	-	-	-	-	-	-
	2.50 to <10	-	-	-	-	-	-	-
	10 to <100	-	-	-	-	-	-	-
	100 (Default)	-	-	-	-	-	-	-
	Sub-total	65	0.0%	3	30.0%	5	6	9.8%

		a	b	c	d	e	f	g
	PD scale	Exposure value	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	RWEA	Density of risk weighted exposure amounts
Institutions	0.00 to <0.15	5,962	0.0%	46	55.0%	3	2,353	39.5%
	0.15 to <0.25	-	-	-	-	-	-	-
	0.25 to <0.50	-	-	-	-	-	-	-
	0.50 to <0.75	-	-	-	-	-	-	-
	0.75 to <2.50	-	-	-	-	-	-	-
	2.50 to <10	-	-	-	-	-	-	-
	10 to <100	-	-	-	-	-	-	-
	100 (Default)	-	-	-	-	-	-	-
	Sub-total	5,962	0.0%	46	55.0%	3	2,353	39.5%

		a	b	c	d	e	f	g
	PD scale	Exposure value	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	RWEA	Density of risk weighted exposure amounts
Corporates	0.00 to <0.15	925	0.1%	8	64.5%	4	598	64.7%
	0.15 to <0.25	-	-	-	-	-	-	-
	0.25 to <0.50	-	-	-	-	-	-	-
	0.50 to <0.75	-	-	-	-	-	-	-
	0.75 to <2.50	-	-	-	-	-	-	-
	2.50 to <10	-	-	-	-	-	-	-
	10 to <100	-	-	-	-	-	-	-
	100 (Default)	-	-	-	-	-	-	-
	Sub-total	925	0.1%	8	64.5%	4	598	64.7%
Total (all CCR relevant exposure classes)		**6,951**	**0.0%**	**57**	**56.0%**	**4**	**2,958**	**42.6%**

80 | December 2023 EIB Group Risk Management Disclosure Report

Template EU CCR8 - Exposures to CCPs

The template below focuses on exposures to central counterparty clearing houses (CCPs) and provides a split of exposures vis-à-vis qualifying CCPs[52] (as defined in point 88 of Article 4(1) of the CRR and Article 2(1) of Regulation (EU) 648/2012) and non-qualifying CCPs.

		a	b
	Amounts are in EUR million, unless otherwise indicated	**Exposure value**	**RWEA**
1	**Exposures to QCCPs (total)**		**2**
2	Exposures for trades at QCCPs (excluding initial margin and default fund contributions); of which	111	2
3	(i) OTC derivatives	-	-
4	(ii) Exchange-traded derivatives	-	-
5	(iii) SFTs	111	2
6	(iv) Netting sets where cross-product netting has been approved	-	-
7	Segregated initial margin	-	
8	Non-segregated initial margin	-	-
9	Prefunded default fund contributions	-	-
10	Unfunded default fund contributions	-	-
11	**Exposures to non-QCCPs (total)**		**-**
12	Exposures for trades at non-QCCPs (excluding initial margin and default fund contributions); of which	-	-
13	(i) OTC derivatives	-	-
14	(ii) Exchange-traded derivatives	-	-
15	(iii) SFTs	-	-
16	(iv) Netting sets where cross-product netting has been approved	-	-
17	Segregated initial margin	-	
18	Non-segregated initial margin	-	-
19	Prefunded default fund contributions	-	-
20	Unfunded default fund contributions	-	-

[52] The official list of CCPs authorised under Regulation (EU) 648/2012 (EMIR) is available on the ESMA website.

Counterparty credit risk | 81

 82 | December 2023 EIB Group Risk Management Disclosure Report  7 Securitisation  The Group applies the EU securitisation framework, with adaptations as applicable to the EIB, which comprises:  Regulation (EU) 2017/2402 53 (the ‘Securitisation Regulation’) laying down a general framework for securitisation and establishing a set of criteria for identifying simple, transparent and standardised (‘STS’) securitisation; and  Regulation (EU) 2017/240154 (the ‘CRR amending Regulation’) containing targeted amendments to the CRR with regard to capital treatment of securitisations held by credit institutions, amongst other provisions (for example, significant risk transfer).  As per the Securitisation Regulation’s definitions, securitisation refers to a transaction or scheme where the credit risk associated with an exposure or pool of exposures is tranched and has the following characteristics:  payments in the transaction or scheme are dependent upon the performance of the exposure or of the pool of exposures;  the subordination of tranches determines the distribution of losses during the ongoing life of the transaction or scheme; and  the transaction or scheme does not create specialised lending exposures possessing all of the characteristics listed in CRR Article 147(8).  A “traditional securitisation” is one where there is an economic transfer of ownership of the exposures being securitised from the originator institution to a securitisation special purpose entity (‘SSPE’), while in a “synthetic securitisation” the transfer of risk is achieved by the use of credit derivatives or guarantees, and the exposures being securitised remain exposures of the originator.  A “re-securitisation” means securitisation where at least one of the underlying exposures is a securitisation position.  It should be noted that currently the Group’s securitisation positions are not benefiting from the STS (simple, transparent and standardised) preferential capital treatment and all securitisations are currently treated as non- STS.  The Group has exposure to both synthetic and traditional securitisations as investor and is the originator/sponsor of synthetic securitisations and one re-securitisation structure. The re-securitisation structure’s treatment has been retained based on Article 8(1) of the Securitisation Regulation55.  In a nutshell, the Group is involved in the following transactions (see next section for further details):  The EIB invests in loan substitutes, which are typically ABS.  The EIB is the originator/sponsor of synthetic securitisations and retains exposure to several facilities that focus on debt-based financing via loans and guarantees, where a part or the whole of the first loss piece is taken by a third party.  Under its Guarantee and Securitisation (‘G&S’) business, the EIF provides guarantees to financial intermediaries, credit enhancement to SME securitisation transactions and can purchase tranches of SME securitisation transactions.  Securitisation activities, related risks and the Group’s objectives  From an originator/sponsor perspective, the EIB Group has exposure to several synthetic securitisation programmes under mandate structures in which the risk transfer is done through guarantees (for example, InvestEU; its predecessor, the European Fund for Strategic Investments (EFSI); the Neighbourhood, Development and International Cooperation Instrument (NDICI)/European Fund for Sustainable Development Plus (EFSD+); its predecessor, the External Lending Mandate (‘ELM’); the Connecting Europe Facility (‘CEF’); InnovFin). Details on  53  54  55  As amended by Regulation (EU) 2021/557. As amended by Regulation (EU) 2021/558.  The ban on re-securitisations provided for by Article 8 of the Securitisation Regulation has been adapted for the EIB Group when acting as originator or sponsor in the context of Mandates.

 Securitisation | 83  the exact objectives of these programmes can be found in Note Z of the EIB Group consolidated financial statements under EU-AD.  In its role as originator, the EIBG synthetically securitises its own originated loans/guarantees with credit enhancement provided by the EU/EU MS, resulting in capital relief for the EIBG. The EIB Group has an exposure to re-securitisations through the InvestEU D2 portfolio where it acts as originator in the context of mandates.  As a sponsor, the EIBG retains positions in synthetic mandate structures whose underlying assets are non- tranched debt and loans granted exclusively by a financial intermediary and provides capital relief to its clients.  The nature of its activities as originator/sponsor of synthetic securitisations exposes the Group not only to credit risk, but also to concentration risk, liquidity risk arising from the need to cover potential guarantee calls, foreign exchange risk if guarantees are not in EUR, and potentially prepayment risk.  When acting as investor, the EIBG provides and/or facilitates funding and/or capital relief to its clients.  The EIBG uses so-called loan substitutes as alternative financing structures to reach new clients, enhance value added and improve the Group’s risk profile.  By utilising capital market instruments, such as ABS as a substitute for loans, the Group significantly increases its ability to diversify the nature of its lending activity. In the field of SME securitisations, the EIB and the EIF cooperate closely to ensure a consistent risk assessment approach within the Group.  Through its Guarantee and Securitisation (‘G&S’) business, the EIF is a major provider of guarantees on SME financing and its aim is to catalyse bank lending to support SMEs and small mid-caps.  The EIF cooperates with financial intermediaries to provide guarantees on specific tranches of securitisation of SME loan/lease portfolios. These activities are split into own risk and third-party mandate resources:  The EIF provides unfunded guarantees to specific securitisation tranches with the aim to transfer risk from the financial institution that is the originator of the portfolio of loans or leases which represent the underlying assets of the securitisation. This activity enables additional financing to new SMEs by the financial institution that is benefiting from the risk transfer.  For third-party mandates, the EIF manages resources mainly on behalf of the EIB, the European Commission or Member States and regional authorities in mandate activities that facilitate the granting of loans and leases to SMEs, where the EIF acts as guarantor or counter-guarantor.  The different programmes are described further in the annual report of the EIF.  In its role as investor in traditional securitisations, the Group assumes in addition to credit risk various risks generally inherent in bonds - mainly prepayment risk, liquidity risk and foreign exchange risk.  Management, monitoring and reporting  Securitised loans under the InvestEU D1 and D2 debt portfolios, for which the EIB Group acts as originator, including former EFSI IIW (Infrastructure and Innovation Window) operations or similar structures are subject to the same approval, management, monitoring and reporting procedures as conventional lending transactions: namely, the information provided in Chapter 5 applies. The residual risk of these loans is significantly reduced by the EU guarantee. In addition, for operations under InvestEU, projects are submitted to the InvestEU Investment Committee for inclusion in the corresponding InvestEU debt portfolio partially guaranteed by the EU budget.  In relation to loan substitute transactions, the EIB Group attempts to minimise financial losses. This requires:  an appropriate financial structure, allocation and mitigation of risks, including an appropriate limit system also addressing EIB Group exposures;  the application of the four-eyes principle;  appropriate and enforceable documentation;  monitoring of the transaction after purchase;  timely and active management of transactions in distress.  Credit risk of loan substitutes is managed through an individual analysis of all inherent risks of a transaction, detailed analysis of new transactions and monitoring of the loan substitute portfolio, mainly relying on external ratings. Due to its importance, there is no cap on the overall volume of loan substitutes, unless they do not fulfil minimum acceptable criteria. EIB Group services monitor loan substitutes on a continuous basis and actions are taken with respect to any deterioration of credit quality.

 84 | December 2023 EIB Group Risk Management Disclosure Report  Due to the complex structure of securitisations, the credit performance during times of stress can only be approximated. Therefore, the EIB’s credit review is prompted to identify the ability of the originator to cover high-quality assets in order to understand the nature and potential of the risks that arise in respect of the underlying asset pool.  The Group manages the credit risk arising from guarantee and securitisation transactions of the EIF that are financed by own resources under risk management policies (covered by the Statutes) and the EIF’s internal risk operational guidelines.  Each new transaction is reviewed in detail to analyse the risks, the methodologies that should be applied, and an internal rating assessment is performed.  The performance of each transaction is reviewed regularly, at least on a quarterly basis but more frequently for transactions not performing in line with the EIF’s expectations, and discussed at regular Portfolio IRC (Investment Risk Committee) meetings. Semi-annual risk reports are also submitted to the EIF Board of Directors and quarterly surveillance reports are submitted to the Portfolio IRC.  Further information with respect to the EIF’s guarantee activities and its management, monitoring and reporting can be found in both the Group consolidated financial statements and the EIF’s Annual Report.  Measurement  Following the EU securitisation framework, the Group applies the following hierarchy of approachesi:  For securitisation activities in which the EIB is the originator, such as the InvestEU D1 portfolio (including operations under the former EFSI Standard debt portfolio) and other mentioned facilities, and which are internally rated, the SEC-IRBA is used to calculate capital requirements.  The SEC-SA is mandatorily used for re-securitisations (InvestEU D2 portfolio), as well as positions for which the SEC-IRBA could not be applied (for example, structures originated by the EIF such as the SME Initiative mandates). The SEC-SA relies on a formula using as an input the underlying portfolio delinquency rates and respective asset classes.  When the first two approaches above cannot be followed, the Group applies the SEC-ERBA56 in the event that an external rating is available for the tranche.  The EIB Group applies the aforementioned hierarchy of approaches in line with the securitisation provisions of the CRR (which entered into force on 1 January 2019, following the enactment of Regulation (EU) 2017/2401)57.  External ratings from the major credit rating agencies (Moody’s, S&P and Fitch) are taken into consideration when applying the SEC-ERBA to determine the RWEA of securitisation exposures.  Securitisations positions that attract a 1250% risk weighting are deducted from Common Equity Tier 1 capital in accordance with point (k) of Article 36 of the CRR.  Summary of EIB Group accounting policies for the securitisation activity  All securitised exposures composed of loans or in some cases loan substitutes are retained on the balance sheet and those composed of guarantees are retained off-balance sheet. A summary of the applicable Group accounting policies under EU-AD is presented hereafter. The detailed accounting policies thereon are available in Note A.2.6. “Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities”, Note A.2.7. “Loans and advances to credit institutions and customers”, and Note A.2.14. “Financial guarantees” of the EIB Group consolidated financial statements under EU-AD.  Loans and advances are included in the assets of the Group at their net disbursed amounts. Individual value adjustments have been recorded for loans outstanding at the end of the period and presenting risks of non- recovery of all or part of their amounts. Collective value adjustments have been recorded to capture loans in the portfolio which are impaired but have not yet been identified as such or for losses which have been incurred but not yet reported. Such value adjustments are held in the same currency as the assets to which they relate.  Value adjustments are accounted for in the profit and loss account and are deducted from the appropriate asset items on the balance sheet.  56  57  According to CRR Article 254 (2)(b), the SEC-ERBA shall be used when the application of the SEC-SA would result in a risk weight higher than 25% or the application of the SEC-ERBA would result in a risk weight higher than 75 % for positions not qualifying as STS.  As amended by Regulation (EU) 2021/558.

 Securitisation | 85  Undisbursed parts of loans and advances are recorded off-balance sheet at their nominal value.  The Loan substitutes portfolio and the ABS portfolio for which the EIB Group acts as an investor mainly consist of obligations in the form of bonds, notes or certificates issued by special purpose vehicles (‘SPVs’), trust vehicles or financial institutions. These securities are initially recorded at purchase price and subsequently valued at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as “Interest receivable and similar income”. Individual value adjustments are accounted for if these are other than temporary.  Collective value adjustments are recorded to capture contracts which are impaired but have not yet been identified as such respectively for losses incurred but not yet reported. Individual and collective value adjustments are recorded in the profit and loss account and are deducted from the appropriate asset items on the balance sheet.  Undisbursed parts of loan substitutes are recorded in off-balance sheet at their nominal value.  Financial guarantee contracts require the issuer to make specified payments to reimburse the holder for a loss it incurs if a particular debtor fails to make payment when due under the original or modified terms of a debt instrument.  Net liabilities from financial guarantees are presented on the balance sheet as a provision intended to cover risks inherent in the Group’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties.  Financial guarantees are initially recognised at fair value corresponding to the net present value (‘NPV’) of expected premium inflows or the initial expected loss.  Subsequent to initial recognition, financial guarantees are measured as the deficit of the net present value of expected future premium inflows over the higher of:  the amount of the expected credit loss; and  the fair value initially recognised less any cumulative amount of income/amortisation recognised.  Unrealised gains representing the excess of the net present value of expected future premium inflows over the amount of the expected payment obligations remain unrecognised.  Any increase or decrease in the net liability relating to financial guarantees is recognised in the profit and loss account.  Signed financial guarantees are generally accounted for and disclosed as off-balance sheet items.

Template EU-SEC1 - Securitisation exposures in the non-trading book

The template below provides a detailed overview of the securitisation exposure of the EIB Group. It shows the role played by the Group in the securitisation process and the type of underlying assets. All transactions originated or sponsored by the EIB Group benefit from a significant risk transfer (SRT), meaning that the Group can exclude part of the exposure that benefits from third-party credit protection from its capital calculation[58].

		a	b	c	d	e	f	g	h	i	j	k	l	m	n	o
		Institution acts as originator							**Institution acts as sponsor**				**Institution acts as investor**			
		Traditional				**Synthetic**		**Sub-total**	**Traditional**		**Synthetic**	**Sub-total**	**Traditional**		**Synthetic**	**Sub-total**
Amounts are in EUR million, unless otherwise indicated		**STS**		**Non-STS**			**of which SRT**		**STS**	**Non-STS**			**STS**	**Non-STS**		
			of which SRT		**of which SRT**											
1	**Total exposures**	**-**	**-**	**-**	**-**	**40,980**	**40,980**	**40,980**	**-**	**9**	**14,085**	**14,094**	**-**	**13,214**	**40**	**13,254**
2	**Retail (total)**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**7,926**	**7,926**	**-**	**-**	**-**	**-**
3	residential mortgage	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
4	credit card	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
5	other retail exposures[59]	-	-	-	-	-	-	-	-	-	7,926	7,926	-	-	-	-
6	re-securitisation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
7	**Wholesale (total)**	**-**	**-**	**-**	**-**	**40,980**	**40,980**	**40,980**	**-**	**9**	**6,159**	**6,169**	**-**	**13,214**	**40**	**13,254**
8	loans to corporates	-	-	-	-	40,449	40,449	40,449	-	9	6,159	6,169	-	13,214	40	13,254
9	commercial mortgage	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
10	lease and receivables	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
11	other wholesale	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
12	re-securitisation	-	-	-	-	531	531	531	-	-	-	-	-	-	-	-

58 In 2023, the EIB Group reviewed its role in various synthetic securitisation structures resulting in a change for some transactions from an originator to a sponsor role for the Group.

59 Exposures reported as other retail exposures are associated to intermediated bank lending to SMEs.

86 | December 2023 EIB Group Risk Management Disclosure Report

Template EU-SEC3 - Securitisation exposures in the non-trading book and associated regulatory capital requirements - institution acting as originator or sponsor

The template below focuses on securitisation instruments where the EIB Group acts as originator or sponsor and provides a breakdown of these exposures and related capital charge by risk weight and regulatory approach. The distribution of the portfolio by risk weight band is operated at the level of securitisation programmes rather than individual tranches.

		a	b	c	d	e	f	g	h	i	j	k	l	m	n	o	EU-p	EU-q
		Exposure values (by RW bands/deductions)					**Exposure values (by regulatory approach)**				**RWEA (by regulatory approach)**				**Capital charge after cap**			
	Amounts are in EUR million, unless otherwise indicated	**≤20% RW**	**>20% to 50% RW**	**50% to 100% RW**	**>100% to <1250 % RW**	**1250% RW/ deductions**	**SEC-IRBA**	**SEC-ERBA (including IAA)**	**SEC-SA**	**1250% RW/ deductions**	**SEC-IRBA**	**SEC-ERBA (including IAA)**	**SEC-SA**	**1250 % RW**	**SEC-IRBA**	**SEC-ERBA (including IAA)**	**SEC-SA**	**1250 % RW**
1	**Total exposures**	**53,651**	**572**	**0**	**851**	**0**	**40,449**	**-**	**14,626**	**0**	**6,328**	**-**	**7,381**	**-**	**506**	**-**	**591**	**-**
2	**Traditional transactions**	**9**	**-**	**-**	**-**	**-**	**-**	**-**	**9**	**-**	**-**	**-**	**1**	**-**	**-**	**-**	**0**	**-**
3	Securitisation	9	-	-	-	-	-	-	9	-	-	-	1	-	-	-	0	-
4	Retail underlying	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
5	Of which STS	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
6	Wholesale	9	-	-	-	-	-	-	9	-	-	-	1	-	-	-	0	-
7	Of which STS	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
8	Re-securitisation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
9	**Synthetic transactions**	**53,642**	**572**	**0**	**851**	**0**	**40,449**	**-**	**14,616**	**0**	**6,328**	**-**	**7,380**	**-**	**506**	**-**	**590**	**-**
10	Securitisation	53,642	572	0	320	0	40,449	-	14,085	0	6,328	-	2,733	-	506	-	219	-
11	Retail underlying	7,926	-	-	-	-	-	-	7,926	-	-	-	1,189	-	-	-	95	-
12	Wholesale	45,716	572	0	320	0	40,449	-	6,159	0	6,328	-	1,545	-	506	-	124	-
13	Re-securitisation	-	-	-	531	-	-	-	531	-	-	-	4,647	-	-	-	372	-

Securitisation | 87

Template EU-SEC4 - Securitisation exposures in the non-trading book and associated regulatory capital requirements - institution acting as investor

The template below focuses on securitisation instruments where the EIB Group acts as an investor and provides a breakdown of these exposures and related capital charge by risk weight and regulatory approach. As per EU-SEC3, the distribution of the portfolio by risk weight band is operated at the level of securitisation programmes rather than individual tranches.

		a	b	c	d	e	f	g	h	i	j	k	l	m	n	o	EU-p	EU-q
		Exposure values (by RW bands/deductions)					Exposure values (by regulatory approach)				RWEA (by regulatory approach)				Capital charge after cap			
	Amounts are in EUR million, unless otherwise indicated	≤20% RW	>20% to 50% RW	50% to 100% RW	>100% to <1250 % RW	1250% RW/ deductions	SEC-IRBA	SEC-ERBA (including IAA)	SEC-SA	1250% RW/ deductions	SEC-IRBA	SEC-ERBA (including IAA)	SEC-SA	1250% RW	SEC-IRBA	SEC-ERBA (including IAA)	SEC-SA	1250 % RW
1	**Total exposures**	**1,592**	**2,418**	**3,422**	**5,289**	**533**	**31**	**5,382**	**7,309**	**533**	**79**	**6,435**	**17,230**	**-**	**6**	**515**	**1,378**	**-**
2	**Traditional transactions**	**1,592**	**2,418**	**3,422**	**5,249**	**533**	**31**	**5,382**	**7,268**	**533**	**79**	**6,435**	**16,803**	**-**	**6**	**515**	**1,344**	**-**
3	Securitisation	1,592	2,418	3,422	5,249	533	31	5,382	7,268	533	79	6,435	16,803	-	6	515	1,344	-
4	Retail underlying	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
5	Of which STS	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
6	Wholesale	1,592	2,418	3,422	5,249	533	31	5,382	7,268	533	79	6,435	16,803	-	6	515	1,344	-
7	Of which STS	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
8	Re-securitisation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
9	**Synthetic transactions**	**-**	**-**	**-**	**40**	**-**	**-**	**-**	**40**	**-**	**-**	**-**	**427**	**-**	**-**	**-**	**34**	**-**
10	Securitisation	-	-	-	40	-	-	-	40	-	-	-	427	-	-	-	34	-
11	Retail underlying	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
12	Wholesale	-	-	-	40	-	-	-	40	-	-	-	427	-	-	-	34	-
13	Re-securitisation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

88 | December 2023 EIB Group Risk Management Disclosure Report

Template EU-SEC5 - Exposures securitised by the institution - Exposures in default and specific credit risk adjustments

The following table provides, by asset type, a view on the overall securitised (on- and off-balance) exposures of the EIB Group where the Group acts as originator or sponsor before considering credit protection from third parties. Since June 2023, the total outstanding nominal amount of securitised exposures is reported in this template before the application of the Credit Conversion Factor (CCF).

		a	b	c
		Exposures securitised by the institution - Institution acts as originator or as sponsor		
		Total outstanding nominal amount		**Total amount of specific credit risk adjustments made during the period**
Amounts are in EUR million, unless otherwise indicated			**Of which exposures in default**	
1	**Total exposures**	**112,971**[60]	**2,732**	**-11**
2	**Retail (total)**	**8,336**	**157**	**-**
3	residential mortgage	-	-	-
4	credit card	-	-	-
5	other retail exposures	8,336	157	-
6	re-securitisation	-	-	-
7	**Wholesale (total)**	**104,635**	**2,575**	**-11**
8	loans to corporates	101,946	2,575	- 0
9	commercial mortgage	-	-	-
10	lease and receivables	-	-	-
11	other wholesale	-	-	-
12	re-securitisation	2,689	-	- 10

[60] These outstanding securitised exposures for which the Group has acted as originator under either synthetic securitisation programmes or re-securitisations relate to financial guarantees or on- and off-balance exposures securitised in the context of mandate activities.

Securitisation | 89

8 Leverage ratio

Internal leverage measures

The Group uses the **gearing ratio** to limit the excess of leverage. This statutory ratio is defined as "the aggregate amount outstanding at any time of loans and guarantees granted by the Bank, which shall not exceed 250% of its subscribed capital, reserves, non-allocated provisions and profit and loss account surplus. The latter aggregate amount shall be reduced by an amount equal to the amount subscribed (whether or not paid in) for any equity participation of the Bank" (Article 16.5 of the Bank's Statute). The ratio is calculated on an individual and consolidated basis.

Additionally, the Bank measures leverage via an internal liability **leverage ratio**, defined as the ratio between outstanding debt and own funds. The indicator is monitored on an ongoing basis at Bank level.

Both ratios are regularly reported to senior management. As part of the Group OP/Group Capital Plan, the ratios are projected under different scenarios in order to ensure that the relevant limits are respected going forward.

CRR leverage ratio

The **CRR leverage ratio** serves as a non-risk-based "backstop" measure, to supplement risk-based capital requirements. It aims to constrain the build-up of excess leverage in the banking sector, as well as provide a safeguard against the risks associated with risk models (model risk and measurement errors).

The leverage ratio is currently calculated based on Article 429 of the CRR which introduced a minimum leverage ratio within the European Union of 3%, determined as the ratio of Tier 1 capital [Common Equity Tier 1 plus Additional Tier 1 Capital ('AT1')] divided by the regulatory leverage exposure measure (balance sheet and off-balance sheet exposures). The binding leverage ratio of 3% became applicable on 28 June 2021 and failure to comply with the leverage ratio buffer requirement will result in a distribution restriction and the calculation of maximum distributable amount (L-MDA). Since 1 January 2023, an additional leverage ratio buffer requirement for global systemically important institutions (G-SIIs), equal to 50% of the applicable G-SII buffer rate applies[61].

The CRR leverage ratio, including the additional self-imposed add-on buffer requirement for systemic relevance, applied by the EIB as BBP, is regularly reported to the Group's senior management.

The Group has put in place procedures and resources to assess and manage the risk of excessive leverage. The leverage ratio is part of the annual capital planning process and internal limits are defined, which, if breached, trigger an escalation process defined in the EIB Group RP. Maturity mismatches and asset encumbrance are managed within the liquidity risk metrics described in Section 9.

Template EU LR2 - LRCom: Leverage ratio common disclosure

This template presents the constituents of the leverage ratio exposure metrics (denominator of the leverage ratio), overall leverage ratio and buffer requirements.

		CRR leverage ratio exposures	
		a	b
Amounts are in EUR million, unless otherwise indicated		31.12.2023	30.06.2023
On-balance sheet exposures (excluding derivatives and SFTs)			
1	On-balance sheet items (excluding derivatives, SFTs, but including collateral)	512,055	523,625
2	Gross-up for derivatives collateral provided where deducted from the balance sheet assets pursuant to the applicable accounting framework	-	-
3	(Deductions of receivables assets for cash variation margin provided in derivatives transactions)	-	-
4	(Adjustment for securities received under securities financing transactions that are recognised as an asset)	-	-

[61] Pursuant to Regulation (EU) 2020/873 of the European Parliament and of the Council.

90 | December 2023 EIB Group Risk Management Disclosure Report

5	(General credit risk adjustments to on-balance sheet items)	-91	-144
6	(Asset amounts deducted in determining Tier 1 capital)	-1,728	-1,564
7	**Total on-balance sheet exposures (excluding derivatives and SFTs)**	**510,235**	**521,917**
Derivative exposures			
8	Replacement cost associated with SA-CCR derivatives transactions (ie net of eligible cash variation margin)	4,256	4,971
EU-8a	Derogation for derivatives: replacement costs contribution under the simplified standardised approach	-	-
9	Add-on amounts for potential future exposure associated with SA-CCR derivatives transactions	9,311	9,839
EU-9a	Derogation for derivatives: Potential future exposure contribution under the simplified standardised approach	-	-
EU-9b	Exposure determined under Original Exposure Method	-	-
10	(Exempted CCP leg of client-cleared trade exposures) (SA-CCR)	-	-
EU-10a	(Exempted CCP leg of client-cleared trade exposures) (simplified standardised approach)	-	-
EU-10b	(Exempted CCP leg of client-cleared trade exposures) (Original exposure method)	-	-
11	Adjusted effective notional amount of written credit derivatives	-	-
12	(Adjusted effective notional offsets and add-on deductions for written credit derivatives)	-	-
13	**Total derivatives exposures**	**13,567**	**14,811**
Securities financing transaction (SFT) exposures			
14	Gross SFT assets (with no recognition of netting), after adjustment for sales accounting transactions	23,419	18,021
15	(Netted amounts of cash payables and cash receivables of gross SFT assets)	2	-29
16	Counterparty credit risk exposure for SFT assets	855	3,470
EU-16a	Derogation for SFTs: Counterparty credit risk exposure in accordance with Articles 429e(5) and 222 CRR	-	-
17	Agent transaction exposures	-	-
EU-17a	(Exempted CCP leg of client-cleared SFT exposure)	-	-
18	**Total securities financing transaction exposures**	**24,276**	**21,462**
Other off-balance sheet exposures			
19	Off-balance sheet exposures at gross notional amount	172,971	160,146
20	(Adjustments for conversion to credit equivalent amounts)	-56.020	-55,129
21	General provisions deducted in determining Tier 1 capital and specific provisions associated with off-balance sheet exposures	-	0
22	**Off-balance sheet exposures**	**116,951**	**105,017**
Excluded exposures			
EU-22a	(Exposures excluded from the leverage ratio total exposure measure in accordance with point (c) of Article 429a(1) CRR)	-	-
EU-22b	(Exposures exempted in accordance with point (j) of Article 429a (1) CRR (on and off balance sheet))	-	-

Leverage ratio | 91

EU-22c	(Excluded exposures of public development banks (or units) - Public sector investments)	-	-
EU-22d	(Excluded exposures of public development banks (or units) - Promotional loans)	-	-
EU-22e	(Excluded passing-through promotional loan exposures by non-public development banks (or units))	-	-
EU-22f	(Excluded guaranteed parts of exposures arising from export credits)	-	-
EU-22g	(Excluded excess collateral deposited at triparty agents)	-	-
EU-22h	(Excluded CSD related services of CSD/institutions in accordance with point (o) of Article 429a(1) CRR)	-	-
EU-22i	(Excluded CSD related services of designated institutions in accordance with point (p) of Article 429a(1) CRR)	-	-
EU-22j	(Reduction of the exposure value of pre-financing or intermediate loans)	-	-
EU-22k	**(Total exempted exposures)**	**-**	**-**
Capital and total exposure measure			
23	**Tier 1 capital**	**79,320**	**77,920**
24	**Total exposure measure**	**665,029**	**663,207**
Leverage ratio			
25	Leverage ratio	11.9%	11.7%
EU-25	Leverage ratio (excluding the impact of the exemption of public sector investments and promotional loans) (%)	11.9%	11.7%
25a	Leverage ratio (excluding the impact of any applicable temporary exemption of central bank reserves)	11.9%	11.7%
26	Regulatory minimum leverage ratio requirement (%)	3.0%	3.0%
27	Leverage ratio buffer requirement[62]	0.5%	0.5%
EU-27a	Overall leverage ratio requirement (%)	3.5%	3.5%
Choice on transitional arrangements and relevant exposures			
EU-27b	Choice on transitional arrangements for the definition of the capital measure	N/A	N/A
Disclosure of mean values			
28	Mean of daily[63] values of gross SFT assets, after adjustment for sale accounting transactions and netted of amounts of associated cash payables and cash receivables	24,686	N/A
29	Quarter-end value of gross SFT assets, after adjustment for sale accounting transactions and netted of amounts of associated cash payables and cash receivables	23,421	N/A
30	Total exposures (including the impact of any applicable temporary exemption of central bank reserves) incorporating mean values from row 28 of gross SFT assets (after adjustment for sale accounting transactions and netted of amounts of associated cash payables and cash receivables)	666,295	N/A
30a	Total exposures (excluding the impact of any applicable temporary exemption of central bank reserves) incorporating mean values from row 28 of gross SFT assets (after adjustment for sale accounting transactions and netted of amounts of associated cash payables and cash receivables)	666,295	N/A
31	Leverage ratio (including the impact of any applicable temporary exemption of central bank reserves) incorporating mean values from row 28 of gross SFT assets (after adjustment for sale accounting transactions and netted of amounts of associated cash payables and cash receivables)	11.9%	N/A

[62] The leverage ratio requirements reported in this template relate to the self-imposed add-on for systemic relevance.

[63] The Group is currently reporting a mean of monthly values under this row.

92 | **December 2023 EIB Group Risk Management Disclosure Report**

 Leverage ratio | 93  31a  Leverage ratio (excluding the impact of any applicable temporary exemption of central bank reserves) incorporating mean values from row 28 of gross SFT assets (after adjustment for sale accounting transactions and netted of amounts of associated cash payables and cash receivables)  11.9%  N/A  As of 31 December 2023, the Group’s CRR leverage ratio stands at 11.9% compared to 11.7% as of 30 June 2023. The Group’s leverage ratio is well above the regulatory minimum of 3.0% and required leverage buffer of 3.5%64 and it takes into account the Group CET1 ratio of EUR 79.3 billion over an applicable total exposure measure of EUR 665.0 billion (EUR 77.9 billion and EUR 663.2 billion as of 30 June 2023, respectively).  During the second half of 2023, the Group leverage ratio increased by 0.2% largely driven by an increase of the Common Equity Tier 1 (see row 23 above) combined with a decrease in the leverage exposure, mainly caused by the reduction of on-balance sheet exposures.  The leverage ratio is not sensitive to risk factors and, on this basis, is considered to be a measure that complements the Group’s risk capital metrics (CET1 ratio).  64  See footnote 62.

Template EU LR3 - LRSpl: Split-up of on balance sheet exposures (excluding derivatives, SFTs and exempted exposures)

This template provides a further breakdown of the total on-balance sheet leverage exposures separately by banking/trading book classification and exposure class.

		a
		CRR leverage ratio exposures
	Amounts are in EUR million, unless otherwise indicated	31.12.2023
EU-1	**Total on-balance sheet exposures (excluding derivatives, SFTs, and exempted exposures), of which:**	**511,963**
EU-2	Trading book exposures	-
EU-3	Banking book exposures, of which:	511,963
EU-4	Covered bonds	5,972
EU-5	Exposures treated as sovereigns	128,618
EU-6	Exposures to regional governments, MDB, international organisations and PSE **not** treated as sovereigns	81,452
EU-7	Institutions	82,424
EU-8	Secured by mortgages of immovable properties	-
EU-9	Retail exposures	-
EU-10	Corporate	122,693
EU-11	Exposures in default	1,268
EU-12	Other exposures (eg equity, securitisations, and other non-credit obligation assets)	89,537

94 | December 2023 EIB Group Risk Management Disclosure Report

 Liquidity risk | 95  Liquidity risk  Internal framework for liquidity risk management  Liquidity risk is defined as the risk of the Group’s ability to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk. Funding liquidity risk is the risk of being unable to refinance the asset side of its balance sheet and to meet payment obligations punctually and in full out of readily available liquid resources. Market liquidity risk is the volatility in the economic value of the assets or in the income due to the potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices.  The EIB is an eligible counterparty in Eurosystem monetary policy operations. As such, the EIB has access to the ECB’s refinancing operations. Within the context of the EIB’s access to the ECB’s liquidity facilities, the BCL, on behalf of the ECB, performs liquidity assessments on the EIB periodically, aimed at monitoring its liquidity position and liquidity risk management activities.  For liquidity management and liquidity risk management, the Group follows a decentralised model where both the EIB and the EIF have a separate liquidity framework in place tailored to the entity business model with the objective of ensuring that each entity can always meet its payment obligations punctually and in full. Both entities, the EIB and the EIF, have in place an independent Risk Management function monitoring and controlling the liquidity risk of each respective entity. For the EIB, the liquidity risk management framework follows the same organisational structure as described in Section 3.3 of the GRMDR. More specifically, there are different specialised EIB committees involved in liquidity risk-related matters such as the RPC at Board level or, for example, the Asset/Liability Committee (ALCO) at service level. The EIF’s Asset and Liquidity Committee (ALC) is involved in oversight and management of EIF liquidity risks.  Given the Bank’s business model, wholesale long-term funding primarily through bond issuance is the prevailing source of resources for its lending activities. The funding strategy of the EIB relies on the issuance of large and liquid benchmark transactions in the main currencies (EUR and USD). These benchmark transactions are complemented by targeted issuance offerings, prudent diversification of investors, currencies and markets. A growing issuance share comes in the form of Climate and Sustainability Awareness Bonds, whose proceeds are allocated to disbursements of projects contributing substantially to climate and sustainability objectives, respectively, in line with evolving EU legislation. A breakdown of debt securities issued by the EIB is provided in Note K of the EIB statutory financial statements and EIB Group consolidated financial statements under EU-AD65.  In defining its funding programme, the Bank considers all relevant future cash flows in a prudent manner and pays due regard to the control of the structural maturity mismatch between its lending and borrowing activities. The Bank has a specific policy in place on the transfer of costs to the client.  T manage its liquid assets, the Bank holds a liquidity buffer composed of several treasury portfolios with short, medium and long-term investment horizons, each of them managed according to risk guidelines approved by the MC. In addition, the liquidity buffer is also composed of unencumbered and re-usable collateral received. Further to this, the Bank can participate in the monetary refinancing operations of the Eurosystem, through its access to the BCL66.  By contrast, the EIF does not fund itself on the capital markets. Liquid assets are managed by the EIF67 in such a way as to ensure that guarantee calls, private equity drawdowns and administrative expenditures can be regularly met, while earning a reasonable return on the assets invested, compatible with the protection of the value of the paid-in capital. The Fund has the vast majority of its available cash invested in the long-term treasury portfolio composed of highly liquid bond portfolio holdings as a reserve.  65  66  67  Further information on the funding strategy of the Bank can be found in Section 3 - Funding activities of the Overview of the EIB Group Financial Report and in the Investor Relations tab of the EIB website.  Further information on the treasury portfolios of the EIBG can be found in Notes A 2.6 and B.2 of the EIB Group Financial Statements under EU-AD.  The management of the EIF long-term treasury bond portfolio is delegated to the EIB with the oversight of EIF first and second lines of defence.

 96 | December 2023 EIB Group Risk Management Disclosure Report  The Bank uses derivative instruments as part of its Asset and Liability Management activities, to manage interest rate, maturity mismatch, cross-currency basis and foreign currency risks and reduce the exposures to such risks68.  The Bank’s exposure to derivative counterparts is mitigated through CSAs to the ISDA Master Agreements, which provide for daily collateralisation of exposures as explained in Chapter 6. The CSAs signed by the Bank are unilateral (or one-way), meaning that the EIB is not obliged to post collateral - neither in the form of cash, nor securities - as it would be under an ordinary CSA. Within the unilateral CSA framework, the Bank is also executing cross-currency swaps with quarterly resets of their nominal to match the changes in the relevant FX rate over the period. These resets are settled in cash on a quarterly basis.  The Bank’s internal policies related to liquidity risk identification, measurement, monitoring, including limit setting, compliance and reporting, as well as the broad organisational framework to implement such rules are documented in the FRG. For the EIF, the liquidity risk principles are documented in the EIF’s Financial Risk Policy Guidelines, and further defined in additional procedures.  Management, monitoring and reporting  The Group has in place sound internal processes for identifying, measuring, monitoring and controlling liquidity risk. The management, monitoring and reporting are implemented within the Group taking into consideration proportionality and the business model specificities of each entity.  On a daily basis, information about EIB daily cash flows in all the operating currencies is available for the purposes of short-term liquidity planning and investment. On a weekly and end-of-month basis, all cash flows arising from assets, liabilities and off-balance sheet items are simulated over several time horizons, under both “base-case” and internally determined “stressed” conditions.  For the EIF, short-term liquidity planning under base-case conditions is done by the first line of defence on a weekly basis. Asset, liability and off- balance sheet cash flow simulations are performed by the second line of defence over different time horizons on a monthly basis, under internally determined “stressed” conditions, reflecting the EIF’s business model.  The EIB Group performs liquidity stress tests, at Group level and at Group entity level, as necessary. Stress tests are designed by taking into consideration the EIBG’s business activities, the funding sources and its financial products. The cash flow projections contribute to determining the appropriate size of the Bank’s liquidity buffer, by ensuring that it is sufficient to cover the Bank’s future net cash outflows under all conditions, “base-case” and “stressed” alike. The results of the stress tests are regularly reported to the ALCO. Liquidity adequacy at the EIF is monitored through internal liquidity risk indicators calculated under stress assumptions regarding both cash flows and liquidity buffer. The stress test scenarios are designed to ensure that the Fund has put in place adequate liquidity buffers against prospective net cash outflows over different time horizons. The results are reported to the ALC on a quarterly basis.  Tolerance levels and limits for the internal liquidity risk indicators are specified in the Group RAF with the aim of ensuring that the Bank and the Fund hold an adequate liquidity buffer to cover their future net cash outflows. Such indicators are calculated by the EIB on a daily, weekly and monthly basis, and by the EIF on a monthly basis. The Group RAF indicators are approved by the Board of Directors through the respective RAFs and are subject to regular updates to ensure their ongoing adherence to the business model of the two entities.  The Risk Management functions of both the EIB and the EIF report the level of the liquidity risk indicators to senior management on a monthly basis. During 2023, all liquidity risk indicators were well in line with the approved risk tolerance.  In line with the BBP, both the EIB and the EIF have in place standalone contingency funding plans that define the escalation procedures and course of actions in the event of a liquidity crisis. The contingency plans may be activated as a result of extraordinary market conditions and/or as a result of the internal liquidity indicators reaching pre-defined crisis levels. The EIB Group also has available a Group Contingency Funding Plan (GCFP), which is updated and tested on an annual basis.  68  Further information on the use of derivatives can be found in Note V and section A.2.3 of the EIB Group Financial Statements under EU- AD.

 Liquidity risk | 97  Further information on the Group’s liquidity risk management is provided in the EIB Group consolidated financial statements under IFRS, Note S.3. These also provide the maturity profile for derivative and non-derivative financial liabilities.  Internal Liquidity Adequacy Assessment Process (ILAAP)  As an integral part of its risk management framework, the EIB Group has in place an Internal Liquidity Adequacy Assessment Process. In addition to this, a standalone ILAAP is prepared by the Fund, which is tailored to its specific business model. Both entities in the Group have established robust liquidity risk management frameworks and liquidity risk is managed prudently in order to ensure the regular functioning of the core activities under both normal and stressed conditions. Relevant policies and practices are in place and in line with the identified liquidity risk tolerance levels and are communicated to senior management through internal reporting tools in order to facilitate the robust measurement, monitoring and control of liquidity risk.  Stress tests aiming to test the Group’s overall capacity to withstand hypothetical adverse liquidity conditions are performed in the context of the ILAAP. Such scenarios are performed coherently across the Group and consist of: (i) an idiosyncratic scenario; (ii) a market-wide scenario; (iii) a scenario combining market and idiosyncratic elements; and (iv) a scenario related to operational risk. On top of the aforementioned scenarios performed at consolidated level, recently the EIF introduced a standalone stress test scenario combining market and idiosyncratic elements with respect to the EIF exposures to address the potential standalone consequences of severe liquidity outflows at the EIF. Lastly, in order to complement the aforementioned “traditional” stress tests, a reverse stress test is performed by both entities of the Group, with the objective of assessing a hypothetical extreme scenario that would lead to a pre-defined severe impact in the liquidity risk indicators.  Within the annual approval of the EIB Group ILAAP, the Board of Directors of the EIB, as the Board of the Group parent company, approved the Liquidity Adequacy Statement (“LAS”) for the EIB Group, having acknowledged all assumptions, arguments and facts, underlying the conclusions of the EIB Group ILAAP. The BoD took note that liquidity RAF metrics defined on an EIB consolidated and standalone basis, as well as on an EIF standalone basis, were within their respective limits and were assessed by means of liquidity stress tests considered for the Group ILAAP. The BoD concluded that the liquidity assessment framework of the EIB Group is adequate and proportionate to its business model, both from a point in time as well as from a forward-looking perspective.  Liquidity coverage ratio (LCR)  The EIB Group implemented the LCR in line with Commission Delegated Regulation (EU) No 2015/6169.  The LCR is calculated and monitored on an EIB standalone, as well as on an EIB Group consolidated basis, in its reporting currency (EUR) as defined in Article 3 of Commission Delegated Regulation (EU) 2015/61. The EIB standalone LCR is calculated daily and the EIB Group LCR is calculated monthly.  Furthermore, the LCR is monitored for significant70 currencies (EUR, GBP and USD as at 31.12.2023). Consistency of the currency denomination of its liquid assets with its net liquidity outflows is ensured by the EIB Group on an ongoing basis, in order to prevent an excessive currency mismatch. The EIB Group LCR as at 31.12.2023 stood at 437.5% (31.12.2022: 352.4%). The increase year-on-year is driven by both a decrease in net cash outflows counterbalanced by a decrease in HQLA. In particular, the HQLA decreased by EUR 26 billion, over the course of last year, attributed to the decrease in Level 1 assets. The net cash outflows decreased by EUR 10 billion, as a result of increased inflows from secured financing transactions and increased outflows from unsecured wholesale funding.  Composition of HQLA and net cash outflows  The HQLA (regulatory liquidity buffer) as at 31 December 2023 of EUR 45 billion is primarily driven by the Level 1 securities (61%) and Level 1 cash and reserves at the Central Bank (33%). The Level 2a and Level 2b securities comprise 5% and 1% of the total HQLA, respectively. The average total HQLA held throughout 2023 amounted to EUR 61 billion.  69  70  As amended by Commission Delegated Regulation (EU) No 2018/1620.  A currency is deemed “significant” according to the CRR definition if “the aggregate liabilities denominated in a given currency amount to 5% or more of the bank's total liabilities excluding capital and off-balance sheet items”.

 98 | December 2023 EIB Group Risk Management Disclosure Report  The net cash outflows as at 31 December 2023 of EUR 10 billion are the result of EUR 29 billion of inflows and EUR 39 billion of outflows. The main elements of the LCR denominator are loan cash flows (both inflows and outflows), inflows from secured financing transactions and wholesale funding due redemptions. A significant part of the outflows is related to additional collateral outflows that would result from the impact of an adverse market scenario on the Bank’s derivatives transactions 71 , which is calculated based on the regulatory 24 months historical look-back approach.  Other items relevant for the Group’s liquidity profile  The Bank operates in a multicurrency environment and uses different settlement platforms and correspondent banks that impose time constraints within the day to perform the settlement of payments. As a result the Bank is exposed to intra-day liquidity risk. The Bank actively manages its intra-day liquidity positions and risks to ensure that all payments and settlement obligations are met in a timely manner, under both normal and stressed conditions. In addition, several proactive and reactive mitigation actions have been implemented to manage this risk.  The intra-day liquidity risk is monitored by the first and second lines of defence on a daily and monthly basis, under both normal and stressed scenarios.  71  Further information on the collateral received on secured financing transactions and derivative transactions can be found in sections  S.2.4.2 and S.2.5.1 of the EIB Group consolidated financial statements under IFRS.

Template EU LIQ1 - Quantitative information of LCR

The following template provides information on the components of the Group LCR. Data are presented as monthly averages over the last 12 months preceding each quarter end.[72]

		a	b	c	d	e	f	g	h
Amounts are in EUR million, unless otherwise indicated		**Total unweighted value (average)**				**Total weighted value (average)**			
EU 1a	Quarter ending on (DD Month YYYY)	31/12/2023	30/09/2023	30/06/2023	31/03/2023	31/12/2023	30/09/2023	30/06/2023	31/03/2023
EU 1b	Number of data points used in the calculation of averages	12	12	12	12	12	12	12	12
HIGH-QUALITY LIQUID ASSETS									
1	Total high-quality liquid assets (HQLA)					60,883	67,554	76,012	81,983
CASH OUTFLOWS									
2	Retail deposits and deposits from small business customers, of which:	-	-	-	-	-	-	-	-
3	*Stable deposits*	-	-	-	-	-	-	-	-
4	*Less stable deposits*	-	-	-	-	-	-	-	-
5	Unsecured wholesale funding	10,739	9,492	9,501	9,372	9,839	8,627	8,647	8,494
6	*Operational deposits (all counterparties) and deposits in networks of cooperative banks*	-	-	-	-	-	-	-	-
7	*Non-operational deposits (all counterparties)*	1,861	1,852	1,845	1,943	960	987	990	1,065
8	*Unsecured debt*	8,878	7,640	7,656	7,429	8,878	7,640	7,656	7,429
9	*Secured wholesale funding*					19	18	3	12
10	Additional requirements	132,959	129,445	126,758	125,366	20,519	20,019	19,598	19,287
11	*Outflows related to derivative exposures and other collateral requirements*	5,256	5,161	5,105	5,037	5,256	5,161	5,105	5,037
12	*Outflows related to loss of funding on debt products*	-	-	-	-	-	-	-	-
13	*Credit and liquidity facilities*	127,703	124,284	121,653	120,329	15,262	14,858	14,494	14,250
14	Other contractual funding obligations	803	872	1,048	1,044	803	872	1,048	1,044

[72] This is the reason for the variance between the EIB Group LCR at 31.12.2023 and the figure presented in the table.

Liquidity risk | 99

15	Other contingent funding obligations	34,756	31,973	31,335	30,647	4,290	3,857	3,920	3,709
16	**TOTAL CASH OUTFLOWS**					**35,470**	**33,392**	**33,216**	**32,545**
CASH INFLOWS									
17	Secured lending (eg reverse repos)	9,353	8,018	6,197	5,015	9,225	7,843	6,096	4,937
18	Inflows from fully performing exposures	7,621	7,037	7,541	8,316	6,550	5,772	6,242	6,885
19	Other cash inflows	963	840	898	984	963	840	898	984
EU-19a	(Difference between total weighted inflows and total weighted outflows arising from transactions in third countries where there are transfer restrictions or which are denominated in non-convertible currencies)					-	-	-	-
EU-19b	(Excess inflows from a related specialised credit institution)					-	-	-	-
20	**TOTAL CASH INFLOWS**	**17,937**	**15,894**	**14,635**	**14,315**	**16,739**	**14,455**	**13,236**	**12,807**
EU-20a	*Fully exempt inflows*	-	-	-	-	-	-	-	-
EU-20b	*Inflows Subject to 90% Cap*	-	-	-	-	-	-	-	-
EU-20c	*Inflows Subject to 75% Cap*	*17,937*	*15,894*	*14,635*	*14,315*	*16,739*	*14,455*	*13,236*	*12,807*
TOTAL ADJUSTED VALUE									
21	**LIQUIDITY BUFFER**					**60,883**	**67,554**	**76,012**	**81,983**
22	**TOTAL NET CASH OUTFLOWS**					**18,731**	**18,937**	**19,980**	**19,739**
23	**LIQUIDITY COVERAGE RATIO (%)**					**350.7%**	**398.3%**	**420.4%**	**447.5%**

100 | December 2023 EIB Group Risk Management Disclosure Report

9.4 Net stable funding ratio (NSFR)

The NSFR is a regulatory liquidity metric that aims to limit overreliance on short-term wholesale funding and encourages better assessment of funding risk across all on- and off-balance sheet items, promoting funding stability. The NSFR is defined as the amount of available stable funding (ASF) relative to the amount of required stable funding (RSF) and should be equal to at least 100%.

The EIB Group implemented the NSFR in line with the CRR.

The NSFR is calculated and monitored on an EIB standalone, as well as on an EIB Group consolidated basis, in the reporting currency (EUR). The EIB standalone NSFR is calculated monthly and the EIB Group NSFR is calculated quarterly. Furthermore, the NSFR is monitored for all significant currencies (EUR, GBP and USD as at 31.12.2023).

As of 31 December 2023, the EIB Group NSFR stood at 118.6% (31.12.2022: 125%), well above the minimum regulatory requirement of 100%. Over 2023, the ratio remained stable, averaging at 123%. The template below presents an overview of the calculation of the NSFR-based figures for end of December 2023.

At 31 December 2023, the main sources of ASF were long-term wholesale funding (for example, own bond issuances) which formed 79% of total ASF (31.12.2022: 82%) and capital items which formed 18% of it (31.12.2022: 17%), after applying the relevant weights. At 31 December 2023, the RSF was predominantly composed of loans and securities, which formed 91% of total RSF (31.12.2022: 91%), after applying the relevant weights.

Template EU LIQ2 - Net Stable Funding Ratio

The template below presents an overview of the calculation of the Group NSFR.

		31.12.2023				
		a	b	c	d	e
		Unweighted value by residual maturity				Weighted value
Amounts are in EUR million, unless otherwise indicated		No maturity	< 6 months	6 months to < 1yr	≥ 1yr	
Available stable funding (ASF) Items						
1	Capital items and instruments	81,049	-	-	-	81,049
2	*Own funds*	81,049	-	-	-	81,049
3	*Other capital instruments*		-	-	-	-
4	Retail deposits		-	-	-	-
5	*Stable deposits*		-	-	-	-
6	*Less stable deposits*		-	-	-	-
7	Wholesale funding:		52,524	39,011	346,875	367,337
8	*Operational deposits*		-	-	-	-
9	*Other wholesale funding*		52,524	39,011	346,875	367,337
10	Interdependent liabilities		-	-	-	-
11	Other liabilities:	7,832	16,259	460	3,928	4,158
12	*NSFR derivative liabilities*	7,832				
13	*All other liabilities and capital instruments not included in the above categories*		16,259	460	3,928	4,158
14	**Total available stable funding (ASF)**					**452,544**
Required stable funding (RSF) Items						
15	Total high-quality liquid assets (HQLA)					1,007
EU-15a	Assets encumbered for a residual maturity of one year or more in a cover pool		-	-	-	-
16	Deposits held at other financial institutions for operational purposes		-	-	-	-
17	Performing loans and securities:		52,353	20,147	400,818	347,155

Liquidity risk | 101

		a	b	c	d	e
18	*Performing securities financing transactions with financial customers collateralised by Level 1 HQLA subject to 0% haircut*		-	-	-	-
19	*Performing securities financing transactions with financial customer collateralised by other assets and loans and advances to financial institutions*		37,175	6,158	75,532	81,171
20	*Performing loans to non-financial corporate clients, loans to retail and small business customers, and loans to sovereigns, and PSEs, of which:*		12,699	13,785	308,620	250,477
21	*With a risk weight of less than or equal to 35% under the Basel II Standardised approach for credit risk*		3,817	4,908	125,459	85,911
22	*Performing residential mortgages, of which:*		-	-	-	-
23	*With a risk weight of less than or equal to 35% under the Basel II Standardised approach for credit risk*		-	-	-	-
24	*Other loans and securities that are not in default and do not qualify as HQLA, including exchange-traded equities and trade finance on-balance sheet products*		2,479	204	16,666	15,508
25	Interdependent assets		-	-	-	-
26	Other assets:	-	8,416	438	21,432	22,440
27	*Physical traded commodities*				-	-
28	*Assets posted as initial margin for derivative contracts and contributions to default funds of CCPs*		-			-
29	*NSFR derivative assets*		-			-
30	*NSFR derivative liabilities before deduction of variation margin posted*		7,991			400
31	*All other assets not included in the above categories*		425	438	21,432	22,041
32	**Off-balance sheet items**		-	-	**204,452**	**10,963**
33	**Total RSF**					**381,566**
34	**Net Stable Funding Ratio (%)**					**118.6%**

		30.06.2023				
		a	b	c	d	e
		Unweighted value by residual maturity				**Weighted value**
	Amounts are in EUR million, unless otherwise indicated	**No maturity**	**< 6 months**	**6 months to < 1yr**	**≥ 1yr**	
Available stable funding (ASF) Items						
1	Capital items and instruments	79,484	-	-	-	79,484
2	*Own funds*	79,484	-	-	-	79,484
3	*Other capital instruments*		-	-	-	-
4	Retail deposits		-	-	-	-
5	*Stable deposits*		-	-	-	-
6	*Less stable deposits*		-	-	-	-
7	Wholesale funding:		45,962	41,593	358,598	380,146
8	*Operational deposits*		-	-	-	-
9	*Other wholesale funding*		45,962	41,593	358,598	380,146
10	Interdependent liabilities		-	-	-	-
11	Other liabilities:	11,631	14,950	160	4,343	4,423
12	*NSFR derivative liabilities*	11,631				
13	*All other liabilities and capital instruments not included in the above categories*		14,950	160	4,343	4,423
14	**Total available stable funding (ASF)**		**-**	**-**	**-**	**464,054**
Required stable funding (RSF) Items						
15	Total high-quality liquid assets (HQLA)					975

102 | **December 2023 EIB Group Risk Management Disclosure Report**

EU-15a	Assets encumbered for a residual maturity of one year or more in a cover pool		-	-	-	-
16	Deposits held at other financial institutions for operational purposes		-	-	-	-
17	Performing loans and securities:		33,821	35,034	390,380	345,107
18	*Performing securities financing transactions with financial customers collateralised by Level 1 HQLA subject to 0% haircut*		-	-	-	-
19	*Performing securities financing transactions with financial customers collateralised by other assets and loans and advances to financial institutions*		21,427	19,397	78,094	89,341
20	*Performing loans to non-financial corporate clients, loans to retail and small business customers, and loans to sovereigns, and PSEs, of which:*		11,545	13,247	299,053	242,899
21	*With a risk weight of less than or equal to 35% under the Basel II Standardised approach for credit risk*		4,013	3,742	118,460	80,876
22	*Performing residential mortgages, of which:*		-	-	-	-
23	*With a risk weight of less than or equal to 35% under the Basel II Standardised approach for credit risk*		-	-	-	-
24	*Other loans and securities that are not in default and do not qualify as HQLA, including exchange-traded equities and trade finance on-balance sheet products*		849	2,390	13,233	12,867
25	Interdependent assets		-	-	-	-
26	Other assets:	-	13,372	521	18,609	20,505
27	*Physical traded commodities*				-	-
28	*Assets posted as initial margin for derivative contracts and contributions to default funds of CCPs*			-		-
29	*NSFR derivative assets*		-			-
30	*NSFR derivative liabilities before deduction of variation margin posted*		11,662			583
31	*All other assets not included in the above categories*		1,710	521	18,609	19,922
32	**Off-balance sheet items**		**-**	**-**	**164,274**	**10,248**
33	**Total RSF**					**376,835**
34	**Net Stable Funding Ratio (%)**					**123.1%**

9.5 Asset encumbrance

An asset is considered to be encumbered if it is used to secure, collateralise or credit-enhance a transaction such that it cannot be freely withdrawn by the Group[73]. Marketable, high-quality assets that are unencumbered are part of a liquid asset portfolio as they can generally help to obtain emergency liquidity in stress situations.

The main sources of asset encumbrance for the EIB Group are the EIB's treasury operations with financial institutions and central banks. The Group does not, at present, engage in securities lending activities nor does it issue covered bonds. In addition, no assets are posted as security with settlement systems in the form of default funds and initial margins. A daily monitoring process for unencumbered and encumbered assets is in place.

As of 31.12.2023, the Bank's EBA asset encumbrance ratio amounts to 0.3% (31.12.2022: 0.7%) as measured in accordance with Commission Implementing Regulation (EU) No 2021/451. The ratio has decreased compared to the previous reporting period and remains overall very low.

The disclosures below follow the EBA's disclosure templates on asset encumbrance. The templates report the median values over the last four quarter-ends, as required by applicable regulatory requirements.

[73] Commission Implementing Regulation (EU) No 451/2021 of 17 December 2020, which repealed Commission Implementing Regulation (EU) No 680/2014.

Liquidity risk | 103

 104 | December 2023 EIB Group Risk Management Disclosure Report  Template EU AE1 - Encumbered and unencumbered assets  The template below exhibits the total assets of the EIB Group separating encumbered from unencumbered assets. Additional information is provided for the Group’s portfolio of debt securities, which are more likely to be encumbered as part of treasury or hedging transactions. At the end of December 2023, the encumbered assets of the Group were denominated exclusively in EUR. The unencumbered “other assets” include mainly loans and advances and derivatives not available for encumbrance.  Amounts are in EUR million, unless otherwise indicated  Carrying amount of encumbered assets  Fair value of encumbered assets  Carrying amount of unencumbered assets  Fair value of unencumbered assets  of which notionally eligible EHQLA and HQLA  of which notionally eligible EHQLA and HQLA  of which EHQLA  and HQLA  of which EHQLA  and HQLA  010  030  040  050  060  080  090  100  010  Assets of the disclosing  institution  2,375  1,909  552,193  55,492  030  Equity instruments  -  -  -  -  11,085  -  19,844  -  040  Debt securities  1,913  1,909  1,849  1,845  44,059  25,846  43,403  25,423  050  of which: covered  bonds  4  -  4  -  6,677  4,814  6,607  4,759  060  of which: securitisations  -  -  -  -  8,668  197  8,432  194  070  of which: issued by general governments  1,790  1,790  1,731  1,731  14,050  13,314  13,728  13,005  080  of which: issued by financial corporations  87  87  80  80  10,940  6,569  10,977  6,546  090  of which: issued by non-financial  corporations  -  -  -  -  3,331  1,081  3,117  1,055  120  Other assets  462  -  499,472  28,355

Template EU AE2 - Collateral received and own debt securities issued

The template below provides information on the amount and type of collateral received by the Group that is encumbered or available for encumbrance.

		Fair value of encumbered collateral received or own debt securities issued		Unencumbered	
				Fair value of collateral received or own debt securities issued available for encumbrance	
			of which notionally eligible EHQLA and HQLA		of which EHQLA and HQLA
Amounts are in EUR million, unless otherwise indicated		010	030	040	060
130	**Collateral received by the disclosing institution**	275	269	29,342	4,271
140	Loans on demand	-	-	-	-
150	Equity instruments	-	-	-	-
160	Debt securities	275	269	29,342	4,271
170	of which: covered bonds	1	-	12,983	-
180	of which: securitisations	-	-	506	-
190	of which: issued by general governments	269	269	10,556	4,238
200	of which: issued by financial corporations	-	-	4,140	11
210	of which: issued by non-financial corporations	-	-	692	-
220	Loans and advances other than loans on demand	-	-	-	-
230	Other collateral received	-	-	-	-
240	**Own debt securities issued other than own covered bonds or securitisations**	-	-	-	-
241	**Own covered bonds and securitisation issued and not yet pledged**			-	-
250	**TOTAL COLLATERAL RECEIVED AND OWN DEBT SECURITIES ISSUED**	**2,650**	**2,178**		

Template EU AE3 - Sources of encumbrance

The template below provides information on liabilities associated with encumbered assets and collateral. As mentioned above, repurchase operations with financial institutions and central banks are the main source of encumbrance for the EIBG. Contingent liabilities are typically lower than the sum of encumbered assets and collateral received due to the overcollateralisation agreements on repos.

		Matching liabilities, contingent liabilities or securities lent	Assets, collateral received and own debt securities issued other than covered bonds and securitisations encumbered
Amounts are in EUR million, unless otherwise indicated		010	030
010	**Carrying amount of selected financial liabilities**	**2,069**	**2,215**

Liquidity risk | 105

 106 | December 2023 EIB Group Risk Management Disclosure Report  Market risk  Foreign exchange risk  The Group does not have regulatory own funds requirements for market risk in the trading book. Non-trading book positions are however subject to foreign exchange risk. According to Article 351 of the CRR, should the net foreign exchange position exceed 2% of the Group’s total own funds, the Group shall calculate an own funds requirement for foreign exchange risk. The management of foreign exchange risk at the Group is described in the following section.  Foreign exchange (FX) risk is the risk to the economic value or to the income derived from the Group’s positions due to adverse movements of foreign exchange rates.  The entities of the Group have different business models and separate governing frameworks (the principles of which are laid down in their respective Statutes and Rules and Procedures) and thus follow different day-to-day management approaches with respect to FX risk.  The Group is exposed to FX risk whenever there is a currency mismatch between its assets, liabilities and hedge instruments. FX risk also comprises the effect of unfavourable changes in the value of the Group’s future P&L caused by currency movements. More specifically, at the EIB, FX risk arises from specific transactions that involve FX conversions and P&L generation by non-EUR assets and liabilities. At the EIF, FX risk stems primarily from guarantees and equity operations. More details on the management of FX risk at the EIB and the EIF are presented hereafter.  Management of FX risk at the EIB  The main objective of the EIB’s FX risk management is to minimise to the extent possible the effect of variation of FX rates on the Bank’s P&L statement.  The key bodies involved in the management of FX risk in the Bank are the MC and the ALCO.  The EIB’s “Operational Open FX position” (hereafter the “FX position”) for risk management is defined, for each non-reporting currency, as the balance between the accounting value of assets and liabilities under EU-AD and measured in EUR equivalent. It is in line with the "Net FX position” defined in the CRR for regulatory capital calculation purposes, except for the CIUs, which are considered in the respective fund’s currency (that is, the LTA is not applied for the management of the Operational Open FX position). The FX position for each non-reporting currency is monitored daily. It is impacted by transactions that create a mismatch between assets and liabilities. On a monthly basis, the P&L impact is taken into account and hedged. The Bank hedges its FX risk by keeping the FX position for each non-reporting currency within pre-approved limits. In the event of a hedging requirement, the position is reduced by FX spot deals within the same day.  Risk Management, as a second line of defence, is in charge of independently monitoring the daily FX position. The Finance Directorate/Operational Support and Monitoring division, as a first line of defence, is in charge of calculating and reporting on a daily basis the FX position to the Finance Directorate/Treasury that manages the position.  Management of the FX risk at the EIF  At the EIF, FX risk is monitored and managed at business line and product level via value-at-risk models:  The EIF monitors securitisation guarantees on a continuous basis via the ABS cash flow model which takes into account the FX risk of the underlying assets, if any. Following a deviation from the expected performance or an ad-hoc event, surveillance triggers might be breached. In such cases, a model rerun may be required leading to an update of internal ratings and risk parameters. When downgrades imply reclassification to Stage 374, risk management analyses whether hedging a certain part of the exposure would be recommended based on potential cash outflows.  Non-EUR transactions under portfolio guarantees (risk-sharing mandates, RSM) are initially hedged by purchasing 50% of the expected loss (EL). The hedged amount is reassessed by the Fund’s risk management team on a yearly basis for each transaction according to the Exposure at Risk (EaR) and the cumulative EL of  74  That is, credit-impaired in accordance with the staging concept of IFRS 9.

both drawn and undrawn amounts. However, the final hedging decisions are based on the aggregated EaR by currency within each RSM portfolio.

- Currencies that cannot be traded remain unhedged. Unhedged exposures are monitored with the use of the FX VaR model. The EIF allocates capital to all open FX positions. VaR limits are defined corresponding to the target size of the respective RSM portfolio and their breach triggers corrective actions (increased monitoring, limitation of future commitments in specific currencies, etc.)
- The main FX exposure for the EIF's **equity investments** lies at the level of the underlying assets. The FX risk arises from fluctuations in the fair value of the EIF's portfolio (expressed in EUR) of underlying investee companies in response to the volatility of the investee companies' currencies.
  Given the uncertainty on the timing and quantum of cash flows, the equity portfolio is kept unhedged. Therefore FX risk is one of the factors behind the equity portfolio performance.

Capital requirements of the EIB Group

The FX capital requirement of the Group is computed based on the "Net FX position" of the Group, defined according to CRR (Articles 351 to 354), and therefore including FX risk arising from any gold position and CIUs. For the latter, the EIB applies the LTA.

The Group's "Net FX position" calculated for regulatory/capitalisation purposes differs from the "Operational Open FX position" used for management purposes (as mentioned above) where underlying investments of CIUs are assumed to be denominated in the same currency as the CIU.

As of 31 December 2023, the net FX position of the Group exceeded 2% of its regulatory own funds (the "de minimis requirement"), therefore capital requirements were calculated for foreign exchange risk.

Template EU MR1 - Market risk under the standardised approach

The template below provides the breakdown of RWEAs for market risk under the standardised approach.

Amounts are in EUR million, unless otherwise indicated		a RWEAs
	Outright products	
1	Interest rate risk (general and specific)	-
2	Equity risk (general and specific)	-
3	Foreign exchange risk	1,705
4	Commodity risk	-
	Options	
5	Simplified approach	-
6	Delta-plus approach	-
7	Scenario approach	-
8	Securitisation (specific risk)	-
9	**Total**	**1,705**

Market risk | 107

 108 | December 2023 EIB Group Risk Management Disclosure Report  Interest rate and credit spread risk in the banking book  Interest rate risk in the Banking Book (IRRBB)  From a Group perspective, interest rate risk is defined as the risk to the economic value of equity/own funds (EVE) or to the net interest income (NII) arising from adverse movements in interest rates that affect interest rate-sensitive instruments, including gap risk, basis risk and option risk.  Scope  The scope of interest rate-sensitive instruments are all assets, liabilities and off-balance sheet items in the non- trading book, excluding assets deducted from CET1 capital. Exposure to interest rate risk occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedging instruments.  Governance  The BoD sets the Bank’s risk appetite for interest rate risk in the banking book from both an earnings and economic value perspective. The EIF’s risk appetite does not currently include specific limits for IRRBB, but the EIF instead allocates economic capital to cover its interest rate risk exposures.  It is the responsibility of the MC to approve the interest rate strategy of the EIB, while ensuring that it remains within the risk appetite limits. The MC is assisted by the ALCO in the monitoring and management of IRRBB. The ALCO itself is supported by a permanent working group on interest rate risk monitoring. Reporting directly to the ALCO, this working group reviews and analyses the interest rate risk exposures, discusses possible hedging actions based on recommendations from the Treasury (first line of defence (LoD)) and reports to the ALCO on the operational actions taken by the first LoD. The decision on, and execution of, hedging actions remains under the responsibility of the first LoD.  Key IRRBB risk metrics and their evolution are reported monthly to the governing bodies.  Risk management and mitigation  The EIB follows relevant key principles of the EBA75 and the BCBS76 in its management and monitoring of interest rate risk. As prescribed by those principles the EIB manages the IRRBB from both NII and EVE perspectives, seeking to maintain a balanced and sustainable revenue profile as well as limiting the volatility of its economic value.  For managing and mitigating interest rate exposures, a preference is given to natural hedges. Natural hedges occur in the course of normal business activity when assets (loans) and liabilities (borrowings) net out their interest rate exposures. When natural hedges are not sufficient for managing the interest rate exposures, the Bank makes use of derivative instruments. The most common types of derivatives used by the Bank are interest rate swaps (IRS) and cross-currency swaps77.  The Bank uses both micro and macro hedging approaches. A hedge is defined as micro when it matches back-to- back the interest rate structure of a specific loan or borrowing. A macro-hedge rather serves the purpose of rebalancing the interest rate exposure at portfolio level.  To reduce the volatility of IFRS accounting P&L, the Bank applies, when possible, both fair value and cash flow hedge accounting methods:  Fair value hedges recognise the derivative’s hedging of changes in the fair value of a recognised fixed-rate loan or bond.  75  76  77  EBA Guidelines on the management of interest rate risk and credit spread risk arising from non-trading book activities – EBA/GL/2022/14, applicable from 30 June 2023, except for the part on credit spread risk from the banking book (CSRBB), which applies from 31 December 2023.  BCBS 368: Standards for Interest Rate Risk in the Banking Book (IRRBB) (April 2016).  Contracts that involve the exchange of notional in two different currencies at the beginning and at the end of the swap, and the exchange of floating rates during the contract term.

 Interest rate and credit spread risk in the banking book | 109  Cash flow hedges recognise the derivative’s hedging of changes in the future cash flows of floating-rate instruments.  The EIF does not hedge its interest rate exposures but instead allocates economic capital to cover its interest rate risk exposure (as also mentioned above). The EIF is primarily exposed to gap risk, it is not exposed to basis risk and has a limited exposure to option risks (through the callable treasury bonds and the interest rate floor on ABS cash investments).  11.1.1 Gap risk  Gap risk78 is the risk resulting from differences in the term structure of interest rate-sensitive instruments. It is measured as the impact on the term structure arising from parallel or non-parallel moves across the yield curve.  For the Bank, gap risk stems from its interest rate risk strategy currently targeting a duration for the investment of its own funds between 3 and 4 years.  For the EIF, the major interest rate-sensitive exposures are its pension DBO79 liability and fixed income treasury portfolio.  Management, monitoring and reporting  The EIB measures and reports gap risk in terms of sensitivity, duration of own funds and stress scenarios (stress tests are also performed at EIB Group level):  Basis Point Value (BPV) sensitivity: shows the change in the net present value (NPV) of interest rate- sensitive instruments/portfolios due to a 1 basis point increase in the interest rate curves. The EIB’s operational interest rate risk exposure in terms of BPV sensitivity by maturity ranges and currency is monitored and managed on a daily basis, within pre-approved limits, by the Treasury (first line of defence (LoD)), and reported to the ALM division in GR&C-RM (second LoD). The ALM division in GR&C-RM monitors the limits’ compliance in the context of the operational ALM activities and also validates the reported interest rate risk exposure on a weekly basis.  Duration of own funds: measures the sensitivity of the EVE to changes in interest rates, expressed in years. This metric is used to set the IRR strategy of the Bank in terms of target duration of own funds. The target duration, which is periodically reassessed by the ALCO must lie within a target range of 3.5 to 6.5 years80. Changes in the target duration are submitted for approval to the MC.  Stress scenarios: stress tests are performed on a regular basis. The impacts of severe scenarios on both the EVE and the NII are assessed regularly. The stress tests include: (i) the EBA standardised interest rate shocks81;  (ii) internally developed scenarios, such as a macroeconomic stress test scenario; and (iii) reverse stress tests. Ad-hoc analyses are performed in order to assess the impact on the interest rate risk exposures arising from new products and structures, or from new market developments.  78  79  80  81  The EBA defines gap risk as the “risk resulting from the term structure of interest rate sensitive instruments that arises from differences in the timing of their rate changes, covering changes to the term structure of interest rates occurring consistently across the yield curve (parallel risk) or differentially by period (non-parallel risk)” (EBA/GL/2022/14).  Defined-benefit obligations (DBO) represent the present value of the pension benefits earned by the employees. For operational purposes, +/-0.5 years deviations from the target duration are allowed.  EBA/RTS/2022/10.

Template EU IRRBB1 - Interest rate risks of non-trading book activities

This template provides quantitative information on the impact of interest rate supervisory shocks scenarios on the change in the economic value of equity and net interest income, calculated on the basis of a set of common modelling and parametric assumptions as referred to in Article 98 (5a), (b) and (c) of the CRD.

Amounts are in EUR million, unless otherwise indicated		a	c
Supervisory shock scenarios		Changes of the economic value of equity	Changes of the net interest income
		31.12.2023	**31.12.2023**
1	Parallel up	-4,285	81
2	Parallel down	5,721	-227
3	Steepener	531	
4	Flattener	1,071	
5	Short rate up	-162	
6	Short rate down	2,221	

The scenario that would produce the largest EVE decrease is the parallel up, causing a decrease equivalent to 5.4% of CET1. The year-on-year decrease is mainly driven by the change in the interest rate risk strategy, which in 2023 switched from a duration target between 4.5 and 5.5 years to a target between 3 and 4 years.

The scenario that would produce the largest NII decrease is the parallel down, causing a decrease equivalent to 0.3% of CET1.

Key modelling and parametric assumptions

The models and key assumptions used to produce the economic value of equity sensitivity in the table above are the same as those used in the operational measurement of the interest rate risk exposures:

- Risk-free yield curves: the projection of forward rates and the computation of discount factors are performed using risk-free yield curves that do not include any commercial, credit or liquidity spreads.
- Non-performing exposures: even though the non-performing exposures ratio is below the regulatory 2%, the Bank still conservatively includes them in the interest rate risk exposure.
- Run-off balance sheet: existing positions that mature are not replaced with new business in the EVE stress tests.
- Margin-free cash flows: commercial margins are not included in the projection of interest payments for the EVE-related metrics and stress tests.
- Pension obligations are included in the interest rate risk exposure: the sensitivity of these liabilities considers the impact of inflation, more specifically the correlation (co-movement) between the changes in inflation and interest rates.
- Instrument-specific interest rate floors (mainly the zero-rate floor on loans) and automatic options (mainly callable option on some bonds and swaps) are taken into account. Refer to the Option risk sub-section for more details on the IRRBB's Option risk.
- Currencies other than the reporting currency are converted to the reporting currency at the ECB spot FX rate on the reference date. Positive changes are weighted by a factor of 50% or a factor of 80% in the case of Exchange Rate Mechanism - ERM II.

The key assumptions with regard to net interest income sensitivity are:

- One year time horizon: the sensitivity is measured over a 12-month horizon period.
- Constant balance sheet: the total balance sheet size and composition, including on- and off-balance sheet items, are maintained by replacing maturing cash flows with new instruments that have comparable features with regard to the currency, amount and repricing period of the original instruments.
- Commercial margins are included in the projection of net interest income and maturing transactions are rolled with margins reflecting current market conditions.
- Where applicable, instrument-specific floors (most specifically, the zero-rate floor on loans) are taken into account.

110 | December 2023 EIB Group Risk Management Disclosure Report

 Interest rate and credit spread risk in the banking book | 111  Currencies other than the reporting currency are converted to the reporting currency at the ECB spot FX rate on the reference date. Positive changes are weighted by a factor of 50% or a factor of 80% in the case of Exchange Rate Mechanism - ERM II.  11.1.2 Basis risk  Basis risk is the risk arising from the impact of relative changes in interest rates on interest rate-sensitive instruments that have similar tenors but are priced using different interest rate indices. Basis risk arises from the imperfect correlation in the adjustment of the rates earned and paid on different interest rate-sensitive instruments with otherwise similar rate change characteristics.  The Bank has identified three main types of basis risks to which it is exposed: 1) Cross-currency basis risk (CCBR);  2) Tenor basis risk (TBR) and 3) Funding spread risk (FSR).  Cross-Currency Basis Risk (CCBR)  Cross-currency basis risk is the risk due to currency mismatches (in terms of volume and/or maturity) between the Bank’s funding and lending activities. The cross-currency basis indicates the amount by which the interest paid to borrow one currency by swapping it against another differs from the cost of directly borrowing this currency in the cash market.  Management, monitoring and reporting of CCBR  The Bank measures, manages and reports CCBR for its major currencies82 in terms of BPV sensitivity and stress scenarios:  CCBR BPV sensitivity: measures the change in the NPV of interest rate-sensitive instruments/portfolios due to a 1 basis point increase in the CCY/EUR basis spread. The EIB’s operational CCBR exposure by maturity ranges and currency is monitored and managed on a daily basis, within pre-approved limits, by the Treasury (first LoD) and reported to the ALM division in GR&C-RM (second LoD). The ALM division in GR&C-RM monitors that the exposure stays within the pre-approved limits in the context of the operational ALM activities and validating the CCBR exposure on a weekly basis. The Bank applies a portfolio-based management approach for CCBR. Hedging of the CCBR is usually done by means of entering into cross- currency swaps, which are financial products that swap principal and interest payments in two different currencies, allowing for the transformation of the exposure on one currency into the swapped one.  Stress scenarios: the Bank performs CCBR stress tests on a monthly basis to understand their impact on the EVE. It considers the following internally developed stress scenarios for each CCY in scope:  parallel monthly and annual shifts;  monthly and annual per tenor shifts;  historical extremes with shocks being determined dynamically at tenor level.  The Bank also perfoms CCBR stress tests on the net interest income on a quarterly basis. The scenario used is the same as for the EVE “historical extremes with shocks being determined dynamically at tenor level”.  Ad-hoc analyses are performed in order to assess the impact on the CCBR exposures arising from new products and structures, or from new market developments.  Tenor Basis Risk (TBR)  The Bank’s exposure to TBR arises from floating rate instruments priced with different interest rate indices. This exposure is originated from all main asset and liability classes present in the Bank’s balance sheet: lending (assets), funding (liabilities), hedging (derivatives) and treasury (securities). The activity on both sides of the balance sheet might be asymmetrical in terms of underlying interest rate indices, leading to mismatches and therefore exposing the Bank to the volatility of the spread between different indices.  82  The residual exposure from minor currencies is currently not material and thus outside the scope of the CCBR. Moreover, those lending operations are normally in a “synthetic format”, that is, denominated in local currency, but settled in hard currency (usually EUR or USD). However, and outside the CCBR framework, that exposure is monitored regularly to ensure it remains immaterial from an IRRBB perspective.

 112 | December 2023 EIB Group Risk Management Disclosure Report  Management, monitoring and reporting of TBR  The EIB measures, manages and reports TBR in terms of BPV sensitivity and stress scenarios:  TBR BPV sensitivity: the change in the NPV of interest rate-sensitive instruments/portfolios due to a 1 basis point increase in the tenor basis spread, measured as the spread between the different local indices swap curves (for example, Euribor 3-month swap curve vs. Euribor 6-month swap curve). The EIB’s operational TBR exposure by maturity ranges and currency is monitored and managed on a daily basis, within pre- approved limits, by the Treasury (first LoD) and reported to the ALM division in GR&C-RM (second LoD). The ALM division in GR&C-RM monitors that the exposure stays within the pre-approved limits in the context of the operational ALM activities and validates the TBR exposure on a weekly basis. The EIB applies a portfolio- based management approach for TBR. Hedging of TBR is usually done by means of entering into tenor basis swaps, which are financial products that exchange one floating index for another.  Stress scenarios: the Bank performs TBR stress tests on a monthly basis to assess the impact on its EVE. It considers the following internally developed stress scenarios:  parallel monthly and annual shifts;  monthly and annual per tenor shifts;  historical extremes with shocks being determined dynamically at tenor level.  The Bank also perfoms TBR stress tests on the net interest income on a quarterly basis. The scenario used is the same as for the EVE “historical extremes with shocks being determined dynamically at tenor level”.  Ad-hoc analyses are performed in order to assess the impact on the interest rate risk exposures arising from new products and structures, or from new market developments.  Funding Spread Risk (FSR)  Funding spread risk refers to the risk to the economic value or to the net interest income arising from movements in the funding spread of the Bank.  Funding spread risk may arise due to the divergence between the funding rate of the EIB (the market reference rate plus the funding margin/spread) and the market reference rate itself83. This relationship may not be stable over time, that is, the funding margin might increase or decrease. The EIB’s exposure to funding spread risk originates from its core activities (lending and funding) and primarily stems from financing maturity mismatches between its assets and liabilities.  Management, monitoring and reporting of FSR  The Bank’s current interest rate risk and funding strategies do not incorporate any formal requirement or limit with regard to the management of the funding spread risk. Being derived from the evolution of the Bank’s own credit quality, the risk cannot be directly hedged with third parties.  The funding spread risk is mitigated by setting on a semi-annual basis a target funding maturity profile that keeps the maturity transformation between new lending and funding (and the future refinancing risk) under control. Another mitigant comes from the loan rate setting policy which ensures the transfer of the Bank’s funding spreads to its borrowers.  The Bank performs a Funding Spread Risk stress test, assuming an adverse scenario of an increasing Bank’s funding spread, due to a rating downgrade of three notches.  11.1.3 Option risk  Option risk is defined as the risk arising from options (embedded and explicit), where the institution or its customer can alter the level and timing of their cash flows, namely the risk arising from interest rate-sensitive instruments where the holders will almost certainly exercise the option if it is in their financial interest to do so (embedded or explicit automatic options) and the risk arising from flexibility embedded implicitly or within the terms of interest rate-sensitive instruments, such that changes in interest rates may affect a change in the behaviour of the client (embedded behavioural option risk).  83  See BCBS 368.

 Interest rate and credit spread risk in the banking book | 113  Option risk can be broken down into two distinct sub-types:  Automatic option risk: it arises from standalone instruments, such as option contracts (caps, floors, etc.), or is explicitly embedded within the contractual terms of a financial instrument (a capped or floored rate loan).  Behavioural option risk: it arises from the flexibility embedded implicitly or within the terms of financial contracts. For instance, changes in interest rates may affect a change in the behaviour of the client (such as the right to prepay a loan or to withdraw a deposit84).  The Bank performs Option risk stress tests on a monthly basis to assess its impact on the EVE and NII as a consequence of shocks on the interest rate curves and interest rate volatilities.  11.2 Credit Spread Risk in the Banking Book (CSRBB)  From a Group perspective, credit spread risk is defined as the risk to the Economic Value of Equity/Own Funds (EVE) or to the Net Interest Income (NII) arising from adverse movements in market price for credit risk, for liquidity and for potentially other characteristics of credit-risky instruments, which is not captured by another existing prudential framework such as IRRBB or by expected credit/(jump-to-) default risk.  Scope  At the Group, the scope of credit spread-sensitive instruments includes all assets, liabilities and off-balance sheet items in the non-trading book, excluding assets deducted from CET1 capital. The Treasury bonds portfolios85, asset backed securities (ABS) and pension liabilities fall within the CSRBB scope. The Treasury bonds portfolios contain a variety of corporate and sovereign bonds that span a large spectrum of different ratings. The ABS portfolio contains a variety of asset-backed securities as well as covered bonds. Similarly to the Treasury bonds portfolio, they are characterised by a large spectrum of different credit ratings. The pension liability (DBO) is included, due to the fact that in accordance with actuarial and accounting standards, the projected cashflows are discounted with a rate referencing market yields on “high-quality corporate bonds”, more specifically the yield on a EUR AA-rated corporate index.  Governance: Risk Management, monitoring and reporting at EIB Group  Rating-based limits already exist for credit risk management in the Treasury and ABS portfolios, thus providing a natural risk mitigating factor. The Group performs internally calibrated CSRBB stress tests to assess the impact on the EVE and NII. The CSRBB is monitored on a monthly basis and reported quarterly (EVE and NII impact) in the EIB Group Risk Report. There are no dedicated CSRBB limits in place. However, this risk is internally capitalised.  84  85  Unlike many commercial institutions, the Bank does not have exposure to non-maturing deposits. Money market instruments are deemed to be insensitive to moves in the market price of credit.

12 Operational risk

Operational risk means the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events[86]. In line with regulatory guidance[87] and the EIB Group's internal non-financial risk classification, operational risk covers the following risk sub-categories:

Table 5: Overview of EIB Group's Operational Risk Types Level 2

Operational Risk Types Level 2		
People	Technology	Third Party
Fraud	Conduct	Information Security (including Cyber)
Physical Security and Safety	Legal	Statutory Reporting and Tax
Business Continuity	Financial Crime	Data Management
Transaction Processing and Execution	Regulatory Compliance	Model

Together with climate and environmental, reputational and strategic risks, operational risk is one of the main constituents of non-financial risk. All EIB Group activities may be affected by operational risk and therefore the Group aims to systematically identify, assess, monitor and report operational risks on a regular basis, and ensure that sufficient controls and risk mitigants are in place to limit the exposure to the risk.

While the management of day-to-day operational risk exposure is, as a matter of principle, the responsibility of everyone in all Group entities, the definition of general standards and the implementation of an integrated Operational Risk Management Framework shall be coordinated by dedicated and independent[88] Operational Risk Management function(s) within the EIB and the EIF:

- At the EIB, the Operational Risk mandate and its implementation is under the responsibility of the Operational Risk function, within the Non-Financial Risk Department of the Office of the Group Chief Compliance Officer ("GR&C-OCCO").
- At the EIF, the Operational Risk mandate and its implementation is fulfilled by the Operational Risk Management function, within the Corporate Risk Division.

The EIB Group Operational Risk Policy is a key component of the Operational Risk Management Framework ("ORMF"). The purpose of the policy is to define the objectives, general principles and framework components to be applied in the Operational Risk Management functions in the EIB Group. The high-level EIB Group document is further complemented by the EIB Group Event Reporting Procedure and other more granular process guidelines and procedures developed separately for the EIB and the EIF.

EIB Group's Operational Risk Management Framework

The EIB Group Operational Risk Management Framework (ORMF), described in the EIB Group Operational Risk Policy, covers four main components: Governance, Operational Risk Appetite, Risk Management Process and Capital Management.

Governance

In line with BBP Guiding Principles, the management of operational risks operates within the three lines of defence model. The business lines as the first LoD take risks and are responsible for the day-to-day management of such risks directly and on a permanent basis. The Operational Risk function (within the GR&C-OCCO Directorate) as the second LoD is responsible for the implementation of the sound ORMF. The independent Internal Audit as the third LoD provides assurance to the relevant governing bodies of the appropriateness and

[86] The definition of external events excludes cases of client bankruptcy or unfavourable market movements or similar events, which represent triggers for credit and market risk, respectively.

[87] In line with Basel III's definition of Operational Risk as detailed in "Revisions to the Principles for the Sound Management of Operational Risk" of March 2021 and the EBA's definition of Operational Risk published on the EBA website.

[88] In line with the EBA's Guidelines on Internal Governance and BCBS's Principles for Sound Operational Risk Management, independence refers to the Operational Risk function having a reporting structure independent of the risk-generating business lines and being responsible for the design, maintenance and ongoing development of the operational risk framework.

114 | December 2023 EIB Group Risk Management Disclosure Report

 Operational risk | 115  efficient implementation of the ORMF. Its responsibilities include independently verifying that the ORMF has been adequately designed and implemented by both the first and second lines of defence.  Operational risk appetite  The EIB Group strives to minimise the risk of losses related to operational failure through the establishment and development of a strong ORMF to provide a systematic and integrated approach to the management of operational risk. However, recognising that expected and unexpected losses can occur, the Group defines a certain level of risk appetite and a set of monitoring tools and processes, which together define the Risk Appetite Framework for operational risk.  In addition, both the EIB and the EIF put policies, procedures and systems in place in order to minimise operational risk losses and remain within the operational risk appetite levels. The EIB Group’s risk appetite for operational risk is articulated in the Group Risk Appetite Statement document, which communicates to management, the governing bodies of all Group entities, employees and other key stakeholders the risk profile the Group is willing to assume in the pursuit of its activities.  Risk management process  The ORMF and its implementation are supported by a set of processes and tools, namely:  Risk identification  Risk identification is the process whereby operational risks are recognised and classified in line with the EIB Group’s risk classification and where the risk sources in all business activities and risk drivers (employees, process failure, external, systems) are linked to operational risk events and to their consequences.  All identified risks have an agreed risk owner at the business level who is responsible for assessing, monitoring and managing the risk. All identified risks are categorised in line with the Group’s risk classification and documented accordingly.  The risk identification process within the EIB Group is backed by a set of activities, among which the most prominent being:  Risk and control identification and assessment, as part of the Internal Control Framework89;  Group Compliance risk assessment90;  Root cause analysis and back-testing of operational risk events;  Scenario analysis;  Analysis of new products carried out by the New Product Committee (“NPC”);  Annual risk identification process, across all risk types.  Risk assessment  Risk assessment is used to assess and quantify the EIB Group’s operational risks and to ensure that the appropriate means and resources can be identified and allocated to the management of these risks. Risk assessment also serves to determine the appropriate capital requirements for operational risk.  The objectives of the risk assessment process in the EIB Group can be summarised as follows:  To provide detailed and updated information on operational risk in relation to the key business processes of the Group;  To provide senior management with an overall picture of the Group's operational risk exposure and risk/control framework;  To align the Group’s operational risk profile to its operational risk appetite;  To align the Group’s operational risk management to BBP and best market practices.  A key component of the operational risk assessment within the Group is the risk and control assessment91, the process managed by the Internal Controls and Assertion division within the Financial Control Directorate together  89  90  91  Process owned and managed by the Internal Controls and Assertion division within the Financial Control Directorate in the EIB, and the Compliance function within the EIF’s Risk Management Department.  Process owned and managed by GR&C-OCCO.  Other risk assessments with focus on specific operational risk types (Compliance, Fraud, Information Security and others) are conducted across the Group by dedicated functions which manage these risk types.

 116 | December 2023 EIB Group Risk Management Disclosure Report  with other relevant second lines within the EIB, and the internal control function at the EIF governed by the EIB Group Internal Control Framework Policy.  The EIB Internal Control Framework (‘ICF’) materialises the regular actions implemented by the Bank’s management to (i) identify risks generated by activities under their responsibility (inherent and residual risks),  (ii) design adequate controls to cover these, and (iii) be in a position to report thereon. The ICF covers all processes implemented in the Bank. On that basis, the Bank’s senior management issues yearly internal control assurance declarations to the EIB President and the AC. The ICF’s definition, review and maintenance are administered in line with the EIB Group ICF Policy approved by the Board of Directors. ICF policy oversight actions are implemented by the ICF Control function (‘ICFC’), which is the second line of defence function.  Similarly to the EIB, the EIF has implemented several processes to manage and monitor operational risks, including the EIF Risk and Control Matrix. The Risk Control Matrix identifies the main risks for the EIF inherent to each process or activity, including: a rating of the inherent risk (gross risk), the existing key controls mitigating that risk, and a rating of the residual risk (net risk). For each identified risk, the rating of the inherent risk is based on:  its potential financial and reputational impact; and  its estimated likelihood, based on the frequency of the underlying process and the intrinsic complexity/instability of the assessed process.  Another important component of the risk assessment process is the qualitative and quantitative assessment of forward-looking operational risk scenarios.  Risk mitigation  Risk mitigation activities are designed and implemented in the EIB Group to address and control risks. Risks that cannot be controlled adequately by the Group are addressed to senior management/governing bodies in order to establish whether to accept or to withdraw from the activities generating these risks.  Risk mitigation activities are an integral part of the regular activities of the Group and involve all organisational and hierarchical levels in order to be effective. Effective mitigation includes processes on the basis of the following:  The EIB Group rules, codes and policies;  Segregation of duties between the three lines of defence;  New product approval process;  Sound Internal Control Framework;  Risk identification and assessment processes such as the Compliance Risk Assessment;  Risk and controls assessment and monitoring processes such as the Risk Appetite Framework (RAF) and the Compliance Monitoring Programme (CMP);  Independent risk management and compliance functions;  Accounting, record-keeping, valuation, safeguarding and information systems controls;  Independent internal and external audit functions;  Insurance policies.  The Group has policies, guidelines and procedures to control and mitigate operational risk. The Group assesses the costs and benefits of alternative risk limitation and control strategies and adjusts its operational risk exposure accordingly and in line with its risk appetite. As part of the risk mitigation process, the Operational Risk Management function ensures the close monitoring of mitigation actions stemming from Operational Risk Events.  Risk monitoring and reporting  Operational risk monitoring involves all services of the EIB Group:  Services undertake a regular review of their risk profile in line with a defined level of risk and a related risk review schedule.  (Key) Risk Indicators, as defined by the services in collaboration with the Operational Risk Management function, are used to monitor on a regular basis the non-financial risk exposures with respect to their related risk appetite, with appropriate actions taken when risk levels are breached.

 Operational risk | 117  Operational Risk Events are reported by the services and collected, reviewed and analysed on a regular basis by the Operational Risk Management function in order to identify the actual exposure to operational risk. This should ensure that root causes are understood, and that any lessons learned from Operational Risk Events are used to improve the controls. All issues and actions relating to operational risk events and out-of- appetite operational risks are tracked and monitored by the Operational Risk Management function on a regular basis to ensure timely remediation.  The EIB’s Operational Risk function has established a comprehensive Group operational risk reporting framework. Critical operational risk events, key risk indicators, and operational risk capital are reported in the EIB Group Risk Report. The EIB Group also produces a quarterly Operational Risk Report, which includes statistics on operational risk events, root causes trends, mitigating actions and End User Computing tools compliance.  The EIB’s risk control self-assessment and control testing results are reported to the senior management and the AC by the ICF Control function.  The EIF's Compliance function produces the ICF report and coordinates the ISAE-3402 report (assessment of key controls-related mandate activities), as well as specific contributions to broader reports as relevant.  The following sections provide further details on some categories of operational risk at the EIBG.  Information security (including cyber)  ICT risk is defined as the risk of loss due to the inappropriateness or unavailability of systems and data or the inability to change information technology (IT) within a reasonable time and at reasonable cost when the environment or business requirements change (agility). This includes risks resulting from inadequate or failed internal systems. Security risk is the risk of incurring losses due to a breach of confidentiality, loss of integrity or unavailability of systems and data due to information security incidents. This includes risks resulting from external events including cyber-attacks or inadequate physical security.  ICT risk and data security are considered to be among the top operational risks in the industry. In response to the increasing complexity and intensity of external threats, and in view of the reliance of the Group’s operations on information technology, the Group is constantly reinforcing both its technical defences (IT Security) and procedural and people capabilities (Information Security), and will continue to do so in line with best banking practice. On the Information Security side, the Group is focused on increasing user awareness of ICT threats and is addressing this need through various events, communication campaigns, risk assessments and training programmes. The EIB’s IT Security function as a first line of defence is responsible for deploying technical and operating measures to protect the security of computer systems, networks and other technology assets hosted on the EIB Group premises.  Information Security acts as a second line of defence and provides oversight of activities performed by the first line of defence, cyber security awareness training and various critical compliance tasks (SWIFT Customer Security Programme and TARGET2). To protect information consistently, an information classification scheme is in place, and users are informed of associated best practices with regard to data leakage, prevention of malware and general sound information management. This scheme enables the Group to embed good information handling/processing processes in all that it does so that it is clear to everyone with access to know how best to protect it from unauthorised disclosure, alteration or destruction, dissemination or loss.  These security efforts are intended to protect against attacks by unauthorised parties to obtain access to confidential information, destroy data, disrupt service, sabotage systems or cause other damage.  The Group continues to enhance its cyberdefence capabilities and strengthen its partnerships with the appropriate agencies, such as CERT-EU, in order to address the full spectrum of ICT security risks in its operating environment, enhance defences and improve resiliency against these threats. Third parties with which the Group does business or that facilitate the Group’s business activities could also be sources of ICT risk to the Group. Third-party ICT risk incidents such as system breakdowns or failures, misconduct by the employees of such parties, or attacks could affect their ability to deliver a product or service to the Bank or result in lost or compromised information. To protect the confidentiality, integrity and availability of the Group’s infrastructure, resources and information, the Group ensures that risks are identified and managed.  Regulation EU 2018/1725 (repealing Regulation (EC) No 45/2001 and Decision No 1247/2002/EC) of the European Parliament and of the Council of 23 October 2018 on the protection of natural persons with regard to the processing of personal data by the European Union’s institutions, bodies, offices and agencies, and on the free movement of such data, has now been in force since autumn 2018. The designated Data Protection Officers

 118 | December 2023 EIB Group Risk Management Disclosure Report  (‘DPO’) at both the EIB and the EIF ensure that the responsible controllers and processors of personal data are informed about their responsibilities and duties, and provide advice to the organisation and to staff members on all matters related to the implementation of the Regulation. The DPOs also act as the contact point of the EIB and the EIF with the European Data Protection Supervisor (‘EDPS’).  Model risk  Model risk refers to the potential loss an institution may incur as a consequence of decisions that could be principally based on the output of internal models, due to errors in the development, implementation or use of such models. Model risk can stem from all models used in the EIB Group.  The relevant responsibilities, the process and the guiding principles to be followed as well as the documentation to be produced in order to minimise the model risk are currently governed by the EIB Group Model Risk Management Policy, the EIB’s model validation policy and the EIF’s Model Management Governance Framework, respectively.  The Group Model Risk Management Policy delegates oversight on model risk management across the EIB Group to a Model Risk Committee (MRC), chaired by the GCRO. The policy establishes a Model Risk Management (MRM) function, responsible for the roll-out, maintenance and ongoing day-to-day activities of the model risk management framework.  Models are part of an Inventory of Models, maintained by the Model Validation function exercised by the EIB Group Model Validation division within GR&C. Model validation refers to the set of processes and activities intended to minimise model risk by verifying that the models are performing as expected, in line with their objectives and business uses.  As in other areas of risk, the Group follows the three lines of defence approach in model risk management. Accordingly, the first line of defence responsibility is assigned to the model owner. The model owner is defined as the unit(s) responsible for development, operation and maintenance of the model/estimate under consideration. The owner(s) of each model is/(are) identified in the Inventory of Models.  The second line of defence role is fulfilled by the GR&C Model Validation function, which acts as a control and advisory function via independent assessment of the models, estimates and related processes developed by other units within the EIB Group. To achieve its goals, GR&C Model Validation follows the appropriate validation methodologies and the validation process. It is also responsible for producing detailed methodological guidelines for the validation of individual models.  Lastly, Internal Audit intervenes as the third line of defence in model risk management and bears the responsibility for assessing whether the first and second lines of defence can fulfil their roles adequately.  Credit risk models, and other models in the area of liquidity, interest rate risk, ALM and derivatives together with their processes, data and IT implementation, are subject to regular validation in line with the model validation policy.  Validation activities of models are overseen by specific committees (IRMMC, ALCO and DSMC respectively) or the MRC. The Bank has implemented a tiering methodology for the allocation of models to different tiers based on their use and materiality. While the Tier 1 models (and model changes) are approved by a corresponding committee, the other models (Tier 2 and Tier 3) need to be approved by the Director(s) of the directorates that were identified as model stakeholders.  Regulatory compliance, financial crime and conduct risks  Compliance risk is managed by independent functions under the responsibility of the EIB Group Chief Compliance Officer (GCCO) and the EIF Heads of Compliance. While the GCRO oversees compliance at the EIB Group level, both functions have direct access to their respective relevant governing bodies. The GCCO has responsibility for all non-financial risks within the remit of the GCRO, overseeing non-financial risks at Group level in consultation with the EIF and under the oversight of the GCRO.

 Operational risk | 119  The independent Compliance functions are responsible for the ongoing monitoring and oversight of:  Regulatory compliance risk: the risk of legal or regulatory sanctions, financial loss, or loss to reputation a member of the EIB Group may suffer as a result of his/her failure to comply with all applicable laws, regulations, staff codes of conduct and standards of good practice92;  Conduct risk: the current or prospective risk of financial loss, or loss to reputation of the EIB Group arising from cases of misconduct or inadequate rules on ethics and integrity other than prohibited conduct of a member of the EIBG.  Financial crime risk: Risk arising from money laundering and terrorism financing, sanctions violation, breach of NCJ (non-cooperative jurisdictions) policy.  In order to identify, assess, monitor, control, mitigate and report these non-financial risks, a number of policies, procedures and/or initiatives are in place at Group level, including:  Group Compliance Risk Assessment (annual exercise) and for the EIB the Compliance Monitoring Programme (CMP) with an annual CMP review plan;  Integrity Policy and Compliance Charter;  EIB Group Staff Code of Conduct;  EIB Group Whistleblowing Policy;  EIB Group Data Protection Policy;  EIB Group Anti-Fraud Policy;  EIB Group Dignity at Work Policy;  EIB Group Staff Conflicts of Interest Policy;  EIB Management Committee and EIF CE/DCE Code of Conduct;  Code of Conduct for the members of the Board of Directors of the EIB/EIF;  Code of Conduct for the members of the Audit Committee of the EIB/Audit Board of the EIF;  Staff Regulations;  Staff Rules;  EIB Group AML-CFT Policy;  EIB Group policy towards weakly regulated, non-transparent and non-cooperative jurisdictions and tax good governance;  EIB Group Market Abuse Policy;  EIB Group Sanctions Compliance Policy;  Internal procedures of the Compliance function that are leverage ratio-related.  Anti-money laundering and combating the financing of terrorism risks are reported on a regular basis to the MC, the AC and the EIB Board Working Group on tax and compliance. Cases of suspected money laundering and financing of terrorism are reported by each of the EIB and the EIF to the Luxembourg financial intelligence unit.  The EIB Group Compliance Activity Report provides further details on the topics above and is available on the Bank’s website.  Fraud risk  Fraud risk is the current or prospective risk of losses to the EIBG arising from cases of fraud or other prohibited conduct.  Senior Management of the EIBG’s entities are responsible for promoting high ethical and integrity standards, as well as a strong internal control culture within the organisation. Banking governance standards and regulations recognise that all members/levels of an organisation are responsible for risk mitigation and internal control. Senior Management is responsible for establishing policies, procedures and controls to mitigate risks related to their business activities within an agreed risk appetite. This is reflected through the implementation of strategies, policies, procedures and controls which support the necessary steps to identify, measure, monitor and control risks.  The EIB Group Anti-Fraud Policy (AFP) sets forth the policy in preventing and deterring fraud and other prohibited conduct in the Group’s activities and applies to all members of governing bodies and staff. The AFP assigns a key role in addressing fraud and other forms of prohibited conduct to the Inspectorate General, Investigations  92  The EIB Compliance function (GR&C-OCCO) oversees, among others, the EIB’s compliance with various regulations which apply to the financial sector.

 120 | December 2023 EIB Group Risk Management Disclosure Report  division (IG/IN), which not only has the sole mandate to investigate, but also a significant role in the prevention and detection of fraud, including the assessment of fraud risk and its deterrence. As per the EIB Group Operational Risk Policy, fraud risk assessments are conducted across the Group by IG, which manages this operational risk type on an autonomous basis.  All Group staff have the duty to report any suspicion of fraud promptly to IG/IN for assessment. Allegations concerning money laundering and financing of terrorism are investigated by IG/IN in close cooperation with EIB OCCO/EIF Compliance.  Fraud investigations conducted by IG/IN are reported on a quarterly basis to the MC, the EIF Chief Executive, the AC and the Audit Board of, respectively, the EIB and the EIF, the European Public Prosecutor’s Office (EPPO) and the European Anti-Fraud Office (OLAF). The Group issues an annual report on its anti-fraud activities, which is available on its website.  Operational risk capital requirements measurement  Based on the Regulation, all existing approaches for the calculation of the own funds requirements for operational risks will be replaced by a single, non-model-based approach to be used by all institutions. Therefore, the use of models to determine own funds requirements for operational risk, such as those developed under the Advanced Measurement Approach (AMA), will no longer be possible once CRRIII/CRD VI enters into force . Since 2019, the EIB Group has decided to adopt early the standardised approach (‘SA’) as determined by the final Basel III standards to replace the Advanced Measurement Approach93. Operational risk RWEA are calculated annually, as per market practice, based on the EIBG’s audited consolidated financial statements. The SA includes three main components further detailed in templates OR1 to OR3 below:  the Business Indicator (BI) which is a financial statements-based proxy for operational risk and comprises three components: the interest, leases and dividend component (ILDC); the services component (SC), and the financial component (FC);  the Business Indicator Component (BIC), which is calculated by multiplying the BI by a set of regulatory determined marginal coefficients; and the Internal Loss Multiplier (ILM) 94, which is set to 1 as a default value.  93  94  Following the publication of the “Basel III: Finalising post crisis reforms” in December 2017, the standardised approach replaced all approaches used to calculate operational risk RWEA existing in the Basel II framework as from January 2023. The standardised approach to Operational Risk is intended to be implemented in the European Union from January 2025 with the entry into force of new amendments to the CRR.  As part of the endorsement of the new CRR III/CRD VI regulation (proposal endorsed in December 2023 by the ECOFIN - 2021/0342 (COD)), the EU co-legislators have opted to make use of one of the discretions granted to enforcing jurisdictions by setting this indicator  at 1 and, therefore, disregarding historical losses for the calculation of operational risk capital (justified by the need to ensure a level playing field and simplify the calculation). EIBG has pre-adopted this approach in the 2023 operational risk capital calculation.

The below templates have been prepared in line with BCBS disclosure requirements as set out in the version effective as at 1 January 2023 of BCBS DIS60.

Template OR1: Historical losses

The template displays aggregate operational losses incurred over the past eight years used in the calculation of operational risk capital charge according to different thresholds. In line with the Operational Risk Procedures of the Group, the information included in the OR1 template for previous periods is regularly amended based on any new historical loss data becoming available during the following years.

		a	b	c	d	e	f	g	h	i
	Amounts are in EUR, unless otherwise indicated	**2023**	**2022**	**2021**	**2020**	**2019**	**2018**	**2017**	**2016**	**8-year average**
Using €20,000 threshold										
1	Total amount of operational losses net of recoveries (no exclusions)	728,418	1,660,309	37,597,763	1,001,218	797,379	3,934,248	1,557,356	1,713,522	6,123,777
2	Total number of operational risk losses	4	4	11	3	7	7	4	8	6
3	Total amount of excluded operational risk losses	0	0	0	0	0	0	0	0	0
4	Total number of exclusions	0	0	0	0	0	0	0	0	0
5	Total amount of operational losses net of recoveries and net of excluded losses	728,418	1,660,309	37,597,763	1,001,218	797,379	3,934,248	1,557,356	1,713,522	6,123,777
Using €100,000 threshold										
6	Total amount of operational losses net of recoveries (no exclusions)	563,494	1,621,361	37,254,492	985,259	662,274	3,768,037	1,545,355	1,560,222	6,007,524
7	Total number of operational risk losses	2	3	4	2	3	5	3	5	3
8	Total amount of excluded operational risk losses	0	0	0	0	0	0	0	0	0
9	Total number of exclusions	0	0	0	0	0	0	0	0	0
10	Total amount of operational losses net of recoveries and net of excluded losses	563,494	1,621,361	37,254,492	985,259	662,274	3,768,037	1,545,355	1,560,222	6,007,524
Details of operational risk capital calculation										
11	Are losses used to calculate the ILM (yes/no)?	No								
12	If "no" in row 11, is the exclusion of internal loss data due to non-compliance with the minimum loss data standards (yes/no)?	No								
13	Loss event threshold: €20,000 or €100,000 for the operational risk capital calculation if applicable[95]	20,000								

[95] Threshold used only for the GRMDR reporting, no threshold used for the capital calculation as per the regulation.

Operational risk | 121

Template OR2: Business Indicator and subcomponents

This template displays the Business Indicator and its subcomponents. The Business Indicator is a proxy of operational risk based on the consolidated P&L of the institution, which is incorporated in the calculation of operational risk capital charge.

Amounts are in EUR million, unless otherwise indicated		2023	2022	2021
		a	b	C
	BI and its subcomponents	**T**	**T-1**	**T-2**
1	**Interest, lease and dividend component**	**3,866**		
1a	Interest and lease income	26,126	18,684	16,474
1b	Interest and lease expense	22,895	15,697	13,285
1c	Interest earning assets	527,599	527,517	549,642
1d	Dividend income	682	672	839
2	**Service component**	**877**		
2a	Fee and commission income	681	670	574
2b	Fee and commission expense	365	383	434
2c	Other operating income	2	10	-1
2d	Other operating expense	275	241	191
3	**Financial component**	**38**		
3a	Net P&L on the trading book	-	-	-
3b	Net P&L on the banking book	-14	-47	52
4	**BI**	**4,781**		
5	**Business indicator component (BIC)**	**687**		
6a	BI gross of excluded divested activities	-		
6b	Reduction in BI due to excluded divested activities	4,781		

Template OR3: Minimum required operational risk capital

This template provides details on the calculation of the capital charge for operational risk. As aforementioned, in 2023 the EIBG has set its Internal Loss Multiplier (ILM) to 1 resulting in a higher capital charge and an increase of the Operational RWEA for operational risk compared to 2022.

	Amounts are in EUR million, unless otherwise indicated	a	
		31.12.2023	31.12.2022
1	Business indicator component (BIC)	687	652
2	Internal loss multiplier (ILM)	100%	66%
3	Minimum required operational risk capital (ORC)	687	433
4	Operational risk RWEA	8,589	5,414

122 | December 2023 EIB Group Risk Management Disclosure Report

 Other risks | 123  Other risks  Pension and health insurance risks  Pension and health insurance risks are defined as the risks of losses due to the volatility of the Group’s pension and health insurance Defined Benefits Obligations (DBO). The EIB and EIF pension schemes are defined benefit schemes financed by contributions from staff and the EIB/EIF. Their characteristics are presented in Notes A 2.11 and L of the EIB Group consolidated financial statements under EU-AD.  The Group does not have segregated pension assets, it is therefore not exposed to pension fund investment risk and does not have to deduct any (net) pension assets from its own funds as provided for by Article 41 of the CRR. Pension and health insurance risks stem primarily from a potential increase of the Group’s DBO under adverse conditions.  Management, monitoring and reporting  At the EIB’s level, the pensions are managed according to the EIB’s Pension Scheme Regulations while the Health Insurance Scheme is managed according to the EIB’s Staff Rules. Corresponding procedures exist as well at EIF level.  Both the EIB and the EIF have Pension Boards, which provide oversight of the pension schemes and are responsible for implementing the provisions governing the schemes. The Pension Boards also ensure consistent and systematic adherence to actuarial principles. The Pension Boards also issue an annual report setting out the main developments in the EIB’s and the EIF’s pension schemes, along with a summary of the work carried out by the Boards and an update of key financial and actuarial data. The EIB and EIF Pensions Boards receive an annual report from the external actuary on the status of the pension scheme which includes a sensitivity analysis of the main factors impacting pensions, namely discount rate changes, increases in salary, inflation and life expectancy. The results of the risk sensitivity analysis performed by the external actuary are provided in Note J of the consolidated financial statements under IFRS.  The EIB’s and the EIF’s Health Insurance Schemes are administered with a view to balancing benefits and contributions. The Health Insurance Scheme Committee examines the financial situation of the Health Insurance Scheme each year and draws up a report that is submitted to the MC. An actuarial valuation of the Health Insurance Scheme obligations is performed once a year.  The EIB’s and the EIF’s exposure to actuarial risks is appraised in line with the respective accounting standards, which value the accrued benefits, by reference to their projected amount at the date of payment. Contribution levels of the pension schemes are reviewed periodically to reflect the evolution of actuarial parameters (interest rate, inflation, longevity, salary increase, etc.) and minimise the risk of future deficits.  The interest rate risk arising from the EIB’s pension and health insurance obligations is managed within the EIB’s overall interest rate exposure as those long-term obligations form an integral part of the liabilities of the EIB’s balance sheet. The EIF does not actively manage the interest rate exposure arising from its pension and health insurance obligations.  The EIB Group internally capitalises the interest rate risk related to pension and health insurance liabilities for EIB and EIF at a standalone as well as at a consolidated level. Although other actuarial risks (such as salary increase, longevity and healthcare cost) and inflation risk are not hedged for both the EIB and the EIF, those risks are also internally capitalised by both the EIB and the EIF.  Reputational and strategic risks  Reputational risk is the risk that arises from negative perception on the part of customers, counterparties, shareholders, investors, debt holders, market analysts, and other relevant parties, bodies or institutions that can adversely affect an institution’s ability to maintain existing, or establish new, business relationships and continued access to sources of funding.

 124 | December 2023 EIB Group Risk Management Disclosure Report  The risk is monitored as part of the non-financial risk indicators under the Group’s Risk Appetite Framework.Strategic risk is the risk that a sub-optimal contribution to achieve the EIB Group’s policy mission supporting EU policy objectives could through decreasing shareholder or stakeholder support, indirectly affect the long-term financial sustainability of the EIB or the EIF. Strategic risk could be affected by inadequate strategic decisions, a failure to execute strategy or a lack of effective response to changes in the economic, political and business environment.  Despite being policy-driven institutions (EU policy and policy goals), both the EIB and the EIF are exposed to strategic risk. The EIB’s strategy implementation is manifested through its EIB Group Operational Plan, whose elaboration process is based on close interaction between the Group Strategy Department and all relevant services.  13.3 Climate, environmental and social risk  The EIBG has made sustainability, in its climate, environmental and social dimensions, one of its key goals and priorities. On the climate side, the Climate Strategy guides the EIB’s medium to long-term actions within and outside the European Union to support the objectives of the EU in the fight against climate change and define where the Bank shall focus its actions.  The EIBG Environmental and Social Sustainability Framework lays out the Group’s vision up to 2030 towards achieving sustainable development, inclusive growth and the respect of human rights.  EIBG Climate Bank Roadmap  The Climate Bank Roadmap (CBR) published in 2020 outlines in further detail how the Group plans to deliver its ambition to support a just transition to low-emission, climate-resilient and environmentally sustainable development.  The CBR is organised along four different workstreams.  The first workstream concerns the level of support provided by the EIBG to accelerate the green transition. The EIBG aims to support EUR 1 trillion of investment in Climate Action and Environmental Sustainability (CA&ES; as per the EIBG’s internal terminology). Another objective is to raise the share of the EIB’s annual financing dedicated to CA&ES to exceed 50% by 2025 and beyond. The climate adaptation target was established in a dedicated Climate Adaptation Plan, published at the end of 2021, to strengthen investment and technical support to protect projects from the impact of more extreme weather and increase the climate resilience of existing and new infrastructure.  As a second workstream, the Group wants to ensure that no people or places are left behind in the transition to low-emission and climate-resilient society. In 2021, the EIBG developed a comprehensive proposal to support the EU’s Just Transition Mechanism leading to the launch of 36 advisory support projects between 2021-2022. Looking more widely at the synergies between green intervention and socio economic development, the EIBG is furthermore constantly seeking to invest in projects that simultaneously support the transition and improve social development and gender equality.  The third workstream is on the implementation of the Bank’s Paris-alignment approach. Important milestones were achieved with the adoption of the Paris alignment low-carbon framework in 2020, and the Paris-Alignment of Counterparties (PATH) Framework in 2021, both of which were later updated as part of the CBR mid term review in 2023 (see below).  The last workstream of the Roadmap is dedicated to the development of a coherent approach to ensure that the Group can deliver on the first three workstreams with appropriate accountability mechanisms. This encompassed, among other things, the publication of a yearly progress report on the CBR.  The EIB Group has in place a well-established tracking system for climate action finance, the EIB Climate Action and Environmental Sustainability (CA&ES) tracking system. Both the related European Investment Bank Climate Action - Eligible sectors and eligibility criteria and the EIF’s criteria for Climate Action and Environmental Sustainability operations are available on the EIB and EIF websites.  The EIB worked together with other multilateral development banks (MDBs) on climate finance tracking methodologies, and jointly reporting on climate finance for over a decade. In 2015, the MDBs together with the

 Other risks | 125  International Development Finance Club (IDFC)96 - published the Common Principles for tracking climate change mitigation and adaptation finance. This joint MDB-IDFC approach and related definitions are internationally recognised as robust and credible and form the framework for the current EIB climate action definitions.  The EIB Group committed in the CBR to gradually integrate EU Taxonomy criteria into its own tracking system, and has been doing this since 2021.  EIB climate action and environmental sustainability lending figures are publicly disclosed annually in various external and internal EIB reports, and detailed project-level CA&ES data are published annually in the EIB public register. EIB climate action and environmental sustainability data are externally audited each year in the context of the EIB Group Sustainability Report. These exposures correspond to financing activities supporting counterparties in the process of transitioning or adjusting to climate change mitigation, adaptation or environmental sustainability objectives, even if not yet assessed fully for EU Taxonomy alignment.  The Roadmap is not a static document but rather a dynamic operational plan which is intended to evolve over time. As planned, the EIBG published a Mid-Term Review of the CBR at the end of 2023, to take stock of the progress achieved in the first three years and make the necessary adjustments for the rest of the implementation period.  While the Mid-Term Review of the CBR concluded that the EIB Group is on track to deliver on its CBR commitments, it also highlighted the need to further enhance the existing framework in light of the rapidly evolving industry practices and policy environment. For instance, the Mid-Term Review of the CBR reiterated the EIBG’s commitment to continue its gradual integration of the EU Taxonomy into its aforementioned CA&ES tracking methodology, in light of ongoing Taxonomy developments and wider progress on market adoption.  Considerable progress has been made already in this direction however further refinement is expected to enable the EIBG to report, in the future, on the portion of its Taxonomy-aligned financing. The EIBG will therefore continue to use its current system to monitor its advancement towards its Climate Action and Environmental sustainability targets, which are not limited to Taxonomy-aligned finance. The system is expected to be further refined, as the result of its engagement with clients and other stakeholders on taxonomy implementation, and to address further regulatory developments with a view to enabling the Group to report a portion of its finance as Taxonomy aligned. It is expected that the Group will increase this portion of Taxonomy-aligned finance over time, reflecting wider progress on market adoption of the EU Taxonomy.  Governance  In line with the objectives put forward by the EIB Climate Strategy and EIBG Climate Bank Roadmap, Climate Action and Environmental Sustainability objectives are increasingly integrated throughout the Group’s governance framework.  In 2021, the EIBG created the Climate and Environment Advisory Council to provide independent advice and expertise on the activities that the Group is carrying out to reach its Climate Action and Environmental Sustainability ambitions. The oversight of the implementation of the Climate Bank Roadmap is performed by the Climate and Environmental Steering Committee (C&E Steering Committee), which meets every quarter and is composed of the Bank’s Directors General and the EIF’s Chief Executive and Deputy Chief Executive and chaired by a member of the MC.  In addition, a Climate and Environment Coordination Committee brings together all relevant EIB Group Services to ensure the coordination of various climate and environment-related work streams and to promote knowledge sharing. The committee meets regularly to discuss key topics.  Further details on the climate and environmental governance framework are available in the “Governance” Section of the EIB Group TCFD report.  EIBG targets for 2024  The Management Committee and EIB Board of Directors are responsible for setting the short to medium-term targets related to Climate Action and Environmental Sustainability and the internal carbon footprint of the Group97. In the Operational Plan approved by the BoD on 13 December 2023, the Group aims for new operations  96  97  A group of 26 development finance institutions including KfW and AFD.  The Group is also committed to reducing its internal carbon footprint (scope 1, scope 2 and scope 3 absolute emissions) by approximately 12% by 2025 relative to 2018.

 126 | December 2023 EIB Group Risk Management Disclosure Report  contributing to Climate Action and Environmental Sustainability (CA&ES) and Economic and Social Cohesion and Convergence to reach respectively around 47% and 43% of 2024 new signature volumes. More information on how the EIBG defines and monitors its short-term operational objectives can be found in the EIBG Operational Plan98.  The short-term targets of the Group are integrated into the remuneration framework of the EIB and the EIF. The two institutions’ performance in terms of new signatures contributing to the CA&ES and Economic and Social Cohesion and Convergence policy goals are linked to the variable component of the EIBG’s staff remuneration.  Policies  The EIBG has several policies and procedures in place to support its sustainability objectives and mitigate associated risks, among which99:  The Environmental and Social Sustainability Framework - which comprises the EIBG Environmental and Social Policy100, the EIB Environmental and Social Standards101 and the EIF’s ESG Principles102 - governs the assessment and management of climate, environmental and social impacts and risks throughout financed operations.  The EIBG low- carbon framework defines in broad terms the activities that the EIB can or cannot support in view of the Group’s interpretation of alignment to the mitigation goals of the Paris Agreement. This list of activities was reviewed in 2023 to incorporate, among other things and where appropriate, the technical screening criteria for ‘do no significant harm to climate change mitigation’ in the Climate Delegated Act.  The EIBG PATH framework, updated in 2023 in the context of the mid-term review of the Climate Bank Roadmap, provides guidelines for supporting the EIBG’s counterparties to transition towards a low- carbon and climate-resilient future.  The EIB sector’s policies further define priorities for EIB support in sectors like transport and energy which need significant investments to contribute positively to the transition towards a low-carbon and climate-resilient economy.  Integration into the risk management framework  From a prudential perspective, the Group considers that climate change and environmental risks may stem from both the negative financial impact of climate change on the Group and the impact of the Group on climate change.  Detailed information on how the EIBG mitigates these two types of risk is provided in the “Risk identification and assessment” section below.  Transmission channels  Climate change may further affect the Group and its activities through different transmission channels and time horizons.  From a financial risk perspective, credit risk is expected to be the risk category most affected by climate change. A distinction is made between transition and physical risks, with transition risks being the risks arising from the transition to a low-carbon, climate-resilient and more environmentally sustainable economy while physical risks are the risks linked to the physical effects of climate change, including more frequent extreme weather events and gradual changes in the climate.  98  99  The EIF sets separate targets for itself which are reflected in the Group’s objectives. Further details can be found in the EIF Operational Plan.  Other relevant policies include the EIB Environmental Framework, the EIB Climate Strategy and the EIB Energy Lending policy.  100 The Policy sets out the Group’s vision towards achieving sustainable development by defining the main areas of contribution and the operational framework for the Group.  101 The Standards outline the responsibilities of counterparties with regard to the assessment of potential environmental, climate and social risk associated with projects financed by the EIB.  102 These Principles summarise the additional policies and procedures applied by the EIF which are specifically tailored to the nature of its activities.

 Other risks | 127  The impact of climate change on the Group’s market and liquidity risk is deemed relatively low in view of the policies put in place by the Group to mitigate this risk (for example Paris alignment low-carbon framework, PATH framework, climate risk assessment system).  From a non-financial risk perspective, the impact of climate change on the operational risk of the Group is also considered relatively low owing to the limited exposure of the Group’s day-to-day operations to physical climate risk and the active monitoring of the related disruption risk. Climate change can ultimately also weigh on reputational and strategic risks but these risks are similarly assessed and mitigated by the control processes, monitoring tools and other measures put in place by the Group.  More details on the impact of climate change on the activities of the Group are provided in the “Metrics and Targets” section of the EIB Group TCFD report.  Risk identification and assessment  As for other types of risks, the EIBG applies the three lines of defence system to the management of climate- related risks. The Group has implemented several tools and processes across the different lines of defence to identify and monitor these risks.  At the level of projects, the EIB has established a strong sustainability due diligence process to ensure that all activities financed by the EIB are compliant with the relevant policies and overarching objectives of the Bank and are in line with its risk appetite. As part of this process, the Bank conducts an economic appraisal of all new projects to measure the costs and benefits to broader society generated by the project, taking into account the various resources used (human, technological or natural).  Direct lending projects are further subject to a Climate Risk Assessment (CRA) designed to identify and assess the physical climate risk of the project. The goal of the CRA system is to ensure the resilience of EIB-financed operations to climate hazard and identify appropriate adaptation measures.  Projects are also screened during the appraisal process for environmental and social risks using different risk assessment tools and methodologies.  At the EIF, the ESG due diligence is essentially conducted through a dedicated questionnaire and an adverse media screening of counterparties to identify companies potentially associated with an ESG incident. The ESG assessment includes the evaluation of the financial intermediaries’ policies, processes and systems to ensure that they adequately factor in sustainability impacts and risks in their investment decisions. The aim is to evaluate the ESG risk profile of the financial intermediaries, including their reputational risk exposure to ESG issues, at the time of the commitments and during the lifetime of the investments. Other elements of the EIF policy framework also indirectly contribute to identification, assessment and, where required, mitigation of ESG-related risks.  Several tools, policies and procedures are also in place to manage climate and environmental risk according to the three lines of defence model. At counterparty level, climate-risk is monitored for most of the activities of the Group on the basis of the Climate Risk Screening Tool (CRST). The CRST was developed to assess consistently the exposure of EIBG’s counterparties (for the main credit segments of the Group including the EIF’s intermediated equity and guarantee portfolios) to both physical and transition climate risk over the medium to longer term (five to ten years) as well as their mitigation/adaptation capacity. Starting from 2021, all counterparties are scored using the screening tools at the appraisal stage. The scores generated by the CRST are updated on a yearly basis as part of the annual counterparty review process.  The output of the screening tools enables the EIBG to map (by credit segment, geography, credit rating and economic sector) and benchmark all its counterparties according to their climate risk exposure. The tool is used furthermore as a basis for climate risk reporting and sensitivity analyses (see the “Risk Management” and “Strategy” sections of the EIB Group TCFD report for further details).  The EIB replicated internally the ECB climate risk stress test, albeit with some adaptations reflecting the specific nature of the institution. This exercise enabled the EIB to test its capability and capacity to perform supervisory climate stress tests and showed that the Bank’s climate risk framework development is broadly in line with commercial banks. Moreover, in the course of 2023, the Group initiated the development of a dedicated climate risk stress testing framework aimed at establishing climate risk stress testing as part of the Group’s regular stress testing activities.  Both sensitivity analyses and the replication of the ECB climate risk stress test indicated that the EIB Group balance sheet is resilient even to severe climate risk scenarios, with an impact on the Group risk metrics that

 128 | December 2023 EIB Group Risk Management Disclosure Report  appears to be moderate overall. However, the EIB Group will continue to closely and pro-actively manage climate-related risks in its portfolio as these risks may become material in the longer term if corporations fail to accomplish their climate transition.

Quantitative disclosures

With the exception of Table 6 (presenting the internal CA&ES exposures), the below set of templates has been prepared pursuant to Article 449a of the CRR and the related EBA ITS.

EU ESG 1: Banking book- Climate change transition risk: Credit quality of exposures by sector, emissions and residual maturity

This template presents a breakdown of the EIB Group's non-financial corporation portfolio outstanding at end 2023 presenting details for sectors that highly contribute to climate change by counterparty NACE sector. Amounts are in EUR million unless otherwise indicated.

	a	e	f	h	l	m	n	o	p
	Gross carrying amount		Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions		<= 5 years	> 5 years to <= 10 years	> 10 years <= 20 years	> 20 years	Average weighted maturity (years)
Sector/subsector		Of which non-performing exposures		Of which non-performing exposures					
Exposures towards sectors that highly contribute to climate change[103]	**163,194**	**1,954**	**-383**	**-320**	**28,597**	**44,258**	**60,498**	**29,840**	**13**
A - Agriculture, forestry and fishing	**407**	**24**	**-0**	**-**	**11**	**315**	**81**	**-**	**9**
B - Mining and quarrying	**1,961**	**99**	**-0**	**-**	**405**	**1,140**	**415**	**-0**	**7**
B.05 - Mining of coal and lignite	-	-	-	-	-	-	-	-	-
B.06 - Extraction of crude petroleum and natural gas	1,094	-	-	-	257	554	283	-	7
B.07 - Mining of metal ores	694	99	-0	-	18	587	90	-0	7
B.08 - Other mining and quarrying	119	-	-	-	119	-	-	-	3
B.09 - Mining support service activities	55	-	-	-	12	-	43	-	9
C – Manufacturing	**17,965**	**587**	**-159**	**-128**	**8,573**	**7,984**	**1,389**	**19**	**5**

[103] In accordance with the Commission Delegated Regulation (EU) 2020/1818 supplementing Regulation (EU) 2016/1011 as regards minimum standards for EU Climate Transition Benchmarks and EU Paris-aligned Benchmarks -Climate Benchmark Standards Regulation - Recital 6: Sectors listed in Sections A to H and Section L of Annex I to Regulation (EC) No 1893/2006.

Other risks | 129

C.10 - Manufacture of food products	868	115	-0	-0	448	421	-	-	5
C.11 - Manufacture of beverages	58	-	-	-	17	41	-	-	5
C.12 - Manufacture of tobacco products	-	-	-	-	-	-	-	-	-
C.13 - Manufacture of textiles	-	-	-	-	-	-	-	-	-
C.14 - Manufacture of wearing apparel	10	-	-	-	10	-	-	-	4
C.15 - Manufacture of leather and related products	-	-	-	-	-	-	-	-	-
C.16 - Manufacture of wood and of products of wood and cork, except furniture; manufacture of articles of straw and plaiting materials	10	-	-	-	10	-	-	-	1
C.17 - Manufacture of pulp, paper and paperboard	744	-	-0	-	167	377	200	-	9
C.18 - Printing and service activities related to printing	56	-	-0	-	43	14	-	-	5
C.19 - Manufacture of coke oven products	312	-	-0	-	3	248	60	-	7
C.20 - Production of chemicals	3,242	182	-116	-116	2,334	908	-	-	3
C.21 - Manufacture of pharmaceutical preparations	1,679	20	-9	-9	489	1,190	-	-	6
C.22 - Manufacture of rubber products	74	-	-0	-	74	-	-	-	3
C.23 - Manufacture of other non-metallic mineral products	415	-	-0	-	155	260	-	-	6
C.24 - Manufacture of basic metals	1,024	37	-6	-0	425	599	-	-	5
C.25 - Manufacture of fabricated metal products, except machinery and equipment	136	11	-0	-0	32	105	-	-	6
C.26 - Manufacture of computer, electronic and optical products	2,263	183	-3	-0	1,416	847	-	-	4
C.27 - Manufacture of electrical equipment	1,699	-	-3	-	612	672	416	-	6
C.28 - Manufacture of machinery and equipment n.e.c.	2,222	7	-8	-0	783	1,186	253	-	6
C.29 - Manufacture of motor vehicles, trailers and semi-trailers	940	22	-8	-0	614	326	-	-	4
C.30 - Manufacture of other transport equipment	1,354	-	-3	-	134	741	461	19	11
C.31 - Manufacture of furniture	8	-	-0	-	8	-	-	-	3
C.32 - Other manufacturing	818	10	-3	-3	768	50	-	-	3
C.33 - Repair and installation of machinery and equipment	33	-	-	-	33	-	-	-	5

130 | December 2023 EIB Group Risk Management Disclosure Report

D - Electricity, gas, steam and air conditioning supply	**42,590**	**332**	**-25**	**-10**	**8,179**	**13,199**	**18,333**	**2,879**	**11**
D35.1 - Electric power generation, transmission and distribution	26,725	1	-5	-	4,594	8,780	11,007	2,343	11
D35.11 - Production of electricity	10,316	291	-20	-10	1,476	2,296	6,468	75	11
D35.2 - Manufacture of gas; distribution of gaseous fuels through mains	5,043	40	-1	-0	1,909	1,997	676	461	11
D35.3 - Steam and air conditioning supply	507	-	-0	-	200	126	181	-	8
E - Water supply; sewerage, waste management and remediation activities	**15,495**	**72**	**-5**	**-5**	**1,279**	**4,344**	**5,881**	**3,990**	**16**
F - Construction	**9,908**	**285**	**-114**	**-114**	**491**	**1,509**	**4,529**	**3,378**	**17**
F.41 - Construction of buildings	3,730	205	-76	-76	261	215	1,977	1,277	18
F.42 - Civil engineering	5,563	80	-38	-38	230	1,053	2,427	1,853	16
F.43 - Specialised construction activities	615	-	-	-	-	241	125	248	15
G - Wholesale and retail trade; repair of motor vehicles and motorcycles	**1,791**	**12**	**-10**	**-1**	**1,061**	**730**	**-**	**-**	**4**
H - Transportation and storage	**62,814**	**543**	**-69**	**-62**	**7,060**	**11,662**	**26,717**	**17,375**	**15**
H.49 - Land transport and transport via pipelines	18,122	220	-12	-11	2,058	3,806	7,262	4,996	15
H.50 - Water transport	567	47	-0	-	82	207	96	181	13
H.51 - Air transport	453	-	-	-	14	89	350	-	14
H.52 - Warehousing and support activities for transportation	42,780	276	-58	-51	4,055	7,518	19,008	12,198	16
H.53 - Postal and courier activities	893	-	-	-	851	42	-	-	3
I - Accommodation and food service activities	**37**	**-**	**-**	**-**	**9**	**17**	**11**	**-**	**8**
L - Real estate activities	**10,225**	**-**	**-**	**-**	**1,528**	**3,358**	**3,141**	**2,199**	**13**
Exposures towards sectors other than those that highly contribute to climate change	**59,010**	**517**	**-151**	**-124**	**16,124**	**16,422**	**16,449**	**10,014**	**11**
K - Financial and insurance activities	**19,868**	**40**	**-17**	**-0**	**4,161**	**8,802**	**5,643**	**1,262**	**10**
Exposures to other sectors (NACE codes J, M - U)	**39,142**	**477**	**-134**	**-124**	**11,963**	**7,621**	**10,806**	**8,752**	**12**
TOTAL	**222,203**	**2,471**	**-534**	**-445**	**44,721**	**60,681**	**76,946**	**39,855**	**13**

Other risks | 131

The above table shows that the EIBG's largest exposure to high emitting sectors is towards the transport and energy sectors (accounting for respectively 28% and 19% of EIBG exposures to corporates), which have traditionally been major recipients of EIBG support. Counterparties active in these sectors remain key recipients of EIBG financing in the context of the Climate Bank Roadmap and the EIB Group PATH framework in order to support them in their transition to a lower-carbon and resilient economy and, where necessary, in developing decarbonisation or resilience plans.

EU ESG 4: Banking book - Climate change transition risk: Exposures to top 20 carbon-intensive firms

This template shows EIBG's overall exposures - in Gross carrying amount - to the top 20 carbon-intensive firms based on the publicly available list established by the Climate Accountability Institute (Top 20 CO2e 2018 Table). The scope covers loans and advances, debt securities and equity instruments to non-financial corporations. To analyse the Top 20 carbon-intensive firms, the Group has considered financing granted to any of the companies belonging to a group of connected clients included in the aforementioned list.

a	b	d	e
Gross carrying amount (aggregate) in EUR million	**Gross carrying amount towards the counterparties compared to total gross carrying amount (aggregate)**	**Weighted average maturity (years)**	**Number of top 20 polluting firms included**
80	0.04%	1.6	1

It should be noted that the figures reported in the template above refer to a single Climate Action and Environmental Sustainability operation, which is dedicated to the construction of low-carbon transportation infrastructure and thus contributes to the business transition of the company.

132 | December 2023 EIB Group Risk Management Disclosure Report

EU ESG 10 - Other climate change mitigating actions that are not covered in the EU Taxonomy

The purpose of this template is to disclose the stock of on-balance exposures as of end 2023 that are not yet assessed as EU Taxonomy aligned but that still contribute to the Climate Change Mitigation and Adaptation objectives of the EU Taxonomy following other standards.

Different frameworks can be used to classify loan substitutes at the EIB under this template and therefore the table below presents bond categories under this dual view (first presenting debt securities according to the Green Bond Principles and Sustainability Bond guidelines issued by the International Capital Market Association, ICMA) and subsequently - for loan substitute only - under the internal CA&ES framework classification. For loans, the figures are reported according to the CA&ES classification. For further details on this system please refer to the section "Climate Bank Roadmap" and the "EIB Climate Action eligible sectors and eligible criteria" available on the EIB website.

"N/A" under the type of risk mitigated columns is indicated where the methodology for classification is still being developed.

a	b	c	d	e	f
Type of financial instrument	Type of counterparty	Gross carrying amount (million EUR)	Type of risk mitigated (Climate change transition risk)	Type of risk mitigated (Climate change physical risk)	Qualitative information on the nature of the mitigating actions
Bonds (e.g. green, sustainable, sustainability-linked under standards other than the EU standards)	Financial corporations	781	N/A	N/A	Bonds issued under the Green Bond Principles or Sustainability Bond Guidelines of ICMA (eligible use of the proceeds include renewable energy, green building, energy efficiency and climate change adaptation).
	Non-financial corporations	1,369			
	Households	-			
	Other counterparties	145			
	Financial corporations	2,345	Yes	Yes	Loan substitutes assessed as financing Climate Action & Environmental Sustainability following the Group's internal tracking methodology in place at the time of signature[104]
	Non-financial corporations	2,474			
	Households	-	No	No	
	Other counterparties	-	No	No	
Loans (e.g. green, sustainable, sustainability-linked under standards other than the EU standards)	Financial corporations	16,789	Yes	Yes	Loans assessed as financing Climate Action & Environmental Sustainability following the Groups internal tracking methodology in place at the time of signature[104]
	Non-financial corporations	83,952	Yes	Yes	
	Of which Loans collateralised by commercial immovable property	-	*No*	*No*	
	Households	-	No	No	
	Of which Loans collateralised by residential immovable property	-	*No*	*No*	
	Of which building renovation loans	-	*No*	*No*	
	Other counterparties	28,303	Yes	Yes	

In line with the objectives of the CBR, the Bank has gradually increased the share of Climate Action and Environmental Sustainability financing in its annual volume of new signatures from 18% in 2018 to 60% in 2023.

Due to the relatively long maturity of EIBG portfolio and higher climate action targets at present, the percentage of EIBG Climate Action and Environmental Sustainability in the balance sheet is somewhat lower as shown in the

[104] For operations signed until 2020, the Group was only tracking climate action (climate change mitigation and climate adaptation). Since 2021, the EIB Group has extended the tracking of its financing to include the four remaining environmental objectives of the EU Taxonomy.

Other risks | 133

table below (31% for the selection of portfolio displayed in the table). In addition, the Group implemented its climate action tracking system in 2012, hence for a portion of the stock of lending activities the contribution to climate action is not assessed.

The table below aims to illustrate based on a balance sheet view the current share of the EIB Group's lending activity contributing to climate action and environmental sustainability (for the year under reference and on an aggregated basis) based on the Groups internal tracking system for climate action (CA&ES).

Table 6: EIBG's total Climate Action and Environmental Sustainability financing by portfolio and type of counterparty

This table is prepared following the same filters used in credit quality templates: such as exclusion of exposures under Impact Finance Mandates, accrued interest on loans and advances, and debt securities not included in the gross carrying amounts.

Amounts are in EUR million unless otherwise indicated	Gross carrying amount		
		Of which Climate Action & Environmental Sustainability	
			Of which contracts signed in 2023
Loans and advances	**470,515**	**130,412**	**7,579**
Central banks	15,007	15	-
General governments	110,638	28,387	1,091
Credit institutions	99,671	11,798	757
Other financial corporations	27,672	5,136	64
Non-financial corporations	217,527	85,076	5,666
Of which SMEs	-	-	-
Households	-	-	-
Debt securities	**48,919**	**5,228**	**2,021**
Central banks	555	-	-
General governments	13,975	-	-
Credit institutions	17,853	944	343
Other financial corporations	11,791	1,759	887
Non-financial corporations	4,745	2,525	791
Of which SMEs	-	-	-
Households	-	-	-
Off-balance-sheet exposures	**160,386**	**78,484**	**34,095**
Central banks	216	20	-
General governments	43,462	24,961	6,358
Credit institutions	44,082	10,283	5,882
Other financial corporations	17,490	4,895	1,414
Non-financial corporations	55,136	38,326	20,441
Households	-	-	-
Total	**679,819**	**214,124**	**43,694**

134 | December 2023 EIB Group Risk Management Disclosure Report

 Remuneration | 135  Remuneration  The Group applies the EU regulatory requirements on remuneration policies105 in the financial sector, as BBP and in line with the BBP Guiding Principles, with approved adaptations to reflect the limits set in its Statutes, the non- profit nature and internal governance mechanism of the EIB and the EIF.  The present chapter provides detailed qualitative and quantitative information on the EIB Group’s remuneration policies and practices, as required under Article 450 of the CRR.  EIB Group annual self-assessment  Remuneration policy  In the context of complying with the BBP framework, the EIB has developed internally the “EIB Remuneration Framework”, a policy document that describes and summarises the key principles for a consistent and coherent design, implementation and monitoring of remuneration practices across the organisation as required under the CRD. This document has been approved by the EIB governing bodies and has been published on the EIB’s website in December 2021. The “EIB Remuneration Framework” consolidates and summarises the existing key elements of the EIB’s policies and practices on remuneration. It sets the framework for defining and implementing compensation practices consistently across the EIB. The “EIB Remuneration Framework” and related polices are amended as the need arises following a review and recommendation from the Remuneration Committee.  The EIB’s remuneration framework supports the mission and needs of the organisation and its staff members. It reflects the long-term interests of its shareholders and is aligned with the BBP. The key principles of this framework are applied to the entire Bank and reflected in the remuneration practices for employees in all areas of the Bank’s activity. These key principles are:  Compliance with relevant regulatory requirements as BBP;  Clear governance on remuneration;  Remuneration based on sustainable performance;  Attraction, motivation and retention of talented staff.  The EIF Board of Directors committed to fully align with the EIB’s remuneration framework and, therefore, the relevant policies and procedures are aligned across both institutions. The “EIF Remuneration Framework”, which was approved by the EIF governing bodies and published on the EIF website in 2022, was designed following the approach set out in the EIB’s remuneration framework considering the specificities of the EIF, for instance its business activities, governance and organisational structure.  The EIB’s and EIF’s remuneration frameworks are consistent with and promote sound and effective risk management, and do not encourage risk-taking that exceeds the level of tolerated risk at Group level. They are in line with the business strategy, objectives, values and long-term interests of the Group and incorporate measures to avoid conflicts of interest.  Governance on remuneration  As per the regulatory requirements, all significant institutions must establish risk, nomination and remuneration committees to advise the management body in its supervisory function and to prepare the decisions to be taken by this body. Delegating to committees does not in any way release the management body in its supervisory function from collectively fulfilling its duties and responsibilities.  In line with the BBP framework applicable to the EIB, a Committee on Staff Remuneration and Budget has been established within the Board of Directors. The Committee on Staff Remuneration and Budget discusses proposals and makes recommendations concerning budget and staff remuneration matters in preparation for the  105 CRR, CRD, the EBA Guidelines on sound remuneration policies (EBA/GL/2021/04) and Commission Delegated Regulation (EU) 2021/923 of 25 March 2021 supplementing Directive 2013/36/EU with regards to regulatory technical standards setting out the criteria to define managerial responsibility, control functions, material business units and a significant impact on a material business.

 136 | December 2023 EIB Group Risk Management Disclosure Report  subsequent debates and decisions in the full Board session. The Terms of Reference106 of the Board Committee on Staff Remuneration and Budget are available on the EIB website. The Committee met four times in 2023.  In line with the EIF Board of Directors’ decision to commit to full intra-Group alignment on employment status, an EIF Committee on Staff Remuneration has not been established. Consequently, the EIF Chief Executive retains the responsibility for proposals to the EIF Board of Directors made based on corresponding decisions taken by the EIB Board of Directors.  Identified Staff  The CRD requires institutions to determine their Identified Staff following a specific annual process, on the basis of the quantitative and qualitative criteria defined by the European Banking Authority (“EBA”).  At the EIB Group, the self-assessment for defining the Identified Staff is based on the EBA’s criteria, also taking into consideration the following elements:  The proportionality principle provided by allowing exemptions from the application of some of the remuneration principles.  The application of waivers permitted by the relevant authorities of the Member States at the level of institution and/or at the level of Identified Staff.  Practices existing across the private financial institutions showing the application of exemptions based on remuneration thresholds.  Factors related to the internal organisation, nature, scope and complexity of the EIB’s activities.  Therefore, as endorsed by the EIB governing bodies, the EIB defined its Identified Staff as the members of the MC, the Directors General107 and Directors108, considering that they have been entrusted with high responsibility for the institution, its strategy and activities and therefore have a material impact on the institution’s risk profile. Whilst the Management Committee members are not staff members, for the purpose of the EIB Remuneration Framework, they are included in the Identified Staff population.  Likewise, the EIF definition of Identified Staff includes the Chief Executive, the Deputy Chief Executive and the Senior Management Cadre109. This year, on an exceptional basis, one Head of Division (function C/7) has been included on the EIF list. Whilst the Chief Executive and the Deputy Chief Executive are not staff members, for the purpose of the EIF Remuneration Framework, they are included in the Identified Staff population.  Remuneration structure  The EIB’s remuneration structure recognises the EIB’s dual role as a bank and as a European public policy-driven institution by providing a total remuneration package that is aligned to private and public financial market practices.  The remuneration structure makes a clear distinction between fixed and variable remuneration and provides for a cap of variable versus fixed remuneration in line with the CRD:  The fixed remuneration constitutes the predominant component of total remuneration;  The variable remuneration is the secondary component of total remuneration and does not contribute to excessive risk-taking as its collective part is rather substantial and the levels of variable reward are moderate in comparison to regulatory thresholds and the private sector.  Since 2010, at Group level, individual variable rewards have been limited to a maximum of 35% of an employee’s annual salary (for the net performance award over the gross annual base salary, or the equivalent of about 60% if calculated as the gross performance award over the gross annual base salary).  The variable remuneration budget is approved by the Board of Directors on an annual basis. It amounts to a limited proportion of the overall staff budget available for the respective calendar year, and thus does not limit the Bank’s ability to maintain a sound capital base. The size of the variable remuneration is directly linked to the  106 These include detailed information on the Committee’s mandate, duties, composition and meetings.  107 The “Director General” title is internally associated with function SC/9.  108 The “Director” title is internally associated with function SC/8.  109 The “Senior Management Cadre“ at the EIF is internally associated with function SC/8.

 Remuneration | 137  Bank’s overall performance, as measured against the organisation’s Key Performance Indicators110 (KPIs), which are also linked to the Group’s Risk Appetite Framework (RAF). Should the Bank’s KPIs remain below a set target, variable pay could be either reduced or fully suspended for the respective performance year.  Furthermore, at Group level, the variable remuneration is consistent with the performance levels assessment at year-end at individual level and can be withheld in case of low performance. Low performance is defined as failing to meet the required expectations related to objectives and/or competencies.  Moreover, the restrictions on the payment of variable remuneration in the context of capital conservation measures are applicable to the EIB under the BBP framework: “MDA” and “L-MDA” related regulatory requirements apply to the EIB, as BBP, in respect of the payment of variable remuneration. It should be noted that current Group RAF triggers are above the MDA and L-MDA thresholds. Furthermore, other management actions and/or recovery options are to be considered even before any hypothetical breach in line with the Group Recovery Plan.  The EIB Group promotes equal treatment of staff members through the maintenance of a single salary spine for all employees and the consistent application of rules and procedures for all remuneration elements. The objectives of managers in control functions111 are predominantly control objectives and independent from the results of the business area they control, while the remuneration structure for all staff also applies to staff in control functions.  The EIB Group remuneration policies and structure are compliant with the principle of equal pay for female and male employees for equal work or work of equal value as both institutions have had in place, for many years, mechanisms to ensure that staff decisions, including rewards, are gender neutral.  Furthermore, the EIB Group calculates and reports to the governing bodies the Key Risk Indicator (KRI) “Equal Pay”. This indicator measures the average difference between the remuneration of women and men for equal work or work of equal value. As part of the Group’s Risk Appetite Framework, the indicator also provides an early warning in case of an unexplained increase observed by the EIB and/or the EIF. The outcome of the assessments has shown that the existing pay gap is statistically insignificant.  Performance-related awards are provided to eligible staff members in the form of a one-off annual cash payment. They consist of two components:  the Bank Award, rewarding collective performance; and  the Individual Award, rewarding individual performance.  Similarly, the EIF remuneration structure makes a clear distinction between fixed and variable remuneration and provides a cap for variable versus fixed remuneration, in line with the regulatory requirements. Variable remuneration at the EIF includes payments depending on performance. The overall variable remuneration pool is dependent on the EIF’s overall performance in terms of its policy objectives and the generation of an appropriate return on its resources. 100% of both policy and financial objectives will deliver the full award pool budgeted in the EIF Corporate Operational Plan (COP)112. In line with the EIB approach, performance-related rewards at the EIF consist of a Fund Award and an Individual Award.  At the EIF, in line with the relevant regulatory requirements, particular attention is paid to avoid incentive elements in variable compensation that may induce behaviours not aligned with the EIF’s risk appetite. The EIF Remuneration Framework is risk-aligned and consistent with the maintenance of a sound capital base. Following the EIB’s approach, the variable remuneration at the EIF is directly linked to the EIF’s overall performance, and measured against the organisation’s KPIs, which are also linked to the Group Risk Appetite Framework.  Neither the EIB nor the EIF grant other types of variable remuneration, such as long-term incentive plans, guaranteed variable remuneration or retention bonuses. In addition, due to the EIB’s and EIF’s nature, strategy and business model, several regulatory requirements (such as pay-out in instruments and shareholding requirements) are not relevant to the Group. Similarly, and due to the annual bonus structure, regulatory requirements such as malus, clawback and deferrals are not applicable at the EIB Group. Further, the Group has  110 The full set of the Bank’s KPIs is provided in the EIB Group Operational Plan available on the EIB website.  111 The control functions at the EIB are defined in the “Remuneration Framework” as the Group Risk and Compliance Directorate, and the Internal Audit Department. At the EIF, the control functions comprise the Risk Management Department, including Compliance, and the  EIB Internal Audit, acting under a service level agreement and pursuant to the EIBG Internal Audit Charter.  112 The EIF Corporate Operational Plan is available on the EIF website.

 138 | December 2023 EIB Group Risk Management Disclosure Report  no commitment to provide any type of severance payment to its Identified Staff as defined by the relevant regulatory requirements.  14.2 EIB Group remuneration data  The content of this section is based on the qualitative and quantitative remuneration disclosure requirements outlined in Article 450 of the amended CRR.  Remuneration of Identified Group Staff  Following the self-assessment process, the EIB Group identified 12 members of the Management function (10 MC members at the EIB and the Chief Executive and Deputy Chief Executive at the EIF) and 85 Directors General, Directors and Senior Management Cadre as Identified Staff for the financial year 2023. The remuneration of the MC members is set by the Board of Governors and does not include any variable component. The emoluments of the members of the MC (President and Vice-Presidents of the EIB) are aligned with those of the President and Vice-Presidents of the European Commission respectively. As such, any decisions taken in regard to the establishment of the remuneration principles have no impact on their remuneration.  The remuneration structure of the EIB Directors General and Directors, who are members of the senior management of the Bank, follows the remuneration structure applicable to all staff (fixed remuneration, allowances, benefits and variable remuneration).  The fixed and variable remuneration of the EIF Chief Executive and the Deputy Chief Executive are set by the EIF Board of Directors. The remuneration of the EIF Senior Management Cadre follows the remuneration structure applicable to all staff, following the Group approach.  The remuneration of the Identified Staff is detailed in the tables below.

Template EU REM1 - Remuneration awarded for the financial year

The template below displays the remuneration structure of Identified Staff (staff who have an impact on the institution's risk profile). Following the self-assessment process, the EIB Group identified 12 members of the Management function (10 MC members at the EIB and the Chief Executive and Deputy Chief Executive at the EIF) and 85 Directors General, Directors and Senior Management Cadre as Identified Staff for the financial year 2023.

			a	b	c	d
Amounts are in EUR thousand, unless otherwise indicated			**MB Supervisory function**	**MB Management function**	**Other senior management**	**Other identified staff**
1	**Fixed remuneration**	**Number of identified staff**	**-**	**12**	**85**	**-**
2		**Total fixed remuneration**	**-**	**3,544**	**20,297**	**-**
3		Of which: cash-based	-	3,544	20,297	-
4		(Not applicable in the EU)				
EU-4a		Of which: shares or equivalent ownership interests	-	-	-	-
5		Of which: share-linked instruments or equivalent non-cash instruments	-	-	-	-
EU-5x		Of which: other instruments	-	-	-	-
6		(Not applicable in the EU)				
7		Of which: other forms	-	-	-	-
8		(Not applicable in the EU)				
9	**Variable remuneration**	**Number of identified staff**	**-**	**12**	**85**	**-**
10		**Total variable remuneration**	**-**	**256**	**5,875**	**-**
11		Of which: cash-based	-	256	5,875	-
12		Of which: deferred	-	-	-	-
EU-13a		Of which: shares or equivalent ownership interests	-	-	-	-
EU-14a		Of which: deferred	-	-	-	-
EU-13b		Of which: share-linked instruments or equivalent non-cash instruments	-	-	-	-
EU-14b		Of which: deferred	-	-	-	-
EU-14x		Of which: other instruments	-	-	-	-
EU-14y		Of which: deferred	-	-	-	-
15		Of which: other forms	-	-	-	-
16		Of which: deferred	-	-	-	-
17	**Total remuneration (2 + 10)**		**-**	**3,801**	**26,172**	**-**

Remuneration | 139

Template EU REM5 - Information on remuneration of staff whose professional activities have a material impact on the institution's risk profile (Identified Staff)

The template below splits the total remuneration of Identified Staff by business lines and type of remuneration (fixed vs. variable) for the financial year 2023. The "Investment banking" category is the most similar activity to that of the Group and includes staff in FI, OPS, GLO, PJ, PMM Directorates and corresponding EIF business lines. The "Corporate functions" category includes staff in the GCS, HR, FC, IG, JU, MC and SG Directorates and EIF equivalent functions. The "Independent internal control functions" category includes staff in the GR&C and IA Directorates.

		a	b	c	d	e	f	g	h	i	j
		Management body remuneration			**Business areas**						
	Amounts are in EUR thousand, unless otherwise indicated	**MB Supervisory function**	**MB Management function**	**Total MB**	**Investment banking**	**Retail banking**	**Asset management**	**Corporate functions**	**Independent internal control functions**	**All other**	**Total**
1	**Total number of identified staff**										**97**
2	Of which: members of the MB	-	12	12							
3	Of which: other senior management				42	-	-	34	9	-	
4	Of which: other identified staff				-	-	-	-	-	-	
5	**Total remuneration of identified staff**	**-**	**3,801**	**3,801**	**13,433**	**-**	**-**	**9,826**	**2,913**	**-**	
6	Of which: variable remuneration	-	256	256	2,998	-	-	2,231	647	-	
7	Of which: fixed remuneration	-	3,544	3,544	10,435	-	-	7,595	2,266	-	

140 | **December 2023 EIB Group Risk Management Disclosure Report**

 Remuneration | 141  Remuneration of members of the management and supervisory function  The compensation of the EIB’s and the EIF’s governing bodies is defined by their respective governance framework. Compensation of members of the governing bodies is composed of fixed allowances, fees or indemnities payable for their attendance at meetings and aiming to cover expenses related to such.  The members of the Board of Governors receive no remuneration from the Bank. Likewise, the EIF General Meeting is a non-remunerated governing body.  The remuneration of the members of the EIB Board of Directors is composed of a fixed attendance allowance, for each meeting day in which they participate, and a flat-rate subsistence allowance, to cover expenses if they have to stay overnight at the place of the meeting. The attendance allowance corresponds to EUR 600. The flat- rate subsistence allowance corresponds to EUR 250 for each hotel night. The Bank also reimburses their travel expenses in respect of their attendance at meetings. The attendance allowance amount has been kept constant in nominal terms (no increase for inflation) since 2002.  The remuneration of the members of the EIF Board of Directors consists of an attendance fee of EUR 300 per meeting, a flat-rate daily allowance of EUR 220 to cover expenses, and the reimbursement of travel expenses.  The EIB Audit Committee (“AC”) members do not receive remuneration from the Bank. For each meeting of the AC that they attend, members and observers of the AC receive a daily attendance emolument of EUR 1,500 a day. The Bank pays a flat-rate subsistence allowance of EUR 250 in addition to the reimbursement of travel expenses incurred by individual AC members. The members of the AC do not receive a bonus and are not paid for preparation times between the meetings.  The remuneration of the members of the EIF Audit Board consists of an attendance fee of EUR 1,500 per meeting, a flat-rate daily allowance of EUR 220 to cover expenses, and the reimbursement of travel expenses.  The remuneration of the EIB’s MC members is disclosed under the “Identified Staff” sub-section.

 142 | December 2023 EIB Group Risk Management Disclosure Report  Appendix  Appendix I - Overview of the EIB Group  EIB  The European Investment Bank was created by the Treaty of Rome in 1958 as the long-term lending institution of the European Union (‘EU’). The EIB enjoys legal personality and financial autonomy and is endowed with its own decision-making bodies. The EIB’s Statute is drawn up as a Protocol (No 5) annexed to the Treaty on European Union (‘TEU’) and the Treaty on the Functioning of the European Union (‘TFEU’). In accordance with Article 51 TEU, it forms an integral part of both Treaties.  In accordance with its statutory framework, the mission of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. To achieve this, the EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. Due to the particular nature of the EIB, its mission and its shareholder structure, there are a number of key aspects that differentiate the EIB from commercial banks:  Governance  Under its Statute the EIB is governed by a three-layer structure: the BoG, the BoD and the MC.  Supervision  The EIB is neither subject to requirements for an authorisation nor supervised by an external supervisory banking authority, and consequently is not subject to an SREP. Notwithstanding, the Bank is committed through its Statute to conform to BBP applicable to it, which includes adherence to relevant EU banking legislation and guidelines, assessed pursuant to the criteria set out in the BBP Guiding Principles. Fully respecting its statutory framework and duly considering its mission and mandate, the EIB determines which and how the BBP requirements apply to it, on an individual as well as on a consolidated basis. The AC, as part of its statutory duties, is required to verify, and report to the Board of Governors that the activities of the Bank conform to best banking practice applicable to it. The EIB has adopted a framework for implementing an internal and specific review and evaluation process (the “EIB REP”) for which the Audit Committee is responsible. This process has been framed by the EIB’s Review and Evaluation Guiding Principles, complemented by implementing rules and a methodology specific to the EIB Group. Overall, this framework is based on the EBA’s Guidelines on the Supervisory Review and Evaluation Process, while considering the EIB’s specific nature, policy mission, specific tasks and governance structure. The EIB REP supports the Audit Committee in its role to verify that the EIB complies with applicable BBP.  Public policy-driven, operating on a non-profit-making basis  The EIB differs considerably from commercial banks in that its activity is driven by public policy objectives and it operates on a non-profit-making basis, as specified in Article 309 TFEU. As such, the Bank does not have a specific statutory target for return on equity, but rather aims at generating an income that shall enable it to meet its obligations, cover its expenses and risks and build up a reserve fund.  Taxation  The EIB is not subject to national taxation and benefits from the provisions of the Protocol on Privileges and Immunities annexed to the EU Treaties (Protocol No 7).  Financial protection and preferred creditor status  The principle of supremacy of EU primary law and the principle that the property of the EIB shall be exempt from all forms of requisition and expropriation, as enshrined in the EIB Statute, are deemed to guarantee a full recovery of the EU sovereign exposures on maturity. This financial protection and the benefit of the preferred creditor status result in no credit risk or impairment loss from Member States Sovereign exposures are therefore not taken into account for the purposes of determining the EIB’s capital requirements. However, similarly to other creditors, the EIB is bound by the majority decision based on collective action clauses included in debt instruments issued by EU sovereigns.

 Appendix | 143  Mandate business  The EIB originates business on its own risk, and to a lesser extent, through a risk-sharing mechanism by which a third party - the mandator - provides credit enhancement to the EIB or on behalf of third parties at their own risk.  Shareholder structure  The EIB’s shareholders comprise all EU Member States, which in addition to paid-in capital also commit to providing additional capital to such extent as may be required for the Bank to meet its obligations, upon the request of the EIB (callable capital).  Accounting standards  The EIB uses the EU Accounting Directives for its standalone statutory and consolidated financial statements. Consolidated financial statements are also prepared in accordance with the International Financial Reporting Standards as adopted by the European Union.  EIF  The EIF was established in 1994 by decision of the Board of Governors of the EIB, with legal personality and financial autonomy.  The EIF is a specialist provider of risk finance to small and medium-sized enterprises (‘SMEs’). It develops and implements equity and debt financial instruments which respond to the current financing needs of European businesses.  Similarly to the EIB, there are a number of important aspects that differentiate the EIF from commercial players. The following elements apply to the EIF:  Governance  Under its Statutes the EIF is also governed by a three-layer structure: the General Meeting, the Board of Directors and the Chief Executive.  Supervision  The EIF is not subject to prudential supervision but is committed through its Statutes to base its activities on sound banking principles or other sound commercial principles, as applicable. The EIF Audit Board is responsible for the annual audit of the EIF and it shall confirm that EIF operations have been carried out in compliance with its Statutes and Rules of Procedure. As from 2023, the remit of the Audit Board extends to monitoring and verifying compliance as concerns the application of sound banking principles or other sound commercial principles and practices as applicable to the EIF.  Public policy-driven organisation  The EIF differs from commercial players in that its task is to contribute to the objectives of the European Union. The level of remuneration or other income sought by the EIF shall be determined in such a way as to reflect risks incurred, cover operating expenses, establish necessary reserves and generate an appropriate return on its resources.  Taxation  The EIF is not subject to national taxation and benefits from the Protocol on Privileges and Immunities of the European Union annexed to the TFEU (Protocol No 7).  Financial protection and preferred creditor status  In line with the EIB, the EIF’s specific status under EU law is deemed to guarantee a full recovery of the EU sovereign exposures on maturity. The EIF’s exposures to the EU Member States are deemed to benefit from the EIF’s preferred creditor status and are therefore treated as posing no risk of loss to the EIF. However, similarly to other creditors, the EIF is bound by the majority decision based on collective action clauses included in debt instruments issued by EU sovereigns.

 144 | December 2023 EIB Group Risk Management Disclosure Report  Mandate business  The EIF finances part of its operations out of its own resources. In addition, the EIF may accept the task of administering resources entrusted to it by third parties (mandates). The majority of the EIF’s operations are currently funded under mandates governed by specific mandate agreements. Under such mandates, the EIF deploys financial instruments in the form of cash investments, guarantees or other forms of credit enhancement.  Shareholder structure  The EIF’s shareholders comprise the EIB (59.8%), the European Union (29.7%), and financial institutions (10.5%). The EIF’s shareholders have committed to provide additional capital (up to 80% of the par value of each share - callable capital) in addition to paid-in capital upon request by the EIF General Meeting and to the extent required for the EIF to meet its liabilities towards its creditors.  Accounting standards  The EIF statutory financial statements are prepared in accordance with IFRS as adopted by the European Union.

 Appendix | 145  15.2 Appendix II - Abbreviations  ABS Asset-Backed Securities  AC Audit Committee  ALCO Assets & Liabilities Committee  ALM Asset and Liability Management  AMA  Advanced Measurement Approach (for operational risk): one of the regulatory approaches available to banks to quantify required capital for operational risk. The AMA is expected to be replaced by the standardised approach for operational risk, which is expected to enter into force from January 2025 as part of the CRR III.  ASF  Available Stable Funding (ASF): amount of liabilities and own funds calculated as per Article 428i et seq. of the Capital Requirements Regulation.  AT1  Additional Tier 1 (Capital): one of the three elements composing regulatory own funds (together with the CET1 and T2). AT1 is composed of Additional Tier 1 items calculated as per Article 61 of the Capital Requirements Regulation.  AVA  Additional value adjustments (AVA) are regulatory deductions from a bank's regulatory own funds due to its assets measured at fair value.  BBP  Best Banking Practice  BPV  Basis Point Value  BPV sensitivity  BPV sensitivity shows the change in the net present value (NPV) of interest rate-sensitive instruments/portfolios due to a 1 basis point increase in the interest rate curves (shifting both pricing and discounting curves).  BCBS  Basel Committee on Banking Supervision  BCL  Banque Centrale du Luxembourg  BIC  The Business Indicator Component (BIC) is a parameter used as part of the standardised approach for operational risk. This parameter is calculated by multiplying the business indicator (financial statement-based proxy for operational risk) by a set of regulatory determined marginal coefficients.  BoD  Board of Directors  BoG  Board of Governors  CBR  Climate Bank Roadmap  CCBR  Cross-Currency Basis Risk  CCF  Credit conversion factor: ratio of the currently undrawn amount of a commitment that could be drawn as per Article 4(1)(56) of the CRR, and which is used to convert part of the unused part of credit facilities and other off-balance sheet items into exposure at default amount.  (Q)CCP  (Qualifying) Central Counterparty (CCP) are financial institutions that facilitate trading of derivatives and equity products between counterparties, by becoming the buyer to every seller and the seller to every buyer, in order to reduce the risk in the contracts traded. A qualifying CCP is a CCP as defined by Article 4(1)(88) of the CRR and by Article 2(1) of Regulation (EU) 648/2012.  CCR  Counterparty Credit Risk (CCR) is the risk that the counterparty (usually of an over-the-counter derivatives transaction or securities financing transaction) defaults before the final settlement of the transaction’s cash flows, creating an economic loss for the institution.  CCS  Cross-Currency Swaps are contracts that involve the exchange of notional in two different currencies at the beginning and at the end of the swap, and the exchange of floating rates during the contract term.  CEF  The Connecting Europe Facility (CEF) is an EU programme to support the development of high-performing, sustainable and efficiently interconnected trans-European networks in the fields of transport, energy and digital services.  CET1  Common Equity Tier 1 (CET1) capital is one of the three elements composing regulatory own funds (together with the AT1 and T2). CET1 is composed of the CET1 items representing the highest quality of regulatory capital, absorbing losses immediately when they occur and calculated as per Article 50 of the Capital Requirements Regulation.  CIUs  Collective Investment Undertakings , as defined in Article 4(1)(7) of the Capital Requirements Regulation.  COP  EIF Corporate Operational Plan, available on the EIF website.  CRCF  Credit Risk Control function  CRD  Capital Requirements Directive or Directive 2013/36/EU of the European Parliament and of the Council, as amended from time to time.  CRR  Capital Requirements Regulation or Regulation (EU) No 575/2013 of the European Parliament and of the Council, as amended from time to time.  CRGs  Credit Risk Guidelines  CRM  Credit Risk Mitigation (CRM) are techniques used by banks to mitigate credit risk, as defined in Article 4(1)(57) of the CRR.  CSA  Credit Support Annex (CSA) is a legal document annexed on a voluntary basis to an ISDA Master Agreement which defines the terms and conditions under which collateral is posted to mitigate counterparty credit risk.  CSD  Central Securities Depositories (CSD) are entities operating a securities settlement system and are responsible for the registration and safekeeping of securities as defined in Article 2(1)(1) of Regulation (EU) No 909/2014 of the European Parliament and of the Council of 23 July 2014, as amended from time to time.

 146 | December 2023 EIB Group Risk Management Disclosure Report  CSRBB  Credit spread risk from the banking book (referred to in the CRD as credit spread risk arising from non-trading book activities)113  CVA  Credit Value Adjustment (CVA) reflects the current market value of the credit risk of the counterparty to the institution as provided for under Article 381 of the CRR.  DBO  Defined benefit obligations (DBO) represent the present value of the pension benefits earned by EIB/EIF’s employees.  DPO  Data Protection Officer  EAD  Exposure at default (EAD) is the estimated amount owed by an obligor/borrower at the time of default.  EBA  European Banking Authority  EBRD  European Bank for Reconstruction and Development  EC  European Commission  ECB  European Central Bank  EEPE  Under the Internal Model Method, institutions shall calculate their exposure value to counterparty credit risk taking into consideration their Effective Expected Positive Exposure (EEPE), a measure of the expected increase in the exposure value of the contract over a horizon of maximum one year.  EFSD+  European Fund for Sustainable Development Plus  EFSI  The European Fund for Strategic Investments (EFSI) is the core of the Investment Plan for Europe, aimed at boosting long-term economic growth and competitiveness in the European Union.  EGF  The Pan-European Guarantee Fund, set up the by EIB Group and backed by 22 Member States, is designed to help businesses weather the economic impact of COVID-19 and support innovation and transformation. The EGF is part of the EUR 540 billion EU recovery package agreed in 2020 by EU leaders. It is the largest crisis mechanism that the EIB Group has put on the market, enabling immediate impact.  EIB  European Investment Bank  EIBG  European Investment Bank Group  EIF  European Investment Fund  EIG  Equity Investments and Guarantees Department  EL  Expected Loss is the ratio of the amount expected to be lost on an exposure from a potential default of a counterparty or dilution over a one-year period over the amount outstanding at default, as defined in Article 5 (3) of the CRR.  ELM  External Lending Mandate: strategic instrument, based on a guarantee from EU budget resources, through which the European Union supports investments in partner countries.  ESG  Environmental, Social, Governance  ESMA  European Securities and Markets Authority  EU  European Union  EU4U  EU for Ukraine  EU-AD  EU Accounting Directives: Directive 2013/34/EU of the European Parliament and of the Council of 26 June 2013 on the annual financial statements, consolidated financial statements and related reports of certain types of undertakings, amending Directive 2006/43/EC of the European Parliament and of the Council and repealing Council Directives 78/660/EEC and 83/349/EEC Text with European Economic Area (EEA) relevance, as amended from time to time.  EVE  The Economic Value of Equity (EVE) is one of the metrics commonly used to monitor Interest Rate Risk in the Banking Book. It is calculated as the difference between the present value of all asset and liabilities as well as off-balance sheet items in the banking book, excluding own equity.  EWS  Early Warning Signals (EWS) are internal indicators intended to allow for the early detection and prevention of deteriorating credit quality of counterparties or counterparties presenting higher risk characteristics requiring more enhanced monitoring.  FRGs  Financial Risk Guidelines  FSR  Funding Spread Risk  FX  Foreign Exchange  GCCO  Group Chief Compliance Officer  GCFP  The Group Contingency Funding Plan (GCFP) defines the escalation procedures and course of actions in the event of a liquidity crisis within the EIB Group.  GCRO  Group Chief Risk Officer  GCSP  Group Capital Sustainability Policy  GEMs  Global Emerging Markets  GLO  EIB Global  GLR  The General Loan Reserve (GLR) is one of the Bank's two notional reserves (together with the Special Activities Reserve, or SAR), which covers expected losses resulting from the EIBG’s loan and guarantee portfolio.  GMRA  Global Master Repurchase Agreement (GMRA) is a model legal agreement designed for parties transacting repos and is published by the International Capital Market Association (ICMA). This agreement allows for netting of amounts due under transactions governed by different agreements, often including one or more GMRAs.  GRMC  Group Risk Management Charter  113 EBA/GL/2022/14.

 Appendix | 147  GRMDR  Group Risk Management Disclosure Report  GRMF  Group Risk Management Framework  GR&C  Group Risk and Compliance Directorate  Group RP  Group Recovery Plan  G-SIB  Global Systemically Important Banks (G-SIBs) are financial institutions that can cause a significant disruption to the financial or economic system in case of default due to their size, complexity and inter-dependence with other institutions, as defined by Article 3 of the CRD.  GWWR  General Wrong-Way Risk (GWWR) is the risk that arises from a situation in which there is a high (positive) correlation between the probability of default of a counterparty and general market risk factors affecting the exposure to that counterparty. This includes, for example, fluctuations in interest rates which, in the context of derivative transactions (such as interest rate swaps), would lead to an increase in the value of the derivatives but also to a decrease of the counterparty's credit worthiness (due to the increased liability).  HQLA  High-Quality Liquid Assets (HQLA) are assets of high liquidity and credit quality that can be easily and immediately converted into cash without significant loss of value, and which are part of the liquidity buffer as per Article 6 of Regulation (EU) No 2015/61 of 10 October 2014, as amended from time to time.  IA  Internal Audit  ICAAP  Internal Capital Adequacy Assessment Process: core internal risk management processes for institutions to assess and maintain on an ongoing basis the amounts, types and distribution of internal capital that they consider adequate to cover the nature and level of the risks to which they are or might be exposed.  ICF  Internal control framework  ICT  Information and Communications Technology  IFRS  International Financial Reporting Standards  IG  Inspectorate General Directorate  IIW  The Infrastructure and Innovation Window (IIW) is one of the two components (together with the SME Window) of the European Fund for Strategic Investments (EFSI).  ILAAP  Internal Liquidity Adequacy Assessment Process: core internal risk management processes and systems for the identification, measurement, management and monitoring of liquidity risk over an appropriate set of time horizons and management and monitoring of funding positions, so as to ensure that institutions maintain adequate levels of liquidity buffers and adequate funding.  ILM  The Internal Loss Multiplier Regulatory (ILM) is a regulatory scaling factor used as part of the standardised approach for operational risk. This factor is based on a bank’s average historical losses and the Business Indicator Component ('BIC').  IMA  The Internal Model Approach (IMA) is one of the regulatory approaches available to banks to quantify the required capital for market risk. This approach enables banks to use their own risk parameters to calculate a value at risk (VaR).  IMM  The Internal Model Method (IMM) is one of the regulatory approaches available to banks to quantify required capital for counterparty credit risk. This approach enables banks to use their own risk parameters to quantify the required amount of capital for counterparty credit risk, subject to the explicit approval of their respective supervisors.  IRB (A-IRB and F-IRB) The Internal Ratings Based (IRB) approach is one of the regulatory approaches available to banks to quantify the required capital for credit risk. This approach enables banks to use their own risk parameters to quantify the required amount of capital for credit risk, subject to the explicit approval of their respective supervisors. The difference between the Advanced and Foundation IRB (A-IRB and F-IRB) lies in the type of parameters modelled by banks, notably under the F-IRB, LGDs are not modelled.  IRC Investment & Risk Committee  IRM Internal Rating Methodology  IRMMC Internal Rating Models Maintenance Committee  IRRBB  Interest Rate Risk in the Banking Book: the current and prospective risk of a negative impact on the institution’s economic value of equity or net interest income, taking market value changes into account as appropriate, which arise from adverse movements in interest rates affecting interest rate-sensitive instruments, including gap risk, basis risk and option risk 114.  IRS  Interest Rate Swaps are interest rate derivatives where a counterparty exchanges interest at a predetermined fixed rate against interest at a floating rate on a pre-determined notional. The floating rate is tied to an interest rate market index in the leg currency and corresponding to the payment frequency (for example, 3 months Euribor), and resets at the beginning of the calculation period. The swap has two legs: one fixed leg and one floating leg. When both legs are floating, it is referred to as a basis swap.  ISDA  International Swaps and Derivatives Association  ITS  Implementing Technical Standards  KPI  Key Performance Indicator  LCR  The Liquidity Coverage Ratio (LCR) is a regulatory liquidity metric that aims to ensure that institutions maintain levels of liquidity buffers which are adequate to face any possible imbalance between liquidity inflows and outflows under severely stressed conditions over a period of 30 days, as provided for under Article 412(1) of the CRR.  LGD  Loss Given Default (LGD) is the ratio of the loss on an exposure due to the default of a counterparty as defined under Article 4(1)(55) of the CRR.  114  EBA GL/2022/14.

 148 | December 2023 EIB Group Risk Management Disclosure Report  LoD  Line of defence  LTA  The Look-through approach (LTA) is one of the regulatory approaches available to banks to calculate risk-weighted exposure amounts of CIUs. This approach enables banks, under certain conditions, to look through to the individual underlying exposures of a CIU to calculate the risk-weighted exposure amount of the CIU, risk weighting all underlying exposures of the CIU as if they were directly held by those banks, as provided for under Article 132a(1) of the CRR.  MBA  The Mandate-based approach (MBA) is one of the regulatory approaches available to banks to calculate risk-weighted exposure amounts of CIUs. This approach enables banks, if they do not have sufficient information about the individual underlying exposures of a CIU, to calculate the risk weighted exposure amount of those exposures in accordance with the limits set in the CIU's mandate and relevant law as per Article 132a(2) of the CRR.  MC  Management Committee  MDA  Maximum Distributable Amount (MDA) is the maximum amount that can be distributed by a bank as variable payment (such as to shareholders, holders of AT1 instruments or staff) to avoid depletion of Common Equity Tier 1 capital below the level of the combined buffer requirements as per Article 141 of the CRD.  MDB  Multilateral Development Bank  MIR  Minimum internal rating  MRC  Model Risk Committee  MREL  The minimum requirement for own funds and eligible liabilities (MREL) set by resolution authorities to ensure that banks maintain at all times sufficient eligible instruments to facilitate the implementation of the preferred resolution strategy, aimed at preventing a bank’s resolution from depending on the provision of public financial support, and thereby ensuring that shareholders and creditors contribute to loss absorption and recapitalisation.  NDICI  Neighbourhood, Development and International Cooperation Instrument: new instrument merging several former EU external financing instruments and aiming to support countries most in need to overcome long-term developmental challenges.  NPE  Non-performing Exposures (NPE) are exposures considered to be non-performing as per Article 47a of the CRR.  NPL  Non-performing loans are loans that qualify as non-performing exposures ('NPE').  NSFR  The Net Stable Funding Ratio (NSFR) is a regulatory liquidity metric that aims to limit overreliance on short-term wholesale funding and encourages better assessment of funding risk across all on- and off-balance sheet items, promoting funding stability. The NSFR is calculated as per Article 428b of the CRR  OCCO  Office of the Chief Compliance Officer  OP  Operational Plan  OPS  Operations Directorate  ORM  Operational Risk Management  ORMF  Operational Risk Management Framework  OTC  Over-the-counter (OTC) contracts are derivatives contracts traded and negotiated directly between two parties (without going through an exchange). OTC derivatives also include transactions with central counterparties where contracts are based on novation.  PATH  Paris Alignment for Counterparties  PCS  Preferred creditor status: for a sovereign debtor, status which creditors (clubs) grant to international financial organisations, by which they may enjoy a more favourable treatment than bilateral official creditors or commercial creditors in the course of the rescheduling of the sovereign debt (political right).  PD  Probability of default (PD) of a counterparty over a one-year period as defined in Article 4(1)(54) of the CRR.  PJ  Projects Directorate  PPGs  EIB’s Public Policy Goals  PMM  Portfolio Management and Monitoring  PSE  Public Sector Entity  Group RAF  The Group Risk Appetite Framework (RAF) is the overall framework (including policies, processes, limits, control and systems) implemented by banks when establishing their risk appetite, including banks' policies, processes, limits, controls and systems put in place to define, communicate and monitor how much risk they are willing to take on.  Group RAS  The Group Risk Appetite Statement (RAS) is the articulation in written form of the aggregate level and types of risk that a financial institution is willing to accept, or to avoid, in order to achieve its business objectives.  (S)REP  The Bank is not subject to the Supervisory Review and Evaluation Process (SREP) but has put in place a similar internal process, the Review and Evaluation Process (REP), to support the Audit Committee to verify EIB’s adherence with applicable Best Banking Practices.  SSPA  Sub-sovereign public authority  RM  Risk management  RPC  Board Committee on Risk Policy  RSF  The required amount of stable funding (RSF) is calculated in accordance with Articles 428p et seq. of the CRR  RWEA or RWA  Risk-weighted exposure amounts (RWEA) or Risk-weighted amounts (RWA) represent a measure of the risks that a bank is exposed to through its assets and off-balance sheet items.  SA  The new standardised approach (SA) proposed by the BCBS and intended to replace the approaches currently available to banks under the CRR (expected to enter into force from January 2025 as part of CRR III), to quantify required capital for operational risk.

 Appendix | 149  SA-CCR  The Standardised Approach for Counterparty Credit Risk (SA-CCR) is one of the regulatory approaches available to banks to calculate their Exposure at Default (EAD) of derivatives and long-settlement transaction exposure to counterparty credit risk based on the replacement cost and potential future exposure of the transactions.  SAR  The Special Activities Reserve (SAR) is one of the Bank's two notional reserves (together with the General Loan Reserve, or 'GLR'), which covers unexpected losses of operations which are classified as Special Activities.  SEC-ERBA  The Securitisation External Ratings Based Approach (SEC-ERBA) is one of the regulatory approaches available to banks to quantify required capital for securitisation exposures. This approach relies on a formula using as an input the exposure's external credit rating.  SEC-IAA  The Securitisation Internal Assessment Approach (SEC-IAA) is a regulatory approach available to banks to quantify required capital for certain Asset-Backed Commercial Paper transactions. This approach relies on the institutions' internal assessments of the credit quality of the transaction.  SEC-IRBA  The Securitisation IRB Approach (SEC-IRBA) is one of the regulatory approaches available to banks to quantify required capital for securitisation exposures. This approach relies on a formula using as an input the Bank's own risk parameters calculated at the level of the underlying portfolio.  SEC-SA  The Securitisation Standardised Approach (SEC-SA) is one of the regulatory approaches available to banks to quantify required capital for securitisation exposures. This approach relies on a formula using as an input the exposure's underlying portfolio delinquency rates and respective asset classes.  SFT  Securities Financing Transactions (SFTs) are the financial operations listed in Article 4(1)(139) of the CRR such as repurchase transactions (repos), buy-sell back / sell-buy back transactions or margin lending.  SG  Secretariat General  SMEs  Small and medium-sized enterprises, as defined by Commission Recommendation 2003/361.  SRT  Securitisation transactions are considered as meeting the significant risk transfer (SRT) criteria as per Title 2, Chapter 5, Section 2 of the CRR.  SSPE  Securitisation special purpose entities (SSPEs) are corporation trusts or entities, other than a credit institution or an investment firm, organised for carrying out securitisations. The activities of these entities, which are structured to isolate the obligations of the originator institution, are limited to those appropriate to accomplish the objective of the securitisation issuance as per Article 4(1)(66) of the CRR.  STS  Simple, transparent and standardised: technical characteristics applicable to securitisation instruments, which are allowed to use that designation as per Article 18 of Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017, as amended from time to time.  SWWR  Specific Wrong-Way Risk (SWWR) is a risk arising from a situation in which future exposure to a specific counterparty is highly (positively) correlated with the counterparty’s credit quality due to the nature of the transactions with that counterparty. This includes for example, accepting securities issued by a given counterparty (or closely related entity) as collateral to secure a transaction with that same counterparty.  S&P  Standard & Poor’s  T2  Tier 2 (T2) capital is one of the three elements composing regulatory own funds (together with the CET1 and AT1). T2 is made up of T2 items (including T2 instruments complying with the conditions of Article 63 and to the extent of Article 64 of the CRR) calculated as per Article 71 of the CRR.  TBR  Tenor Basis Risk  TEU  Treaty on European Union  TFCD  Task Force on Climate-related Financial Disclosures  TFEU  Treaty on the Functioning of the European Union  TLAC  Total loss-absorbing capacity: regulatory requirement for G-SIBs to hold a sufficient amount of own funds and highly loss-absorbing (enabling a “bail-in”) liabilities to ensure smooth and fast absorption of losses and recapitalisation in the event of a resolution.  UTP  Unlikely To Pay (UTP) is one of the two criteria considered to determine the default of a particular obligor as per Article 178(1) and (3) of the CRR.  VaR  Value at Risk (VaR) is a probabilistic method used to measure the potential loss in value of an asset over a given time period for a given distribution of historical returns and at a given confidence interval.

15.3 Appendix III - CRR Disclosure compliance reference

Article CRR	December 2023 EIB GRMDR Reference	Comment
431. Disclosure requirements and policies		
431(1)	N/A	Publication on the EIB website.
431(2)	N/A	The EIB Group is not formally subject to external supervision.
431(3)	Section 1.1	N/A
431(4)	N/A	General principle covered through the entire report.
431(5)	Section 5.4	N/A
432. Non-material, proprietary or confidential information		
432(1)	Section 2.3	N/A
432(2)	N/A	The EIB Group has not identified information to be omitted for proprietary or confidentiality reasons.
432(3)	N/A	N/A, as 432(2) does not apply.
433. Frequency and scope of disclosures		
433	Section 2.4	N/A
433a. Disclosures by large institutions		
433a(1)(a)	Section 2.4	N/A
433a(1)(b)	Section 2.4	N/A
433a(1)(c)	N/A	This disclosure has been adapted following the EIB BBP procedure (see Section 2.3).
433a(2)(a)	N/A	This derogation is not applicable to the EIB Group.
433a(2)(b)	N/A	This derogation is not applicable to the EIB Group.
433a(3)	N/A	The EIB Group is not subject to Article 92a or 92b.
433b. Disclosures by small and non-complex institutions		
433b	N/A	The EIB Group is not a small and non-complex institution.
433c. Disclosures by other institutions		
433c	N/A	The EIB Group is not an "other" institution as per Article 433c.
434. Means of disclosures		
434(1)	N/A	General principle (no specific disclosure requirement per se).
434(2)	N/A	General principle (no specific disclosure requirement per se).
434a. Uniform disclosure formats		
434a	N/A	Requirement applicable to the EBA.
435. Disclosure of risk management objectives and policies		
435(1)(a)	Sections 3.1, 5.1, 6, 9.1, 10, 11 and 12	N/A
435(1)(b)	Sections 3.1, 5.1, 6, 9.1, 10, 11 and 12	N/A
435(1)(c)	Sections 3.1, 5.1, 6, 9.1, 10, 11 and 12	N/A
435(1)(d)	Sections 3.1, 5.1, 6, 9.1, 10, 11 and 12	N/A
435(1)(e)	Section 1.1	N/A
435(1)(f)	Sections 1.2, 1.3, 2.2 and 3.2	N/A
435(2)(a)	Section 3.3	N/A

150 | December 2023 EIB Group Risk Management Disclosure Report

Article CRR	December 2023 EIB GRMDR Reference	Comment
435(2)(b)	Section 3.3	N/A
435(2)(c)	Section 3.3	N/A
435(2)(d)	Section 3.3	N/A
435(2)(e)	Section 3.2	N/A
436. Disclosure of the scope of application		
436(a)	Section 1	N/A
436(b)	N/A	Template EU LI1 is not disclosed (non-availability due to ongoing data implementations).
436(c)	N/A	Template EU LI1 is not disclosed (nonavailability due to ongoing data implementations).
436(d)	N/A	Template EU LI2 is not disclosed (non-availability due to ongoing data implementations).
436(e)	Section 4.2	Template EU PV1.
436(f)	N/A	The EIF's shareholders comprise the EIB, the European Union, and financial institutions. Together, the EIB and the European Union are committed to holding more than 88% of the shares in the EIF's capital. The EIF's members have committed themselves to provide additional capital (up to 80% of the par value of each share – callable capital) in addition to paid-in capital upon request by the EIF General Meeting and to the extent required for the EIF to meet its liabilities towards its creditors.
436(g)	N/A	All subsidiaries are fully consolidated.
436(h)	N/A	The EIB Group does not make use of the derogation described in Article7 or the individual consolidation method specified in Article 9 of the CRR.
437. Disclosure of own funds		
437(a)	Section 4.2	Templates EU CC1 and EU CC2.
437(b)	Section 4.2	Template EU CCA.
437(c)	Section 4.2	Template EU CCA.
437(d)	Section 4.2	
437(e)	Section 4.2	
437(f)	Section 4.2	
437a. Disclosure of own funds and eligible liabilities		
437a	N/A	This disclosure has been adapted following the EIB BBP procedure (see Section 2.3).
438. Disclosure of own funds requirements and risk-weighted exposure amounts		
438(a)	Section 3.2	N/A
438(b)	Section 1.2	Template EU KM1.
438(c)	N/A	In line with the Statute, the EIB is neither subject to requirements for an authorisation nor supervised by any external supervisory banking authority.
438(d)	Section 4.1	Template EU OV1.
438l	Section 5.5	Template EU CR10.
438(f)	N/A	The EIB Group has no participation in insurance companies.
438(g)	N/A	The EIB Group is not part of a financial conglomerate.
438(h)	N/A	• Template EU CR8 is not disclosed (non-availability due to ongoing data implementations). • Template EU CCR7: The EIB Group does not use the Internal Model Method (IMM) for calculating counterparty credit risk (CCR) capital charge. • Template EU MR2-B: The EIB Group does not use the Internal Model Method (IMM) for calculating market risk capital charge.

Appendix | 151

Article CRR	December 2023 EIB GRMDR Reference	Comment
439. Disclosure of exposures to counterparty credit risk		
439(a)	Section 6	N/A
439(b)	Section 6	N/A
439(c)	Section 6	N/A
439(d)	Section 6	N/A
439(e)	N/A	Template EU CCR5 is not disclosed (non-availability due to ongoing data implementations).
439(f)	Section 6	Template EU CCR1.
439(g)	Section 6	Template EU CCR1.
439(h)	Section 6	Template EU CCR2.
439(i)	N/A	Template EU CCR8.
439(j)	N/A	The EIB Group does not make use of credit derivatives.
439(k)	Section 6	Not applicable as the Group is currently not using the Internal Model Method (IMM).
439(l)	Section 6	Template EU CCR4.
439(m)	N/A	The EIB Group does not use the original exposure method nor the simplified standardised approach for counterparty credit risk.
440. Disclosure of countercyclical capital buffers		
440(a)	Section 4.1	Template EU CCyB1.
440(b)	Section 4.1	Template EU CCyB2.
441. Disclosure of indicators of global systemic importance		
441	N/A	This disclosure has been adapted following the EIB BBP procedure (see Section 2.3).
442. Disclosure of exposures to credit risk and dilution risk		
442(a)	Section 5.1	N/A
442(b)	Section 5.1	N/A
442(c)	Section 5.1	Templates EU CQ1, EU CQ4, EU CQ5 & EU CR1. Templates EU CQ2 and EU CQ6 are not disclosed because the EIB Group NPE ratio was below 5% at the end of 2023.
442(d)	Section 5.1	Template EU CQ3.
442(e)	Section 5.1	Templates EU CQ4 and EU CQ5.
442(f)	Section 5.1	Templates EU CR1 and EU CR2.
442(g)	Section 5.1	Template EU CR1-A.
443. Disclosure of encumbered and unencumbered assets		
443	Section 9.5	Templates EU AE1, EU AE2 and EU AE3.
444. Disclosure of the use of the standardised approach		
444(a)	Section 5.3	N/A
444(b)	Section 5.3	N/A
444(c)	Section 5.3	N/A
444(d)	Section 5.3	N/A
444(e)	Section 5.3	Templates EU CR4 and EU CR5.

152 | December 2023 EIB Group Risk Management Disclosure Report

Article CRR	December 2023 EIB GRMDR Reference	Comment
445. Disclosure of exposure to market risk		
445	Section 10	• Templates EU MR1. • Templates EU MR2-A, EU MR3, EU MR4 are not disclosed as the EIB Group does not have a trading book.
446. Disclosure of operational risk management		
446(a)	Section 12	N/A
446(b)	N/A	The EIB Group does not use the Advanced Measurement Approach to operational risk.
446(c)	N/A	The EIB Group does not make partial use of methodologies.
447. Disclosure of key metrics		
447	Section 1.1	Template EU KM1.
448. Disclosure of exposures to interest rate risk on positions not held in the trading book		
448(1)(a)	Section 11	
448(1)(b)	Section 11	Template EU IRRBB1.
448(1)(c)	Section 11	N/A
448(1)(d)	Section 11	N/A
448(1)(e)	Section 11	N/A
448(1)(f)	Section 11	N/A
448(1)(g)	N/A	The EIB Group does not take deposits.
448(2)	Section 11	N/A
449. Disclosure of exposures to securitisation positions		
449(a)	Section 7	N/A
449(b)	Section 7	N/A
449(c)	Section 7	N/A
449(d)	N/A	The EIB Group does not manage or advise entities that invest in own originated securitisations. As shown in template SEC1, the EIBG has exposure to sponsored traditional securitisation structures, in which the Group is part of the securitisation structure and agreement without having any control over the special purpose vehicle.
449(e)	N/A	Not applicable to the EIB Group.
449(f)	N/A	Not applicable to the EIB Group.
449(g)	Section 7	N/A
449(h)	Section 7	N/A
449(i)	N/A	The EIB Group does not use the Internal Assessment Approach.
449(j)	Section 7	• Template EU SEC1. • Template EU SEC2 is not disclosed because the EIB Group does not have a trading book.
449(k)	Section 7	Templates EU SEC3 and EU SEC4.
449(l)	Section 7	Template EU SEC5.
449a. Disclosure of environmental, social and governance risks		
449a	Section 13.3	• Template EU ESG 2 is not disclosed as it is considered not relevant due to the Group's business model. • Templates EU ESG 5-8 are not disclosed (non-availability due to ongoing data implementations).
450. Disclosure of remuneration policy		
450(1)(a)	Section 14.1	N/A

Appendix | 153

Article CRR	December 2023 EIB GRMDR Reference	Comment
450(1)(c)	Section 14.1	N/A
450(1)(d)	Section 14.1	N/A
450(1)(e)	Section 14.1	N/A
450(1)(f)	N/A	Performance-related awards are provided to eligible staff members in the form of one-time annual cash payments.
450(1)(g)	Section 14.2	Template EU REM5.
450(1)(h)	Section 14.2	• Template EU REM1. • Templates EU REM2 and EU REM 3 are not disclosed because the instruments listed under points (iii)-(iv) and (v)-(vii) of Article 450(1) of the CRR are not part of the EIBG remuneration framework.
450(1)(i)	N/A	The EIB Group does not have any staff identified as a high earner as per the CRR definition (individuals remunerated EUR 1 million or more per financial year).
450(1)(j)	N/A	In line with the Statute, the EIB is neither subject to requirements for an authorisation nor supervised by any external supervisory banking authority.
450(1)(k)	N/A	Not applicable to the EIB Group.
450(2)	Section 14	N/A
451. Disclosure of the leverage ratio		
451(1)(a)	Section 8	Template EU LR2.
451(1)(b)	Section 8	• Templates EU LR2 and EU LR3. • Template EU LR1 is not disclosed (non-availability due to ongoing data implementations).
451(1)(c)	Section 8	Template EU LR2.
451(1)(d)	Section 8	N/A
451(1)(e)	Section 8	N/A
451(2)	N/A	Not applicable to the EIB Group.
451(3)	Section 8	Template EU LR2.
451a. Disclosure of liquidity requirements		
451a(1)	Section 9	N/A
451a(2)(a)	Section 9.3	Template EU LIQ1.
451a(2)(b)	Section 9.3	Template EU LIQ1.
451a(2)(c)	Section 9.3	Template EU LIQ1.
451a(3)(a)	Section 9.4	Template EU LIQ2.
451a(3)(b)	Section 9.4	Template EU LIQ2.
451a(3)(c)	Section 9.4	Template EU LIQ2.
451a(4)	Section 9	N/A
452. Disclosure of the use of the IRB approach to credit risk		
452(a)	Section 5.4	N/A
452(b)	Section 5.4	Template EU CR6-A.
452(c)	Section 5.4	N/A
452(d)	Section 5.4	N/A
452(e)	Section 5.4	N/A
452(f)	Section 5.4	N/A
452(g)	Section 5.4	Template EU CR6.

154 | December 2023 EIB Group Risk Management Disclosure Report

Appendix | 155  Article CRR  December 2023 EIB GRMDR Reference  Comment  452(h)  Section 5.4  Template EU CR9.  453. Disclosure of the use of credit risk mitigation techniques  453(a)  Section 5.2  N/A  453(b)  Section 5.2  N/A  453(c)  Section 5.2  N/A  453(d)  Section 5.2  N/A  453(e)  Section 5.2  N/A  453(f)  N/A  Template EU CR3 is not disclosed (non-availability due to ongoing data  implementations).  453(g)  Sections 5.3 and 5.4  Templates EU CR4 and EU CR7-A.  453(h)  Section 5.3  Template EU CR4.  453(i)  Section 5.3  Template EU CR4.  453(j)  Section 5.4  Template EU CR7.  454. Disclosure of the use of the Advanced Measurement Approaches to operational risk  454 N/A  The EIB Group does not use the Advanced Measurement Approache to operational risk.  455. Use of internal market risk models  455 N/A The EIB Group does not have a trading book.

 December 2023  European Investment Bank Group Risk Management Disclosure Report  2024-0038  © European Investment Bank, 06/2024 EN